Exhibit 4.14

EXECUTION VERSION

CO-LENDER AGREEMENT

Dated as of March 29, 2017

by and between

NATIXIS REAL ESTATE CAPITAL LLC

(Senior Noteholder)

and

NATIXIS REAL ESTATE CAPITAL LLC

(Junior Noteholder)

5 Giralda Farms

THIS CO-LENDER AGREEMENT (“Agreement”), dated as of March 29, 2017 by and between NATIXIS REAL ESTATE CAPITAL LLC, a Delaware limited liability company (“Natixis”), having an address at 1251 Avenue of the Americas, New York, New York 10020 (together with its successors and assigns in interest, in its capacity as initial owner of the Senior Note, the “Initial Senior Noteholder”, and in its capacity as the initial agent, the “Initial Agent”), and Natixis, having an address at 1251 Avenue of the Americas, New York, New York 10020 (together with its successors and assigns in interest, in its capacity as initial owner of the Junior Note, the “Initial Junior Noteholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement (as defined herein) Natixis originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to the mortgage loan borrower(s) described on the Mortgage Loan Schedule (the “Mortgage Loan Borrower”), which is evidenced by (a) that certain Promissory Note A in the principal amount of $80,000,000 dated as of January 9, 2017 (the “Original Note A”) and (b) that certain Promissory Note B in the principal amount of $25,000,000 dated as of January 9, 2017 (the “Original Note B” and, together with the Original Note A, the “Original Notes”), and secured by a certain first deed of trust lien (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”); and

WHEREAS, Natixis has elected to amend and restate the Original Notes into two (2) promissory notes as follows: the Amended and Restated Promissory Note A in the principal amount of $45,000,000 (as amended, modified or supplemented, the “Senior Note”) made by the Mortgage Loan Borrower in favor of the Initial Senior Noteholder, and the Amended and Restated Promissory Note B in the original principal amount of $50,000,000 (as amended, modified or supplemented, the “Junior Note”) made by the Mortgage Loan Borrower in favor of the Initial Junior Noteholder; and

WHEREAS, the Initial Senior Noteholder and the Initial Junior Noteholder desire to enter into this Agreement to memorialize the terms under which the Initial Senior Noteholder and the Initial Junior Noteholder are holding the Senior Note and the Junior Note, respectively, in the Mortgage Loan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.     Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Acceptable Insurance Default” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Additional Servicing Expenses” shall mean (a) all property protection advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Securitization Operating Advisor, certificate administrator or fiscal agent pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement; provided that: (i) the aggregate special servicing fee (which fee is payable solely during the period that the Mortgage Loan is specially serviced) shall not exceed 0.25% (or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, then the special servicing fee rate shall be such higher rate as would result in a special servicing fee equal to (x) $3,500 or (y) if the Risk Retention Consultation Party is entitled to consult with the Special Servicer, so long as the Mortgage Loan is specially serviced and during the occurrence of a consultation termination event, $5,000), (ii) the special servicing liquidation fee (or equivalent) shall not exceed 1.00% of the collections made with respect to the Mortgage Loan or any sums received from proceeds from the disposition of the Mortgaged Property or the Mortgage Loan, as the case may be (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate may not exceed the lesser of (x) 3.00% and (y) such lower rate as would result in an aggregate liquidation fee equal to $25,000); and (iii) the special servicing workout fee (or equivalent) shall be equal to the greater of (x) 1.00% of the collections made with respect to the Mortgage Loan while the Mortgage Loan is a performing or Corrected Mortgage Loan and (y) $25,000.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Affiliate” shall mean, with respect to any specified Person any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Master Servicer in its role as “Companion Paying Agent” (or equivalent term) under the Servicing Agreement.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is located at Natixis Real Estate Capital LLC, 1251 Avenue of the Americas, New York, New York 10020, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Appraisal Reduction Amount” shall mean:

(A)      prior to the Securitization Date, after the occurrence of an Appraisal Trigger Event, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the Appraisal Trigger Event occurs and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

(a)       the sum of, without duplication, (i) the outstanding Principal Balance of the Mortgage Loan as of the applicable date of determination, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on the Mortgage Loan through the most recent Due Date prior to the date of determination (exclusive of any portion thereof that represents Default Interest), (iii) all other amounts (excluding principal, default interest, late charges, penalty charges, exit fees, Prepayment Premiums and any similar amounts) due and unpaid with respect to the Mortgage Loan, (iv) all related unreimbursed Advances made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances) payable to) the Master Servicer, the Special Servicer and/or the Trustee with respect to Mortgage Loan, (v) any other unpaid trust fund expenses (excluding any costs that do not relate directly to the Mortgage Loan), and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the Master Servicer or the Special Servicer for such items); over

(b)       an amount equal to the sum of: (i) the excess, if any, of (x) 90% of the Appraised Value of the Mortgaged Property (or REO Property) as determined by the applicable Appraisal or any letter update of such Appraisal, over (y) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the Mortgage Loan; plus (ii) the amount of any Escrow Payments and/or reserve funds held by the Master Servicer or the Special Servicer with respect to the Mortgage Loan, the related Mortgaged Property or any related REO Property that are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents; plus (iii) the amount of any letter of credit constituting additional security for the Mortgage Loan and that may be applied towards the reduction of the principal balance of the Mortgage Loan; plus (iv) the amount of any Threshold Event Collateral then held by the Servicer; and

(B)       from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Appraisal Review Period” shall have the meaning assigned to such term in Section 5(h)(ii).

“Appraisal Trigger Event” shall mean:

(i)         prior to the Securitization Date, the earliest of the date on which the Mortgage Loan: (a) becomes a modified Mortgage Loan following the occurrence of a Servicing Transfer Event, (b) becomes an REO Loan, (c) with respect to which a receiver or similar official is appointed and continues for thirty (30) days in such capacity in respect of the Mortgaged Property, (d) the Mortgage Loan Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for sixty (60) days, (e) any Monthly Payment (other than a Balloon Payment) becomes one hundred twenty (120) days or more delinquent, or (f) the Mortgage Loan Borrower fails to make when due any Balloon Payment and the Mortgage Loan Borrower does not deliver to the Master Servicer or the Special Servicer, on or before the due date of the Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer (and the Master Servicer shall promptly forward such commitment to the Special Servicer) which provides that such refinancing will occur within ninety (90) days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately); and

(ii)        from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Appraised-Out Holder” shall have the meaning assigned to such term in Section 5(h)(i).

“Appraised Value” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CLO Asset Manager” with respect to any Securitization Vehicle which is a CLO, shall mean the entity which is responsible for managing or administering the Junior Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Junior Note).

“Certificate Administrator” shall mean the certificate administrator under the Securitization Servicing Agreement, if any.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Conduit” shall have the meaning assigned to such term in Section 19(g).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(g).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(g).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” means any period, with respect to the Mortgage Loan, if and for so long as:

(a)       (1) the initial Junior Note Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Junior Note after the date of creation of the Junior Note, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to the Junior Note and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to the Junior Note, plus (3) the Threshold Event Collateral then held by the Servicer, is less than

(b)       twenty-five percent (25%) of the remainder of the (i) initial Junior Note Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Junior Noteholder on the Junior Note after the date of creation of the Junior Note.

“Controlling Noteholder” shall mean as of any date of determination (i) the Junior Noteholder, unless a Control Appraisal Period has occurred and is continuing or (ii) if a Control Appraisal Period has occurred and is continuing, the Senior Noteholder; provided that, if the

Junior Noteholder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in the Note of the Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder, a Control Appraisal Period shall be deemed to have occurred with respect to such Junior Noteholder. As of the Closing Date, the Controlling Noteholder will be the Junior Noteholder.

“Corrected Mortgage Loan” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Credit Risk Retention Rule” shall mean the final rule promulgated to implement the credit risk retention requirements under Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (79 F.R. 77601; Pages: 77740-77766), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission and the Department of Housing and Urban Development in the adopting release (79 FR 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Defaulted Loan” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of (a) the Principal Balance of the Senior Note, (b) accrued and unpaid interest thereon at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid Advance Interest Amount, (f) (i) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (ii) if the Senior Note is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Securitization Servicing Agreement with respect to the Senior Note and (g) any Recovered Costs not reimbursed previously to the Senior Note pursuant to this Agreement. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue at the Senior Note Rate on the Senior Note Principal Balance, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Junior Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Depositor” shall mean the Person selected by the Senior Noteholder to create the Securitization Trust.

“Determination Date” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Due Date” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Escrow Payment” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Excluded Information” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term or such other analogous term used in the Servicing Agreement.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Guarantor” shall have the meaning assigned to such term in the Mortgage Loan Documents.

“Initial Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Junior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Noteholders” shall mean, collectively, the Initial Junior Noteholder and the Initial Senior Noteholder.

“Initial Senior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Interest Rate” shall have the meaning assigned to the term “Interest Rate” in the Mortgage Loan Documents.

“Interim Servicing Agreement” shall mean at such time that the Mortgage Loan is not serviced pursuant to the Securitization Servicing Agreement, that certain Servicing Agreement, dated as of March 5, 2003, between Natixis (formerly known as CDC Mortgage Capital Inc.), as owner, and Midland Loan Services, Inc., as servicer; provided that, in the event that a Securitization of the Senior Note has not occurred within sixty (60) days after the date hereof, then the Noteholders will negotiate in good faith and enter into a standalone servicing agreement reasonably acceptable to the Noteholders. The Senior Noteholder shall not, without the consent of the Junior Noteholder, consent to any amendment or modification to such Interim Servicing Agreement to the extent such amendment or modification would materially and adversely affect the Mortgage Loan or the Junior Noteholder’s rights with respect thereto (as reasonably determined by the Junior Noteholder).

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CLO, shall mean a trust vehicle or entity which holds the Junior Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“Junior Note” shall have the meaning assigned to such term in the recitals.

“Junior Noteholder” shall mean the Initial Junior Noteholder, and its successors in interest, or any subsequent holder of the Junior Note.

“Junior Note Default Rate” shall mean a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Junior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Junior Note Principal Balance” shall mean, at any time of determination, the initial Junior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” shall mean the Junior Note Rate set forth on the Mortgage Loan Schedule.

“Junior Note Relative Spread” shall mean the ratio of the Junior Note Rate to the Mortgage Loan Rate.

“Junior Operating Advisor” shall mean, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 6(a).

“Kroll” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” (i) prior to the Securitization Date, shall mean the amount (other than insurance proceeds, condemnation awards or amounts required to be paid to the Mortgage Loan Borrower or other Persons pursuant to the Mortgage Loan Documents or applicable law) received in connection with (y) the liquidation of a Specially Serviced Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise or (z) a sale of the Mortgage Loan or an REO Property in accordance with this Agreement and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or any one or more analogous terms in the Servicing Agreement.

“Loan Agreement” shall mean that certain Loan Agreement, dated as of January 9, 2017, between Natixis, as lender, and Giralda Farms RE LLC, as borrower, as the same may be further amended, restated, renewed, extended, modified or supplemented from time to time, subject to the terms hereof.

“Major Decision” shall mean:

(i) prior to the Securitization Date:

(a)       any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the Mortgaged Property;

(b)       any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Mortgage Loan or any extension of the maturity date of the Mortgage Loan;

(c)       following a default or an event of default with respect to the Mortgage Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the Mortgage Loan Documents;

(d)       any sale of a Defaulted Loan or REO Property for less than the applicable Purchase Price;

(e)       any determination to bring the Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or an REO Property;

(f)        any release of material collateral or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(g)       any waiver of or determination not to enforce a “due on sale” or “due on encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the Mortgage Loan Borrower;

(h)       any amendment, modification or termination of any Management Agreement (as defined in the Loan Agreement) and any property management company changes, including, without limitation, approval of the termination of the existing property manager and appointment of a new property manager, or franchise changes with respect to a Mortgage Loan, in each case for which the lender is required to consent or approve such changes under the Mortgage Loan Documents;

(i)         releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the Mortgage Loan Documents and for which there is no lender discretion;

(j)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the Mortgage Loan Borrower, Guarantor or other guarantor, indemnitor or obligor releasing the Mortgage Loan Borrower, Guarantor or other guarantor, indemnitor or obligor from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no lender discretion;

(k)       any determination of an Acceptable Insurance Default;

(l)        any proposed modification or waiver of the types, nature or amount of insurance coverage required to be obtained by the Mortgage Borrower;

(m)      the execution, termination, modification, waiver or amendment of any ground lease or any Material Lease (as defined in the Loan Agreement) or the granting of a subordination and non-disturbance or attornment agreement in connection with any ground lease or Material Lease, in each case to the extent Lender approval is required under the Mortgage Loan Documents;

(n)      any filing of a bankruptcy or similar action against the Mortgage Loan Borrower or Guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a Section 363 sale, order shortening time or similar motion of procedure in an Insolvency Proceeding or making an Section 1111(b)(2) election on behalf of the Noteholders;

(o)       any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(p)       approval of the Annual Budget (as defined in the Loan Agreement) to the extent the Lender’s consent is required under the Loan Agreement;

(q)       approval of (1) any replacement or substitution of a “Key Principal” (as defined in the Loan Agreement), and (2) any “Successor Guarantor” (as defined in the Loan Agreement);

(r)        the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mortgage Loan Borrower;

(s)       approval of any replacement Special Servicer, other than under Section 7; or

(t)        any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any beneficial owner of the Mortgage Loan Borrower (to the extent that the lender has consent rights pursuant to the Mortgage Loan Documents (for purposes of the determination whether a lender has such consent rights pursuant to the Mortgage Loan Documents, any Mortgage Loan Document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender shall constitute such consent rights)); and

(ii) from and after the Securitization Date, the meaning assigned to such term or an analogous term in the Servicing Agreement.

For avoidance of doubt, any lender approval or modification of any Mortgage Loan Document that is required in order to implement a “Permitted TIC Transfer” as defined in the Loan Agreement (without modifying or waiving any requirement set forth in the Loan Agreement) will not be considered a Major Decision under this Agreement or the Servicing Agreement.

“Master Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Model PSA” shall mean the Pooling and Servicing Agreement for the Wells Fargo Commercial Mortgage Trust 2016-LC25 transaction, among Wells Fargo Commercial Securities, Inc., as depositor, CWCapital Asset Management LLC, as general special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, a copy of which is attached hereto as Exhibit D.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Debt Service Payment Amount” shall have the meaning assigned to such term or an analogous term in the Loan Agreement.

“Monthly Payment” shall mean have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Monthly Payment Date” shall mean the Payment Date (as defined in the Mortgage Loan Documents).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Realpoint LLC.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage, the Note, the Loan Agreement and all other documents now or hereafter evidencing and securing or guaranteeing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Senior Note Rate and the Junior Note Rate.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Net Junior Note Rate” shall mean the Junior Note Rate minus the Servicing Fee Rate.

“Net Senior Note Rate” shall mean the Senior Note Rate minus the Servicing Fee Rate.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Noteholder” shall mean either of the Senior Noteholder and the Junior Noteholder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Note” shall mean either of the Senior Note and the Junior Note, as applicable.

“Note Default Interest Spread” shall mean a rate per annum equal to five percent (5%); provided, however, that if the weighted average of the Senior Note Default Rate and the

Junior Note Default Rate would exceed the maximum rate permitted by applicable law, the note default interest spread shall equal (i) the rate at which the weighted average of the Senior Note Default Rate and the Junior Note Default Rate equals the maximum rate permitted by applicable law minus (ii) the Interest Rate.

“Note Pledgee” shall have the meaning assigned to such term in Section 19(f).

“Note Rate” shall mean either of the Senior Note Rate and the Junior Note Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Percentage Interest” shall mean, with respect to the Senior Noteholder, the Senior Note Percentage Interest, and with respect to the Junior Noteholder, the Junior Note Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $100,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(f).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean either of the Senior Note Principal Balance and the Junior Note Principal Balance, as applicable.

“Purchase Price” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“P&I Advance” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders and any Affiliate of the foregoing or any other Person that is:

(a)       an entity Controlled (as defined below) by, under Common Control with or Controlling any of the Initial Senior Noteholder, the Initial Junior Noteholder, or

(b)       one or more of the following:

(i)         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)        an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, or

(iii)       a Qualified Trustee (or in the case of a CLO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Junior Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CLO”) secured by, or (c) a financing through an “owner trust” of, any or all of the Junior Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Junior Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CLO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Junior Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)      an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $100,000,000, in which (A) the Senior Noteholder or the Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise either (a) Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or (b) meet the capital surplus/equity and total asset requirements set forth below in the definition, or

(v)       an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (ii), (iii)(a), (iv)(B) or (v) of this definition, (x) such entity has at least $100,000,000 in capital/statutory surplus or shareholders’ equity including uncalled capital commitments (except with respect to a pension advisory firm or similar fiduciary) and at least $250,000,000 in total assets including uncalled capital commitments (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)       any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) Kroll and (f) Morningstar or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency designated by the Senior Noteholder; provided, however, that at any time during which the Senior Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” shall have the meaning assigned to such term in the Servicing Agreement.

“Rating Agency Confirmation” shall mean prior to a Securitization with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter and after a Securitization, the meaning given thereto or any analogous term in the Securitization Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(f).

“Relative Spread” shall mean Senior Note Relative Spread or Junior Note Relative Spread, as the context may require.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” shall mean (i) a rating of “CSS3” in the case of Fitch, (ii) being on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer in the case of S&P and (iii) in the case of Moody’s or Morningstar, as applicable, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s or Morningstar, as applicable, within the twelve (12) month period prior to the date of determination, and Moody’s or Morningstar, as applicable, has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch publicly citing the continuation of such special servicer as special servicer of such commercial mortgage loans as the sole or material factor in such ratings action.

“REO Loan” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“REO Property” (i) prior to the Securitization Date, shall mean any Mortgaged Property title to which has been acquired by a Servicer on behalf of the Noteholders through foreclosure, deed in lieu of foreclosure or otherwise and (ii) from and after the Securitization Date, shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“S&P” shall mean S&P Global Ratings, and its successors in interest.

“Securitization” shall mean one or more sales by the Senior Noteholder of all or a portion of the Senior Note to a Depositor, who will in turn include such portion of the Senior Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of the Senior Note or portion thereof is consummated.

“Securitization Operating Advisor” shall mean the operating advisor under the Securitization Servicing Agreement, if any.

“Securitization Servicing Agreement” shall mean a pooling and servicing agreement, substantially in the form of the Model PSA (and where such pooling and servicing agreement is not substantially the same as the Model PSA, and the changes would materially and adversely affect the Mortgage Loan or the Junior Noteholder’s rights with respect thereto (as reasonably determined by the Junior Noteholder), the changes are reasonably acceptable to the Junior Noteholder), to be entered into in connection with the Securitization, by and among (a) the Trustee, (b) the Person who serves as master servicer from and after the Securitization Date, (c) the Person which serves as special servicer from and after the Securitization Date, (d) the Person who services as operating advisor from and after the Securitization Date and (e) the Depositor, and any other additional Persons that may be party to such pooling and servicing agreement; provided it is acknowledged that such agreement is subject in all respects to changes (i) required by the Code relating to the tax elections of the related Securitization Trust, (ii) required by law or changes in any law, rule or regulation and (iii) requested by the Rating Agencies or any purchaser of subordinate certificates. The Servicing Standard in the Securitization Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Noteholder (taking into account that the Junior Note is junior to the Senior Note).

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which the Junior Note or Senior Note is held.

“Senior Note” shall have the meaning assigned to such term in the recitals.

“Senior Noteholder” shall mean the Initial Senior Noteholder, or any subsequent holder of the Senior Note, together with its successors and assigns.

“Senior Note Default Rate” shall mean a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Senior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Senior Note Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial Senior Note Principal Balance set forth on the Mortgage

Loan Schedule, less any payments of principal thereon received by the Senior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Senior Note Rate” shall mean the Senior Note Rate set forth on the Mortgage Loan Schedule.

“Senior Note Relative Spread” shall mean the ratio of the Senior Note Rate to the Mortgage Loan Rate.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan (other than as a result of clause (iii) or clause (ix) of the definition of Servicing Transfer Event in the Servicing Agreement), or any bankruptcy or insolvency event that constitutes an Event of Default. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Controlling Noteholder in accordance with Section 11) and shall not be deemed to exist to the extent any Junior Noteholder is exercising its cure rights under Section 11.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicer Termination Event” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Servicing Agreement” shall mean, with respect to the Mortgage Loan, prior to the Securitization Date, the Interim Servicing Agreement, and, from and after the Securitization Date, the Securitization Servicing Agreement.

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement; provided that the Servicing Fee Rate attributable to the Junior Note shall not exceed one basis point (0.01%) per annum.

“Servicing Standard” (i) prior to the Securitization Date, shall refer to the procedures that the Master Servicer, as an independent contractor, follows in order to service and administer the Mortgage Loan and administer REO Property solely on behalf of the Noteholders (as a collective whole as if such Noteholders constituted one lender, it being understood that the Junior Note is subordinate to the Senior Note, subject to the terms and conditions of this Agreement) (as determined by the Master Servicer in the exercise of its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and the Mortgage Loan Documents and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Master Servicer services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties, or (b) with the care, skill, prudence and diligence the Master Servicer uses for loans which it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the Mortgage Loan or, if the Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on the Mortgage Loan to the Noteholders (as a collective whole as if such Noteholders constitute a single lender, it being understood that the Junior Note is subordinate to the Senior Note, subject to the terms of this Agreement) on a net present value basis and (b) any reimbursable expenses and other amounts due under the Mortgage Loan and (iii) without regard to:

(A)      any relationship that the Master Servicer or its affiliates may have with the      Mortgage Loan Borrower or any of its affiliates;

(B)       the ownership of any other mezzanine loan by the Master Servicer or its      affiliates;

(C)       its obligation to make Advances;

(D)	the right of the Master Servicer or its affiliates to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)       the ownership, servicing or management for others of any other loans or      property by the Master Servicer; and

(ii) from and after the Securitization Date shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Transfer Event” (i) prior to the Securitization Date, shall have the meaning assigned to such term in the Model PSA or such other analogous term used in the Model PSA and (ii) from and after the Securitization Date, shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement, except that, as provided in Section 11(a)(iii), a Servicing Transfer Event shall be deemed not to have occurred for so long as the Junior Noteholder is exercising its cure right hereunder.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(i).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(i).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing or a Pledge in accordance with Section 19(f)).

“Trustee” shall mean the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee for the Securitization, and shall include any fiscal agent and/or paying agent appointed for such Securitization.

“Unliquidated Advances” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Workout” shall mean any written modification, waiver, amendment or restructuring relating to a workout of the Mortgage Loan or the Note in connection with a Mortgage Loan default or a likely default.

Section 2.     Servicing.

(a)       Each Noteholder acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced prior to the Securitization Date pursuant to the Interim Servicing Agreement and from and after the Securitization Date (except as otherwise set forth in Section 2(e)), pursuant to the Securitization Servicing Agreement, in each case, in accordance with this Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Senior Note if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Securitization Servicing Agreement. The Junior Noteholder acknowledges that the Senior Noteholder may elect, in its sole discretion, to include the Senior Note in a Securitization and agrees that it will reasonably cooperate with the Senior Noteholder, at the Senior Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, Special Servicer and the Trustee under the Securitization Servicing Agreement by the Depositor and agrees to reasonably cooperate with and consent with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Securitization Servicing Agreement and this Agreement. Each Noteholder hereby appoints the Master Servicer and the Trustee in the Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Securitization Servicing Agreement (subject at all times to the rights of the Noteholder set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder or limit the Servicer in enforcing the rights of one Noteholder against the other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to the other Noteholder.

(b)       The Controlling Noteholder (or any Junior Operating Advisor appointed by it acting on its behalf) shall exercise the rights and powers granted to the “Controlling Holder”, “Directing Certificateholder” or “Directing Holder” (or similar term) under the Servicing Agreement with respect to the Mortgage Loan.

(c)       The Securitization Servicing Agreement shall contain the Servicing Standard. In no event may the Securitization Servicing Agreement change the interest or principal allocable to, or the amount of any payments due to, the Junior Noteholder or materially increase the Junior Noteholder’s obligations or materially decrease the Junior Noteholder’s rights, remedies or protections hereunder.

(d)       The Securitization Servicing Agreement shall contain provisions to the effect that:

(i)         any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders in accordance with Sections 3 and 4 hereof on the “master servicer remittance date” under the Securitization Servicing Agreement;

(ii)        the Junior Noteholder shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide, any information relating to the Mortgage Loan, the borrower or the Mortgaged Property as the Junior Noteholder may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Securitization Trust that includes other Notes but not limited to standard CREFC® reports, provided that if an interest in the Junior Note or the Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then the Junior Noteholder shall not be entitled to receive any Excluded Information;

(iii)      each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Securitization Servicing Agreement and may directly enforce such rights; and

(iv)      the Securitization Servicing Agreement may not be amended without the consent of the Junior Noteholder if such amendment would materially and adversely affect the Mortgage Loan or the Junior Noteholder’s rights with respect thereto (as determined by the Junior Noteholder).

(e)       Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)        At any time after the Securitization Date that the Senior Note is no longer subject to the provisions of the Securitization Servicing Agreement, the Senior Noteholder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement mutually agreeable to the Senior Noteholder and the Junior Noteholder that contains servicing provisions which are the same as or more favorable to Junior Noteholder, in substance, to those in the Securitization Servicing Agreement and all references herein to the “Securitization Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that until a replacement servicing agreement has been entered into, the Senior Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Securitization Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by the Senior Noteholder with the consent of the Junior Noteholder and does not have to be performed by the service providers set forth under the Securitization Servicing Agreement.

Section 3.     Payments Prior to a Sequential Pay Event. The Junior Note and the right of the Junior Noteholder to receive payments of interest, principal and other amounts with respect to such Junior Note shall at all times be junior, subject and subordinate to the Senior Note and the right of the Senior Noteholder to receive payments of interest, principal and other amounts with respect to the Senior Note as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement, shall be applied by the Senior Noteholder (or its designee) and distributed by the Senior Noteholder (or the Servicer on its behalf) for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)       first, to the Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)       second, (i) to the Senior Noteholder in an amount equal to all prepayment proceeds relating to casualty or condemnation payable pursuant to Section 2.3.2 of the Loan Agreement until the Senior Note Principal Balance has been reduced to zero, and (ii) to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of other principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan (including any Monthly Debt Service Payment Amount);

(c)       third, to the Senior Noteholder up to the amount of any unreimbursed costs and expenses paid by the Senior Noteholder including any Recovered Costs not previously reimbursed to the Senior Noteholder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)       fourth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(e)        fifth, (i) to the Junior Noteholder in an amount equal to any remaining prepayment proceeds relating to casualty or condemnation payable pursuant to Section 2.3.2 of the Loan Agreement after the Senior Note Principal Balance has been reduced to zero, and (ii) to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of other principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan (including any Monthly Debt Service Payment Amount);

(f)        sixth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(g)       seventh, to the Junior Noteholder up to the amount of any unreimbursed costs and expenses paid by the Junior Noteholder including any Recovered Costs not previously reimbursed to the Junior Noteholder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(h)       eighth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder in an amount up to its pro rata interest therein, based on the product of the Senior Note Percentage Interests multiplied by its Relative Spread;

(i)         ninth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Junior Noteholder in an amount up to its pro rata interest therein, based on the product of the Junior Note Percentage Interests multiplied by its Relative Spread;

(j)         tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(h) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)       eleventh, to the extent default interest, late fees, assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to compensate a Servicer under the Servicing Agreement, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(l)         twelfth, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(k), any remaining amount shall be paid pro rata to the Senior Noteholder and the Junior Noteholder in accordance with their respective initial Percentage Interests.

Section 4.     Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; except, if a Sequential Pay Event, as determined by the applicable Servicer in accordance with this Agreement and the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)       first, to the Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)       second, to the Senior Noteholder in an amount equal to the Senior Note Principal Balance, until the Senior Note Principal Balance has been reduced to zero;

(c)       third, to the Senior Noteholder up to the amount of any unreimbursed costs and expenses paid by the Senior Noteholder including any Recovered Costs not previously reimbursed to the Senior Noteholder with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)       fourth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(e)       fifth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(f)        sixth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero;

(g)       seventh, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder in an amount up to its pro rata interest therein, based on the product of the Senior Note Percentage Interests multiplied by its Relative Spread;

(h)       eighth, any Prepayment Premium, to the extent paid by the Mortgage Loan Borrower, shall be paid to the Junior Noteholder in an amount up to its pro rata interest therein, based on the product of the Junior Note Percentage Interests multiplied by its Relative Spread;

(i)         ninth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(h) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(j)        tenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to compensate a Servicer under the Servicing Agreement, any such default interest, late fees, assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective Percentage Interests; and

(k)       eleventh, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount shall be paid pro rata to the Senior Noteholder and the Junior Noteholder in accordance with their respective initial Percentage Interests..

Section 5.     Administration of the Mortgage Loan.

(a)       Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and the Junior Noteholder shall not have any voting, consent or other rights whatsoever with respect to the Senior Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below), the Junior Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) the rights, if any, that the Junior Noteholder has to, (i) call or cause the Senior Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Senior Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall not have any fiduciary duty to the Junior Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Senior Noteholder from the obligation to make any disbursement of funds as set forth herein).

(b)       The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of the Servicing Agreement and this Agreement. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan by the Special Servicer, in each case pursuant to the Servicing Agreement and this Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Senior Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of the Senior Noteholder and the Junior Noteholder (it being understood that the interest of the Junior Noteholder is a junior Note interest, subject to the terms and conditions of this Agreement), and any Junior Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Junior Operating Advisor to exercise their respective rights specifically set forth under this Agreement.

(c)       Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 5(f) below), if the Senior Noteholder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on the Mortgage Loan are reduced, (iii) payments of interest or principal on the Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Interest

Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan (other than an extension of the Mortgage Loan maturity date), all payments to the Senior Noteholder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Note remaining the same as they are on the date hereof, the Junior Note shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Note). Subject to the Servicing Agreement and this Agreement (including without limitation Section 5(f) below), in the case of any modification or amendment described above, the Senior Noteholder will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to the Senior Note with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Note Percentage Interest and to reduce the Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)       All rights and obligations of the Senior Noteholder described hereunder may be exercised by the Servicer on behalf of the Senior Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)       For so long as the Senior Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Sections 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Sections 860G(a)(8) of the Code and (iii) the Senior Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Senior Noteholder may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United Stated Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Senior Note (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Senior Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Senior Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by the Senior Noteholder without reimbursement under Sections 3 or 4 hereof.

(f)        If any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan or the Mortgage Loan Documents (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed, at least ten (10) Business Days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), the Senior Noteholder (or Servicer acting on its behalf) shall request the written consent of the Controlling Noteholder (or its Junior Operating Advisor) before implementing a decision with respect to such Major Decision.

If the Controlling Noteholder (or its Junior Operating Advisor) fails to respond to the Senior Noteholder (or Servicer acting on its behalf) with respect to any such proposed action within ten (10) Business Days after receipt of such notice, the Controlling Noteholder (or its Junior Operating Advisor), as applicable, shall have no further consent rights with respect to such action.

The Controlling Noteholder (or its Junior Operating Advisor) acknowledges that, if the “retaining sponsor” in the Securitization Trust has sold an “eligible horizontal interest” to a “third party purchaser” in accordance with Section _.7 of the Credit Risk Retention Rule, then following the occurrence of an “Operating Advisor Consultation Trigger Event” (or similar term) under the Servicing Agreement a Securitization Trust operating advisor may have the right to consult with the Special Servicer with respect to Major Decisions.

Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Senior Noteholder (or Servicer acting on its behalf) may take actions with respect to such Mortgaged Property before obtaining the consent of the Controlling Noteholder (or its Junior Operating Advisor) if the Senior Noteholder (or Servicer acting on its behalf) reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Noteholders as a whole, and the Senior Noteholder (or Servicer acting on its behalf) has made a reasonable effort to contact the Controlling Noteholder (or its Junior Operating Advisor). The foregoing shall not relieve the Senior Noteholder (or Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the Senior Noteholder (or Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Junior Operating Advisor) that would require or cause the Senior Noteholder (or Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Senior Noteholder (or Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Senior Noteholder (or Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of any Senior Noteholder’s (or Servicer acting on its behalf) responsibilities under this Agreement.

(g)       The Controlling Noteholder shall be entitled to approve the Asset Status Report in accordance with the time frame provided in the Servicing Agreement.

(h)       (i) The Junior Noteholder, if it is determined at any time of determination to no longer be the Controlling Noteholder (the “Appraised-Out Holder”) as a result of the application of an Appraisal Reduction Amount, shall have the right, at its sole expense, to require the Special Servicer to order a second Appraisal with respect to the Mortgage Loan. The Special Servicer shall use its reasonable best efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Appraised-Out Holder’s written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Appraised-Out Holder is requesting the Special Servicer to obtain an additional Appraisal).

(ii)       Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount is warranted, and if so warranted, the Special Servicer shall recalculate the Appraisal Reduction Amount based on such supplemental Appraisal and any information received from the Master Servicer. If required by such recalculation, the Appraised-Out Holder shall be reinstated as the Controlling Noteholder and, if applicable, shall have its Junior Note Principal Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount. The Appraised-Out Holder requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Noteholder until such time, if any, as the holder is reinstated as the Controlling Noteholder (such period beginning upon receipt by the Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Special Servicer determines that no recalculation of the Appraisal Reduction Amount is warranted or (B) the Special Servicer recalculates the Appraisal Reduction Amount based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Noteholder during each Appraisal Review Period shall be exercised by the Senior Noteholder.

(i)        The Junior Noteholder shall be entitled to avoid a Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of the receipt of a third party Appraisal that indicates such Control Appraisal Period has occurred): (i) the Junior Noteholder shall have delivered as a supplement to the Appraised Value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Senior Noteholder in such collateral (a) cash collateral for the benefit of the Senior Note, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Senior Noteholder as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s

(either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the Appraised Value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by the Junior Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the Junior Noteholder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the Junior Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the Junior Noteholder shall be required to replace such letter of credit with other Threshold Event Collateral within thirty (30) days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the Appraised Value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Period from occurring; or (ii) final liquidation of the Mortgage Loan or REO Property. If the Appraised Value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by the Junior Noteholder, any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to the Junior Noteholder (at its sole expense). Upon final liquidation or repayment of the Mortgage Loan or REO Property with respect to the Mortgage Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Section 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(j)        The Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Securitization Servicing Agreement.

(k)       If the Mortgaged Property becomes an REO Property, the same shall be acquired, managed and operated in the manner provided in the Servicing Agreement.

Section 6.     Appointment of Junior Operating Advisor.

(a)       The Controlling Noteholder shall have the right at any time to appoint a representative (the “Junior Operating Advisor”) to exercise its rights hereunder. The Controlling

Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Junior Operating Advisor. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Junior Operating Advisor. The Junior Operating Advisor may be any Person (other than the Mortgage Loan Borrower, its principal or any Affiliate of the Mortgage Loan Borrower), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Junior Operating Advisor shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by the Junior Operating Advisor acting on behalf of the Controlling Noteholder and the Senior Noteholder will accept such actions of the Junior Operating Advisor as actions of the Controlling Noteholder. Senior Noteholder (or any Servicer on its behalf) shall not be required to recognize any Person as an Junior Operating Advisor until the Controlling Noteholder has notified the Senior Noteholder (and any Servicer) of such appointment and, if the Junior Operating Advisor is not the same Person as the Controlling Noteholder, the Junior Operating Advisor provides the Senior Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, an address (including e-mail) and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses (including e-mail) and telecopy numbers). Senior Noteholder shall promptly deliver such information to any Servicer.

(b)       Neither the Junior Operating Advisor nor the Controlling Noteholder will have any liability to the Senior Noteholder or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Senior Noteholder and the Junior Noteholder agree that the Junior Operating Advisor and any Controlling Noteholder (whether acting in place of the Junior Operating Advisor when no Junior Operating Advisor shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to such Controlling Noteholder hereunder) may take or refrain from taking actions that favor the interests of one Noteholder over other Noteholders, and that the Junior Operating Advisor may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Junior Operating Advisor or such Controlling Noteholder, as the case may be, agree to take no action against the Junior Operating Advisor, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Junior Operating Advisor nor such Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of the Senior Noteholder or the Junior Noteholder, as applicable.

(c)       If the Senior Noteholder is the Controlling Noteholder, the Junior Noteholder acknowledges and agrees all of the aforementioned rights and obligations of the Controlling Noteholder and the Junior Operating Advisor set forth in Section 5(f) and this Section 6 shall be exercisable by the Senior Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

Section 7.     Special Servicer. Subject to the terms of the Servicing Agreement, the Controlling Noteholder (or its Junior Operating Advisor), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right to appoint a replacement Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior notice to the Special Servicer (provided, however, that the Controlling Noteholder (or its Junior Operating Advisor) shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); any such termination not to be effective unless and until (A) each Rating Agency delivers Rating Agency Confirmation with respect to the identity of any such replacement Special Servicer (to the extent the Mortgage Loan has been transferred in connection with a Securitization); (B) the initial or successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to such Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (y) subject to customary qualifications and exceptions, the applicable servicing agreement will be enforceable against such replacement in accordance with its terms. The Controlling Noteholder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence.

     Notwithstanding the foregoing, after the Securitization Date, if the “retaining sponsor” in the Securitization Trust has sold an “eligible horizontal interest” to a “third party purchaser” in accordance with Section _.7 of the Credit Risk Retention Rule, each Noteholder agrees that the Special Servicer may be replaced upon (a) the recommendation of the operating advisor appointed under the Securitization Servicing Agreement if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of the Certificates, and (b) the subsequent affirmative vote of “ABS interests” (as defined in Section _.7 of the Credit Risk Retention Rule). However, the Junior Noteholder shall retain its right to subsequently remove and replace the Special Servicer, but the Junior Noteholder shall not restore a Special Servicer that has been replaced pursuant to the preceding sentence.

Prior to the Securitization, if the Mortgage Loan becomes a Specially Serviced Mortgage Loan, and if not later than thirty (30) days after the Mortgage Loan becomes a Specially Serviced Mortgage Loan the Controlling Noteholder (or its Junior Operating Advisor) elects to replace the Special Servicer, then each Noteholder agrees that no liquidation fees or workout fees shall be payable to the Special Servicer being replaced, unless such Special Servicer shall have either successfully completed a workout or a liquidation, in which case such fees shall be payable as provided herein.

Section 8.     Payment Procedure.

(a)       The Senior Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account for the Notes established pursuant to the Servicing Agreement. The Senior Noteholder (or the Servicer on its behalf) shall establish a segregated sub-account for amounts due to the Senior Noteholder and the Junior Noteholder. The Senior Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account on the Business Day next following the date such payment was received by the Senior Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower.

(b)       If the Senior Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Note or the Junior Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Senior Noteholder, the Junior Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Senior Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Junior Noteholder or the Senior Noteholder, as applicable, and the Junior Noteholder will promptly on demand by the Senior Noteholder (or the Servicer on its behalf) repay to the Senior Noteholder (or the Servicer on its behalf) any portion thereof that the Senior Noteholder (or the Servicer on its behalf) shall have theretofore distributed to the Junior Noteholder together with interest thereon at such rate, if any, as the Senior Noteholder shall have been required to pay to any Mortgage Loan Borrower, the Senior Noteholder, Master Servicer, Special Servicer or such other Person with respect thereto.

(c)       If, for any reason, the Senior Noteholder (or the Servicer on its behalf) makes any payment to the Junior Noteholder before the Senior Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Senior Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Senior Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to the Junior Noteholder, the Junior Noteholder will, at the Senior Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Senior Noteholder (or the Servicer on its behalf).

(d)       Each of the Senior Noteholder and the Junior Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Senior Noteholder (or the Servicer on its behalf) or the Junior Noteholder, as applicable, subject to this Agreement and the Servicing Agreement. The Senior Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from the Junior Noteholder with respect to the Mortgage Loan against any future payments due to the Junior Noteholder under the Mortgage Loan, provided, that the Senior Noteholder’s and the Junior Noteholder’s obligations under this Section 8 are separate and distinct obligations from one another and in no event shall Senior Noteholder (or the Servicer on its behalf) enforce the obligations of the Senior Noteholder against the Junior Noteholder or the obligations of the Junior Noteholder against the Senior

Noteholder. The Senior Noteholder’s and the Junior Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.     Limitation on Liability of the Noteholders. The Senior Noteholder (including any Servicer) shall have no liability to the Junior Noteholder with respect to the Junior Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Senior Noteholder. The Junior Noteholder shall have no liability to the Senior Noteholder with respect to the Senior Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Junior Noteholder.

The Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Senior Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Senior Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Senior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Junior Noteholder and that the Senior Noteholder (including any Servicer) shall have no liability whatsoever to the Junior Noteholder in connection with the Senior Noteholder’s exercise of rights or any omission by the Senior Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard and the Senior Noteholder shall not be protected against any liability to the Junior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

The Senior Noteholder acknowledges that, subject to the terms and conditions hereof, the Junior Noteholder may exercise, or omit to exercise, any rights that the Junior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Senior Noteholder and that the Junior Noteholder shall have no liability whatsoever to the Senior Noteholder in connection with the Junior Noteholder’s exercise of rights or any omission by the Junior Noteholder to exercise such rights; provided, however, that the Junior Noteholder shall not be protected against any liability to the Senior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Section 10.     Bankruptcy. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder hereby covenants and agrees that only the Senior Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder further agrees that only the Senior Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Junior Noteholder hereby appoints the Senior Noteholder as its agent, and grants to the Senior Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Junior Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Junior Noteholder in its capacity as such, hereby agrees that, upon the request of the Senior Noteholder, such Junior Noteholder shall execute, acknowledge and deliver to the Senior Noteholder all and every such further deeds, conveyances and instruments as the Senior Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard and this Agreement.

Section 11.     Cure Rights of Junior Noteholder.

(a)       Subject to Section 11(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Senior Noteholder shall promptly provide notice to the Junior Noteholder and the Junior Operating Advisor of such default (the “Monetary Default Notice”). The Junior Noteholder shall have the right, but not the obligation, to cure such Monetary Default within ten (10) Business Days after receiving the Monetary Default Notice (the “Cure Period”). At the time a payment is made to cure a Monetary Default, the Junior Noteholder shall pay or reimburse the Senior Noteholder for all unreimbursed Advances (whether or not recoverable), Advance Interest Amounts, any unpaid fees to any Servicer and any Additional Servicing Expenses. The Junior Noteholder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Senior Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Senior Noteholder from collecting default interest or late charges from the Mortgage Loan Borrower. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)       Notwithstanding anything to the contrary contained in Section 11(a), the Junior Noteholder shall be limited to six (6) cures of Monetary Defaults in a 12 month period, and six (6) cures of Non-Monetary Defaults over the term of the Mortgage Loan, it being understood that a Non-Monetary Default Cure Period that may extend longer than one month in accordance with Section 11(d) shall be considered to be a single cure. Additional Cure Periods shall only be permitted with the consent of the Senior Noteholder.

(c)       No action taken by the Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and Senior Noteholder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, the Junior Noteholder shall be subrogated to the Senior Noteholder’s rights to any payment owing to the Senior Noteholder for which the Junior Noteholder makes a cure payment as permitted under this Section 11 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Senior Note is paid in full.

(d)       If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Senior Noteholder shall promptly provide notice to the Junior Noteholder and the Junior Operating Advisor of such failure (the “Non-Monetary Default Notice”) and the Junior Noteholder shall have the right, but not the obligation, to cure such Non-Monetary Default within ten (10) days from the later of (i) the expiration of the cure period of the Mortgage Loan Borrower under the Mortgage Loan Documents and (ii) receipt of the Non-Monetary Default Notice; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Junior Noteholder, the Junior Noteholder shall be given an additional period of time as is reasonably necessary to enable the Junior Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Junior Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Junior Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed sixty (60) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Junior Noteholder has to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure.

Section 12.     Purchase of Senior Note By Junior Noteholder. The Junior Noteholder shall have the right, by written notice to the Senior Noteholder (a “Noteholder Purchase Notice”), delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, the Senior Note in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. Upon the delivery of the Noteholder Purchase Notice to the Senior Noteholder, the Senior Noteholder shall sell (and the Junior Noteholder shall purchase) the Senior Note (including, without limitation, any Notes therein) at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) (i) not more than ten (10) Business Days after the written exercise by the Junior Noteholder to purchase the Senior Note or (ii) not more than thirty (30) days after the written exercise by the Junior Noteholder to purchase the Senior Note if the Junior Noteholder deposits 10% of the Defaulted Mortgage Loan Purchase Price with the Senior Noteholder within ten (10) Business Days after the written exercise of the Junior Noteholder to purchase the Senior Note. The Noteholder Purchase Notice shall contain a statement that the Junior Noteholder’s failure to purchase the Senior Notes on a Defaulted Note Purchase Date will result in the termination of such right. The Junior Noteholder agrees that the sale of the Senior Note shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by the Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Senior Noteholder (or the Servicer on its behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price), and shall, absent manifest error, be binding upon the Junior Noteholder. Concurrently with the payment to the Senior Noteholder in immediately available funds of its respective portion of the applicable Defaulted Mortgage Loan Purchase Price, the Senior Noteholder will execute at the sole cost and expense of the Junior Noteholder in favor of the Junior Noteholder assignment documentation which will assign the Senior Note and the Mortgage Loan Documents without recourse, representations or warranties (except the Senior Noteholder, and the Junior Noteholder, as applicable, will represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver the Mortgage Loan or Note, as applicable, free and clear of all liens and encumbrances). The right of the Junior Noteholder to purchase the Senior Note shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Senior Noteholder shall give the Junior Noteholder fifteen (15) days notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Senior Noteholder (or a designee on its behalf) less than fifteen (15) days after the acceleration of the Mortgage Loan, the Senior Noteholder shall notify the Junior Noteholder of such transfer and the Junior Noteholder shall have a fifteen (15) day period from the date of such notice from the Senior Noteholder to deliver the Noteholder Purchase Notice to the Senior Noteholder, in which case the Junior Noteholder will be obligated to purchase the Mortgaged Property, in immediately available funds, within such fifteen (15) day period at the applicable Defaulted Mortgage Loan Purchase Price.

Section 13.     Representations of Junior Noteholder. The Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring its Junior Note for its own account in the ordinary course of its business and the Senior Noteholder shall otherwise have no liability or responsibility to the Junior Noteholder except as expressly provided herein or for actions that are taken or omitted to be taken by the Senior Noteholder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. The Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon the Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Junior Noteholder enforceable against the Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. The Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Junior Noteholder, (b) to the Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Junior Noteholder have been obtained or made, (c) to the Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement and (d) the acquisition and holding of the Junior Note will not result in a non-exempt violation of any applicable federal, state or local law that is materially similar to Section 406 of ERISA or Section 4975 of the Code.

The Junior Noteholder acknowledges that the Senior Noteholder does not owe the Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with the Junior Noteholder with respect to any action taken by the Senior Noteholder in connection with the Mortgage Loan.

The Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under the Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan Noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.     Representations of the Initial Senior Noteholder. The Initial Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Initial Senior Noteholder’s charter or any law or contractual restriction binding upon the Initial Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Noteholder enforceable against the Initial Senior Noteholder in accordance with its terms. The Initial Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its business. The Initial Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Noteholder, (b) to the Initial Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Noteholder has been obtained or made and (c) to the Initial Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 15.     Independent Analysis of the Junior Noteholder. The Junior Noteholder acknowledges that it has, independently and without reliance upon the Initial Senior Noteholder, except with respect to the representations and warranties provided by the Initial Senior Noteholder herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Note and the Junior Noteholder accepts responsibility therefor. The Junior Noteholder hereby acknowledges that, other than the representations and warranties provided herein, the Senior Noteholder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Senior Noteholder herein, and that the Senior

Noteholder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Senior Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Senior Noteholder assumes all risk of loss in connection with the Senior Note except as specifically set forth herein. The Junior Noteholder assumes all risk of loss in connection with the Junior Note except as specifically set forth herein.

Section 16.     No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. The Senior Noteholder shall have no obligation whatsoever to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future loans originated by the Senior Noteholder or its Affiliates and if the Senior Noteholder chooses to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by the Senior Noteholder or its Affiliates, such offer shall be at such purchase price and interest rate as the Senior Noteholder chooses, in its sole and absolute discretion. The Junior Noteholder shall not have any obligation whatsoever to purchase from the Senior Noteholder a Note interest in any future loans originated by the Senior Noteholder or its Affiliates.

Section 17.     Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 18.     Other Business Activities of the Noteholders. Each Noteholder acknowledges that any Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Mortgage Loan Borrower Related Party, and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.     Sale of the Junior Note and the Senior Note.

(a)       The Junior Noteholder agrees that it will not Transfer all or any portion of the Junior Note except that the Junior Noteholder shall have the right to Transfer its respective Note, or any portion thereof, without the consent of the Senior Noteholder or any other Person (i) to a Qualified Institutional Lender, provided, that promptly after the Transfer (x) the Senior Noteholder is provided with a representation from a transferee or the Junior Noteholder certifying that such transferee is a Qualified Institutional Lender, (y) the Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 20 and (z) such transfer would not cause the Junior Note to be directly held by more than five (5) Persons, and (ii) to an entity that is not a Qualified Institutional Lender; provided that the Junior Noteholder obtains (1) prior to a Securitization and with respect to a Transfer in accordance with this clause (a)(ii), the consent of the Senior Noteholder, which shall not be unreasonably withheld, delayed or conditioned and (2) after a Securitization, Rating Agency Confirmation (and for avoidance of doubt, no consent of the Senior Noteholder shall be required after a Securitization); provided that in each of case (1) and (2), promptly after the Transfer the Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 20. If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Junior Note Principal Balance shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without the Senior Noteholder’s prior consent, which may be withheld in the Senior Noteholder’s sole discretion, the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Junior Noteholder agrees it will pay the reasonable documented expenses of the Senior Noteholder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer by the Junior Noteholder. The Agent shall provide two (2) Business Days prior written notice to each Rating Agency of any Transfer of the Junior Note.

(b)       Notwithstanding the foregoing, the Junior Noteholder shall have the right, without the need to obtain the consent of the Senior Noteholder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Junior Note to any Person; provided that any such Transfer shall be made in accordance with the terms of this Section 19; provided, further that the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be void ab initio, absolutely null and void and shall vest no rights in the purported transferee. All Transfers of the Junior Note, other than transfer of a participation interest in the Junior Note, under Sections 19(a) and (b) shall be made upon written notice to the Senior Noteholder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by the Junior Noteholder of the Junior Note solely as security for a loan to the Junior Noteholder made by a third-party lender whereby the Junior Noteholder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of the Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, the Senior Noteholder need only recognize the majority holder of the Junior Note for purposes of notices, consents and other communications between the Senior Noteholder and such majority holder of the Junior Note shall be the only Person authorized hereunder to exercise any rights of the Junior Noteholder under this Agreement; provided, however, the majority holder of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Noteholder hereunder by delivering written notice thereof to the Senior Noteholder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)       In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Control Appraisal Period with respect to the Junior Note, the aforesaid delegation of rights shall terminate and be of no further force and effect.

(d)       The Senior Noteholder shall have the right to Transfer all or any portion of the Senior Note without the prior consent of any Noteholder to (i) the Depositor for a Securitization of all or any portion of the Senior Note and the related Securitization Trust, (ii) prior to the occurrence of a Securitization of all or any portion of the Senior Note, a Qualified Institutional Lender (provided that any Transferee in connection with the Securitization of the Senior Note shall not be required to be a Qualified Institutional Lender) and (iii) after the occurrence of a Securitization of all or any portion of the Senior Note, to any party in accordance with the Servicing Agreement, except that, the Senior Noteholder shall not Transfer all or any portion of the Senior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be absolutely null and void and shall vest no rights in the purported transferee.

(e)       Prior to a Control Appraisal Period, the Senior Noteholder shall not be permitted to transfer all or any portion of the Junior Note without the prior consent of the Junior Noteholder. If a Control Appraisal Period has occurred and is continuing, if the Mortgage Loan is a Defaulted Loan, the Senior Noteholder (or the Special Servicer acting on its behalf) shall have the right to sell the Junior Note together with the Senior Note, without the Junior Noteholder’s consent, subject to satisfaction of the following conditions:

(1)       the Special Servicer has delivered to the Junior Noteholder: (a) at least fifteen (15) Business Days’ prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loan, and any documents in the Servicing File reasonably requested by the Junior Noteholder that are material to the sale price of the Mortgage Loan and (d) until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative (as such term is defined in the Servicing Agreement)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by any Servicer in connection with the proposed sale;

(2)       all offers are to be submitted to the Trustee in writing;

(3)       whether any cash offer constitutes a fair price for the Notes shall be determined by the Trustee; provided, that no offer from an Interested Person (as defined in the Servicing Agreement) shall constitute a fair price unless (a) it is the highest offer received and (b) at least two bona fide other offers are received from independent third parties;

(4)       in determining whether any offer received represents a fair price for the Notes, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with the Servicing Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal;

(5)       the Trustee may conclusively rely on the opinion of an Independent (as defined in the Servicing Agreement) appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Noteholders in connection with making such determination; and

(6)       the Junior Noteholder shall be permitted to submit an offer at any sale of the Mortgage Loan unless such Person is the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party.

(f)       Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(f), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to Securitization, the consent of each other Noteholder and (b) after Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other holders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 19(f) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(g)       Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)         The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)        The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)       Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)       The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)       Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 20.     Registration of Transfer. In connection with any Transfer of a Note (but excluding any Note Pledgee unless and until it realizes on its Pledge), except for transfer of a participation interest, a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Securitization Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Senior Note, the Certificate Administrator shall automatically become and be the Agent.

Section 21.     Registration of the Senior Note and the Junior Note. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Senior Noteholder and the Initial Junior Noteholder who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Senior Noteholder and the Junior Noteholder hereby designates such person as its agent under this Section 21 solely for purposes of maintaining the Note Register.

Section 22.     Statement of Intent. The Agent and each Noteholder intend that the Notes be classified and the arrangement hereby be maintained, in a manner consistent with rules applicable to a grantor trust under subtitle A, chapter 1, subchapter J, part I, subpart E of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 23.     No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by the Senior Noteholder to the Junior Noteholder. Except as otherwise provided in this Agreement and the Servicing Agreement, the Junior Noteholder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.     Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 25.     Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)       SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION

AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)       CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)       AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)       AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 26.     Modifications; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto (other than as set forth in Section 5(c)) and, after Securitization, any modification that materially affects the rights of the Senior Noteholder shall be subject to Rating Agency Confirmation, except that no Rating Agency Confirmation shall be required in connection with a modification to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement.

Section 27.     Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the Senior Noteholder or the Junior Noteholder, as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 28.     Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 29.     Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 30.     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 31.     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 32.     Withholding Taxes.

(a)       If the Senior Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Junior Noteholder with respect to the Mortgage Loan as a result of the Junior Noteholder constituting a Non-Exempt Person, the Senior Noteholder, in its capacity as servicer, shall be entitled to do so with respect to the Junior Noteholder’s interest in such payment (all withheld amounts being deemed paid to the Junior Noteholder), provided that Senior Noteholder shall furnish such Junior Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Junior Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Junior Noteholder is subject to tax.

(b)       The Junior Noteholder shall and hereby agrees to indemnify the Senior Noteholder against and hold the Senior Noteholder harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees and disbursements arising or resulting from any failure of the Senior Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to the Junior Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by the Junior Noteholder to the Senior Noteholder in connection with the obligation of the Senior Noteholder to withhold Taxes from payments made to the Junior Noteholder, it being expressly understood and agreed that the Senior Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same.

(c)       Contemporaneously with the execution of this Agreement and from time to time as reasonably requested by the Senior Noteholder or Servicer during the term of this Agreement, the Junior Noteholder shall deliver to the Senior Noteholder or Servicer, as applicable, evidence satisfactory to the Senior Noteholder substantiating whether the Junior Noteholder is a Non-Exempt Person and whether the Senior Noteholder is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Junior Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder an Internal Revenue Service Form W-9 and (ii) if the Junior Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Junior Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN or Form W-8BEN-E, as applicable, or successor forms, as may be required from time to time, duly executed by the Junior Noteholder. The Senior Noteholder shall not be obligated to make any payment hereunder to the Junior Noteholder in respect of its Junior Note or otherwise until the Junior Noteholder shall have furnished to the Senior Noteholder the requested forms, certificates, statements or documents.

Section 33.     Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by the Senior Noteholder (or a custodian acting on behalf of the Senior Noteholder) on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon a Securitization of the Senior Note, the originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by the Custodian (as defined in the Securitization Servicing Agreement).

Section 34.     Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Senior Noteholder (or the Servicer on its behalf) to the Controlling Noteholder (or its Junior Operating Advisor), or by the Controlling Noteholder (or its Junior Operating Advisor) to the Senior Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to the Junior Noteholder.

Section 35.     Broker. The Junior Noteholder and the Senior Noteholder represent to each other that no broker was responsible for bringing about this transaction.

Section 36.     Certain Matters Affecting the Agent.

(a)       The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(b)       The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)       The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)       The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)       The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(f)       The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 37.     Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Senior Noteholder. In the event that the Agent is terminated pursuant to this Section 37, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. Natixis, as Initial Agent, may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. Natixis, as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. The termination or resignation of such Servicer, as Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement. Notwithstanding the to the contrary in this Agreement, upon a Securitization of the Senior Note, the Certificate Administrator shall automatically become and be the Agent.

Section 38.     Servicing of the Loan. Pursuant to the Servicing Agreement, the Master Servicer (whose identity may change from time to time as provided in the Servicing Agreement) will be appointed as the servicer of the Mortgage Loan and the Special Servicer (whose identity may change from time to time as provided in the Servicing Agreement) will be appointed as the special servicer of the Mortgage Loan, and the parties agree that the Master Servicer and Special Servicer will service the Mortgage Loan on behalf of each Noteholder pursuant to the Servicing Agreement and subject to the terms hereof. The Senior Noteholder shall not enter into any amendment to any Servicing Agreement that would materially and adversely affect the rights or interests of the Junior Noteholder without obtaining the Junior Noteholder’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

Section 39.     Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement (without regard to any references in this Agreement to the effect that a given defined term shall have the meaning of such defined term or an analogous term in the Servicing Agreement), on the other, this Agreement shall control. Resizing. For so long as the Senior Note is not in a Securitization, the Senior Noteholder shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes or additional notes (in either case “New Notes”), reallocating the principal of such Note among New Notes; reducing the Interest Rates of such New Notes or severing such Note into one or more further “component” notes in an aggregate principal amount equal to the then outstanding principal balance of such Note, provided that (i) the aggregate principal balance of the New Notes following such amendments is no greater than the principal balance of such Note prior to such amendments, (ii) all such New Notes continue to have the same or a lower interest rate as such Note prior to such amendments, (iii) all such New Notes pay pro rata and on a pari passu basis and such reallocated or component notes shall be automatically subject to the terms of this Agreement and (iv) the Noteholder holding such New Notes shall notify the parties to the Servicing Agreement in writing of such modified allocations and principal amounts. In connection with the foregoing, (1) the Master Servicer is hereby authorized to execute amendments to the Loan Agreement and this Agreement (or to amend and restate the Loan Agreement and this Agreement) on behalf of any or all of the Noteholders solely for the purpose of reflecting such reallocation of principal, reduction of Interest Rates or such severing of such Note, (2) if such Note is severed into “component” notes, such component notes shall each have their same rights as the respective original Note and (3) the definition of the term “Securitization” and all of the related defined terms may be amended (and new terms added, as necessary) to reflect the New Notes. Rating Agency Confirmation shall not be required for any amendments to this Agreement required to facilitate the terms of this Section 40. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

NATIXIS REAL ESTATE CAPITAL LLC,
as Initial Senior Noteholder and Initial Agent

By:	/s/ Gavin Elwes
Name: Gavin Elwes
Title: Managing Director

By:	/s/ Timothy R. Bachman
Name: Timothy R. Bachman
Title: Director

5 Giralda Farms Co-lender Agreement

NATIXIS REAL ESTATE CAPITAL LLC, as Initial Junior Noteholder

By:	/s/ Gavin Elwes
Name: Gavin Elwes
Title: Managing Director

By:	/s/ Timothy R. Bachman
Name: Timothy R. Bachman
Title: Director

5 Giralda Farms Co-lender Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan:	5 Giralda Farms
Mortgage Loan Borrower:	Giralda Farms RE LLC
Date of the Mortgage Loan and the Mortgage:	January 9, 2017
Initial Principal Amount of Mortgage Loan:	$105,000,000.00
Location of Mortgaged Property:	Madison, New Jersey
Initial Maturity Date:	February 5, 2027.

B.       Description of Note Interests:

Initial Senior Note Principal Balance:	$45,000,000
Initial Junior Note Principal Balance:	$50,000,000
Initial Senior Note Percentage Interest:	47.37%
Initial Junior Note Percentage Interest:	52.63%
Senior Note Rate:	4.26555556%
Junior Note Rate:	6.60000000%

A-1

EXHIBIT B

Initial Senior Noteholder:

NATIXIS REAL ESTATE CAPITAL LLC

Notice Address:

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

with a copy to:

Natixis Real Estate Capital LLC
Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas
New York, New York 10020

for legal notices, with a copy to:

legal.notices@us.natixis.com

Initial Junior Noteholder:

NATIXIS REAL ESTATE CAPITAL LLC

Notice Address:

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

B-1

with a copy to:

Natixis Real Estate Capital LLC
Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas
New York, New York 10020

for legal notices, with a copy to:

legal.notices@us.natixis.com

B-2

EXHIBIT C

PERMITTED FUND MANAGERS

1.	Westbrook Partners

2.	DLJ Real Estate Capital Partners

3.	iStar Financial Inc.

4.	Capital Trust, Inc.

5.	Lend-Lease Real Estate Investments

6.	Archon Capital, L.P.

7.	Whitehall Street Real Estate Fund, L.P.

8.	The Blackstone Group International Ltd.

9.	Apollo Real Estate Advisors

10.	Colony Capital, Inc.

11.	Praedium Group

12.	J.E. Roberts Companies

13.	Fortress Investment Group, LLC

14.	Lonestar Opportunity Fund

15.	Clarion Partners

16.	Walton Street Capital, LLC

17.	Starwood Financial Trust

18.	BlackRock, Inc.

19.	Gramercy Capital Corp.

20.	North Star Realty Finance Corp.

21.	Brascan Real Estate Financials Partners LLC

22.	Prima Capital Advisor LLC

23.	Rialto Capital Management, LLC

C-1

EXHIBIT D

MODEL PSA

Sch. B-2

EXECUTION VERSION

 WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.,
as Depositor

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as General Master Servicer

CWCAPITAL ASSET MANAGEMENT LLC,
as General Special Servicer

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer and as NCB Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee,

and

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor and as Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of December 1, 2016

Commercial Mortgage Pass-Through Certificates
Series 2016-LC25

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	6
Section 1.02	Certain Calculations	126

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	128
Section 2.02	Acceptance by Trustee	135
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	140
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests	156
Section 2.05	Creation of the Grantor Trust	157

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01	The Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties	157
Section 3.02	Collection of Mortgage Loan Payments	166
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	171
Section 3.04	The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, and the Gain-on-Sale Reserve Account	176
Section 3.05	Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account	183
Section 3.06	Investment of Funds in the Collection Accounts and the REO Account	194
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	196
Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	201
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	206
Section 3.10	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	210
Section 3.11	Servicing Compensation	211
Section 3.12	Inspections; Collection of Financial Statements	218
Section 3.13	Access to Certain Information	223

 -i-

 -ii-

Section 5.05	Persons Deemed Owners	338
Section 5.06	Access to List of Certificateholders’ Names and Addresses; Special Notices	338
Section 5.07	Maintenance of Office or Agency	339
Section 5.08	Appointment of Certificate Administrator	340
Section 5.09	[RESERVED]	340
Section 5.10	Voting Procedures	340

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE DIRECTING CERTIFICATEHOLDER

Section 6.01	Representations, Warranties and Covenants of the Master Servicers, Special Servicers, the Operating Advisor and the Asset Representations Reviewer	342
Section 6.02	Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer	348
Section 6.03	Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer	348
Section 6.04	Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others	350
Section 6.05	Depositor, Master Servicers and Special Servicers Not to Resign	356
Section 6.06	Rights of the Depositor in Respect of the Master Servicers and the Special Servicers	356
Section 6.07	The Master Servicers and the Special Servicers as Certificate Owner	357
Section 6.08	The Directing Certificateholder	357
Section 6.09	Knowledge of Wells Fargo Bank, National Association	361

ARTICLE VII

SERVICER TERMINATION EVENTS

Section 7.01	Servicer Termination Events; Master Servicers and Special Servicers Termination	362
Section 7.02	Trustee to Act; Appointment of Successor	370
Section 7.03	Notification to Certificateholders	372
Section 7.04	Waiver of Servicer Termination Events	373
Section 7.05	Trustee as Maker of Advances	373

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01	Duties of the Trustee and the Certificate Administrator	374
Section 8.02	Certain Matters Affecting the Trustee and the Certificate Administrator	375

 -iii-

 -iv-

 -v-

EXHIBITS

EXHIBIT A-1	Form of Certificate (Other than Class R and Class V Certificates)
EXHIBIT A-2	Form of Class R Certificate
EXHIBIT A-3	Form of Class V Certificate
EXHIBIT B	Mortgage Loan Schedule
EXHIBIT C	Form of Investment Representation Letter
EXHIBIT D-1	Form of Transferee Affidavit for Transfers of Class R Certificates
EXHIBIT D-2	Form of Transferor Letter for Transfers of Class R Certificates
EXHIBIT E	Form of Request for Release
EXHIBIT F-1	Form of ERISA Representation Letter Regarding ERISA Restricted Certificates
EXHIBIT F-2	Form of ERISA Representation Letter Regarding Class R Certificates and Class V Certificates
EXHIBIT G	Form of Distribution Date Statement
EXHIBIT H	Form of Omnibus Assignment
EXHIBIT I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
EXHIBIT J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period
EXHIBIT L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
EXHIBIT N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
EXHIBIT O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
EXHIBIT P-1A	Form of Investor Certification for Non-Borrower Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1D	Form of Investor Certification for Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1E	Form of Notice of Excluded Controlling Class Holder
EXHIBIT P-1F	Form of Notice of [Excluded Loan] [Excluded Controlling Class Holder] to Certificate Administrator
EXHIBIT P-1G	Form of Certification of the Directing Certificateholder
EXHIBIT P-2	Form of Certification for NRSROs
EXHIBIT P-3	Online Market Data Provider Certification
EXHIBIT Q	Custodian Certification/Exception Report

 -vi-

EXHIBIT R-1	Form of Power of Attorney – Master Servicers
EXHIBIT R-2	Form of Power of Attorney – Special Servicers
EXHIBIT S	Initial Serviced Companion Noteholders
EXHIBIT T	Form of Notice Relating to the Non-Serviced Mortgage Loan
EXHIBIT U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
EXHIBIT V	Form of Operating Advisor Annual Report
EXHIBIT W	Form of Notice from Operating Advisor Recommending Replacement of [General] [NCB] Special Servicer
EXHIBIT X	Form of Confidentiality Agreement
EXHIBIT Y	Form Certification to be Provided with Form 10-K
EXHIBIT Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
EXHIBIT Z-2	Form of Certification to be Provided to Depositor by Master Servicer
EXHIBIT Z-3	Form of Certification to be Provided to Depositor by Special Servicer
EXHIBIT Z-4	Form of Certification to be Provided to Depositor by Trustee
EXHIBIT Z-5	Form of Certification to be Provided to Depositor by Operating Advisor
EXHIBIT Z-6	Form of Certification to be Provided to Depositor by Custodian
EXHIBIT Z-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
EXHIBIT AA	Servicing Criteria to be Addressed in Assessment of Compliance
EXHIBIT BB	Additional Form 10-D Disclosure
EXHIBIT CC	Additional Form 10-K Disclosure
EXHIBIT DD	Form 8-K Disclosure Information
EXHIBIT EE	Additional Disclosure Notification
EXHIBIT FF	Initial Sub-Servicers
EXHIBIT GG	Servicing Function Participants
EXHIBIT HH	Form of Annual Compliance Statement
EXHIBIT II	Form of Report on Assessment of Compliance with Servicing Criteria
EXHIBIT JJ	CREFC® Payment Information
EXHIBIT KK	Form of Notice of Additional Indebtedness Notification
EXHIBIT LL	Form of Intercreditor Agreement and Subordination Agreement for NCB Co-op Mortgage Loans
EXHIBIT MM	Additional Disclosure Notification (Accounts)
EXHIBIT NN	Form of Notice of Purchase of Controlling Class Certificate
EXHIBIT OO	Form of Asset Review Report by the Asset Representations Reviewer
EXHIBIT PP	Form of Asset Review Report Summary
EXHIBIT QQ	Asset Review Procedures
EXHIBIT RR	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
EXHIBIT SS	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]

SCHEDULES

SCHEDULE 1	Mortgage Loans With Additional Debt
SCHEDULE 2	Class A-SB Planned Principal Balance Schedule

 -vii-

SCHEDULE 3	Mortgage Loans (Other than NCB Co-op Mortgage Loans) With “Performance”, “Earn-Out” or “Holdback” Escrows or Reserves Exceeding 10% of the Initial Principal Balance

 -viii-

This Pooling and Servicing Agreement is dated and effective as of December 1, 2016, among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, CWCapital Asset Management LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, and each a “Trust REMIC” as described herein).

In addition, the parties intend that the portion of the Trust Fund consisting of the Class V Specific Grantor Trust Assets shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes (the “Grantor Trust”). Solely for tax purposes, the Class V Certificates shall represent undivided beneficial interests in the Grantor Trust. As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of either Trust REMIC.

The Depositor intends to sell the Certificates to the Underwriters and the Initial Purchasers.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest) and will issue the Class LA1, Class LA2, Class LA3, Class LA4, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LH Uncertificated Interests (the “Lower-Tier Regular Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Class Designation	Interest Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$43,663,000
Class LA2	(1)	$75,129,000
Class LA3	(1)	$235,000,000
Class LA4	(1)	$253,530,000
Class LASB	(1)	$61,153,000
Class LAS	(1)	$71,623,000
Class LB	(1)	$42,973,000
Class LC	(1)	$42,974,000
Class LD	(1)	$52,523,000
Class LE	(1)	$10,982,000
Class LF	(1)	$16,712,000
Class LG	(1)	$18,144,000
Class LH	(1)	$30,559,554
Class LR	None(2)	None

(1)	The interest rate for each Class of Lower-Tier Regular Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)	The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, each of which is a “regular interest” in the Upper-Tier REMIC created hereunder. The Upper-Tier REMIC also will issue the uncertificated Class UR Interest, which is the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

THE GRANTOR TRUST

The Class V Certificates shall represent undivided beneficial interests in the Grantor Trust as described herein. As provided herein, the Certificate Administrator shall not take any actions that would cause the portion of the Trust Fund consisting of the Grantor Trust (i) to fail to maintain its status as a “grantor trust” under federal income tax law or (ii) to be treated as part of any Trust REMIC.

THE CERTIFICATES

The following table (and related paragraphs) sets forth the designation, the pass-through rate (the “Pass-Through Rate”) and the aggregate initial principal amount (the “Original

Certificate Balance”) or Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Certificates:

Class of Certificates	Initial Pass- Through Rate	Original Certificate Balance or Notional Amount
Class A-1 Certificates	1.7950%	$43,663,000
Class A-2 Certificates	2.9830%	$75,129,000
Class A-3 Certificates	3.3740%	$235,000,000
Class A-4 Certificates	3.6400%	$253,530,000
Class A-SB Certificates	3.4860%	$61,153,000
Class X-A Certificates	1.0987%(1)	$668,475,000(2)
Class X-B Certificates	0.2131%(1)	$157,570,000(2)
Class X-D Certificates	1.3000%(1)	$52,523,000(2)
Class A-S Certificates	3.9677%	$71,623,000
Class B Certificates	4.4367%	$42,973,000
Class C Certificates	4.4367%	$42,974,000
Class D Certificates	3.1367%	$52,523,000
Class E Certificates	4.4367%	$10,982,000
Class F Certificates	4.4367%	$16,712,000
Class G Certificates	4.4367%	$18,144,000
Class H Certificates	4.4367%	$30,559,554
Class V Certificates	None(3)	N/A
Class R Certificates	None(3)	N/A

(1)	The Pass-Through Rate for the Class X-A, Class X-B and Class X-D Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”, “Class X-B Pass-Through Rate” and “Class X-D Pass-Through Rate”, respectively.

(2)	None of the Class X-A, Class X-B and Class X-D will have a Certificate Balance; rather, such Classes will accrue interest as provided herein on the Class X-A Notional Amount, the Class X-B Notional Amount or the Class X-D Notional Amount, as applicable.

(3)	Neither the Class R nor the Class V Certificates will have a Certificate Balance or a Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Available Funds remaining in the Upper Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $954,965,554.

Each of the 9 West 57th Street Pari Passu Companion Loans, the 9 West 57th Street Subordinate Companion Loan, the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, the Redwood MHC Portfolio Pari Passu Companion Loans, the Gurnee Mills Pari Passu Companion Loans, the Aspen at Norman Student Housing Pari Passu Companion Loan, the Rio West Business Park Pari Passu Companion Loan, the 101 Hudson Street Pari Passu Companion Loans and any AB Subordinate Companion Loan (each a “Companion Loan” and collectively, the “Companion Loans”) are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund. As and to the extent provided herein, any Companion Loan (other than any Non-Serviced Companion Loan) will be serviced and administered in accordance with this Agreement. Amounts attributable to any Companion Loan will not be part of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

The 9 West 57th Street Whole Loan consists of the 9 West 57th Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan. The 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans are pari passu with each other to the extent provided in the 9 West 57th Street Intercreditor Agreement, and the 9 West 57th Street Subordinate Companion Loan is generally subordinate to the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans. The 9 West 57th Street Mortgage Loan is part of the Trust Fund. The 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan are not part of the Trust Fund. The 9 West 57th Street Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan will be serviced and administered in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement and the 9 West 57th Street Intercreditor Agreement.

The Walmart Shadow Anchored Portfolio Whole Loan consists of the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan. The Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan are pari passu with each other. The Walmart Shadow Anchored Portfolio Mortgage Loan is part of the Trust Fund. The Walmart Shadow Anchored Portfolio Pari Passu Companion Loan is not part of the Trust Fund. The Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Walmart Shadow Anchored Portfolio Intercreditor Agreement.

The Marriott Hilton Head Resort & Spa Whole Loan consists of the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans. The Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are pari passu with each other. The Marriott Hilton Head Resort & Spa Mortgage Loan is part of the Trust Fund. The Marriott Hilton Head Resort & Spa Pari Passu Companion Loans are not part of the Trust Fund. The Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans will be serviced and administered in accordance with this Agreement and the Marriott Hilton Head Resort & Spa Intercreditor Agreement.

The Redwood MHC Portfolio Whole Loan consists of the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Pari Passu Companion Loans. The Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Pari Passu Companion Loans are pari passu with each other. The Redwood MHC Portfolio Mortgage Loan is part of the Trust Fund. The Redwood MHC Portfolio Pari Passu Companion Loans are not part of the Trust Fund. The Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Pari Passu Companion Loans will be serviced and administered (a) from and after the Closing Date and prior to the related Servicing Shift Securitization Date, pursuant to (i) this Agreement and (ii) the Redwood MHC Portfolio Intercreditor Agreement and (b) from and after the related Servicing Shift Securitization Date, pursuant to (i) the Non-Serviced PSA governing the securitization of the Redwood MHC Portfolio Pari Passu Note A-1 and (ii) the Redwood MHC Portfolio Intercreditor Agreement.

The Gurnee Mills Whole Loan consists of the Gurnee Mills Mortgage Loan and the Gurnee Mills Pari Passu Companion Loans. The Gurnee Mills Mortgage Loan and the Gurnee Mills Pari Passu Companion Loans are pari passu with each other. The Gurnee Mills Mortgage Loan is part of the Trust Fund. The Gurnee Mills Pari Passu Companion Loans are not part of the Trust Fund. The Gurnee Mills Mortgage Loan and the Gurnee Mills Pari Passu Companion Loans will be serviced and administered in accordance with the CSAIL 2016-C7 Pooling and Servicing Agreement and the Gurnee Mills Intercreditor Agreement.

The Aspen at Norman Student Housing Whole Loan consists of the Aspen at Norman Student Housing Mortgage Loan and the Aspen at Norman Student Housing Pari Passu Companion Loan. The Aspen at Norman Student Housing Mortgage Loan and the Aspen at Norman Student Housing Pari Passu Companion Loan are pari passu with each other. The Aspen at Norman Student Housing Mortgage Loan is part of the Trust Fund. The Aspen at Norman Student Housing Pari Passu Companion Loan is not part of the Trust Fund. The Aspen at Norman Student Housing Mortgage Loan and the Aspen at Norman Student Housing Pari Passu Companion Loan will be serviced and administered in accordance with this Agreement and the Aspen at Norman Student Housing Intercreditor Agreement.

The Rio West Business Park Whole Loan consists of the Rio West Business Park Mortgage Loan and the Rio West Business Park Pari Passu Companion Loan. The Rio West Business Park Mortgage Loan and the Rio West Business Park Pari Passu Companion Loan are pari passu with each other. The Rio West Business Park Mortgage Loan is part of the Trust Fund. The Rio West Business Park Pari Passu Companion Loan is not part of the Trust Fund. The Rio West Business Park Mortgage Loan and the Rio West Business Park Pari Passu Companion Loan will be serviced and administered (a) from and after the Closing Date and prior to the related Servicing Shift Securitization Date, pursuant to (i) this Agreement and (ii) the Rio West Business Park Intercreditor Agreement and (b) from and after the related Servicing Shift Securitization Date, pursuant to (i) the Non-Serviced PSA governing the securitization of the Rio West Business Park Pari Passu Companion Loan and (ii) the Rio West Business Park Intercreditor Agreement.

The 101 Hudson Street Whole Loan consists of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans. The 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans are pari passu with each other. The 101 Hudson Street Mortgage Loan is part of the Trust Fund. The 101 Hudson Street Pari Passu Companion Loans are not part of the Trust Fund. The 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans will be serviced and administered in accordance with the MSC 2016-BNK2 Pooling and Servicing Agreement and the 101 Hudson Street Intercreditor Agreement.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01     Defined Terms . Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“9 West 57th Street Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of September 26, 2016, by and between the holders of the respective promissory notes evidencing the 9 West 57th Street Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“9 West 57th Street Mortgage Loan”: With respect to the 9 West 57th Street Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 1 on the Mortgage Loan Schedule), which is evidenced by promissory note A-3-A, and is pari passu in right of payment with the 9 West 57th Street Pari Passu Companion Loans and senior in right of payment to the 9 West 57th Street Subordinate Companion Loan to the extent set forth in the 9 West 57th Street Intercreditor Agreement.

“9 West 57th Street Mortgaged Property”: The Mortgaged Property that secures the 9 West 57th Street Whole Loan.

“9 West 57th Street Pari Passu Companion Loans”: With respect to the 9 West 57th Street Whole Loan, the Companion Loans evidenced by the related promissory notes A-1, A-2, A-3-B, A-4 and A-5 and made by the related Mortgagor and secured by the Mortgage on the 9 West 57th Street Mortgaged Property, which are not included in the Trust and which are generally pari passu in right of payment to the 9 West 57th Street Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the 9 West 57th Street Intercreditor Agreement.

“9 West 57th Street Subordinate Companion Loan”: With respect to the 9 West 57th Street Whole Loan, the Companion Loan evidenced by the related promissory note B-1 and made by the related Mortgagor and secured by the Mortgage on the 9 West 57th Street Mortgaged Property, which is not included in the Trust and which is generally subordinate in right of payment to the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans to the extent set forth in the related Mortgage Loan documents and as provided in the 9 West 57th Street Intercreditor Agreement.

“9 West 57th Street Whole Loan”: The 9 West 57th Street Mortgage Loan, together with the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan, each of which is secured by the same Mortgage on the 9 West 57th Street Mortgaged Property. References herein to the 9 West 57th Street Whole Loan shall be construed to refer to the aggregate indebtedness under the 9 West 57th Street Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan.

“101 Hudson Street Intercreditor Agreement”: That certain Agreement between Note Holders, dated as of November 3, 2016, by and between the holders of the respective promissory notes evidencing the 101 Hudson Street Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“101 Hudson Street Mortgage Loan”: With respect to the 101 Hudson Street Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 16 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1-2, and is pari passu in right of payment with the 101 Hudson Street Pari Passu Companion Loans to the extent set forth in the 101 Hudson Street Intercreditor Agreement.

“101 Hudson Street Mortgaged Property”: The Mortgaged Property that secures the 101 Hudson Street Whole Loan.

“101 Hudson Street Pari Passu Companion Loans”: With respect to the 101 Hudson Street Whole Loan, the Companion Loans evidenced by the related promissory notes A-1-1, A-2, A-3, A-4 and A-5 and made by the related Mortgagor and secured by the Mortgage on the 101 Hudson Street Mortgaged Property, which are not included in the Trust and which are generally pari passu in right of payment to the 101 Hudson Street Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the 101 Hudson Street Intercreditor Agreement.

“101 Hudson Street Whole Loan”: The 101 Hudson Street Mortgage Loan, together with the 101 Hudson Street Pari Passu Companion Loans, each of which is secured by the same Mortgage on the 101 Hudson Street Mortgaged Property. References herein to the 101 Hudson Street Whole Loan shall be construed to refer to the aggregate indebtedness under the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Pari Passu Companion Loans.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.02(g).

“15Ga-1 Repurchase Request”: As defined in Section 2.02(g).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“30/360 Mortgage Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“AB Control Appraisal Period”: With respect to a Serviced AB Whole Loan, a “Control Appraisal Period” or equivalent term under the related Intercreditor Agreement. For the avoidance of doubt, there is no Serviced AB Whole Loan related to the Trust.

“AB Intercreditor Agreement”: Any Intercreditor Agreement by and among the holder of an AB Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the related AB Whole Loan, as the same may be further amended in accordance with the terms thereof. For the avoidance of doubt, the 9 West 57th Street Intercreditor Agreement is the only AB Intercreditor Agreement related to the Trust.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“AB Mortgage Loan”: A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust Fund. For the avoidance of doubt, the 9 West 57th Street Mortgage Loan is the only AB Mortgage Loan in the Trust.

“AB Mortgaged Property”: The Mortgaged Property which secures the related AB Whole Loan. For the avoidance of doubt, the 9 West 57th Street Mortgaged Property is the only AB Mortgaged Property related to the Trust.

“AB Subordinate Companion Loan”: With respect to any AB Whole Loan, the related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement. For the avoidance of doubt, the 9 West 57th Street Subordinate Companion Loan is the only AB Subordinate Companion Loan related to the Trust.

“AB Whole Loan”: A Whole Loan that consists of a Mortgage Loan and a related AB Subordinate Companion Loan. For the avoidance of doubt, the 9 West 57th Street Whole Loan is the only AB Whole Loan related to the Trust.

“AB Whole Loan Controlling Holder”: With respect to a Serviced AB Whole Loan, the “Directing Lender” or similarly defined party identified in the related AB Intercreditor Agreement. For the avoidance of doubt, there is no AB Whole Loan Controlling Holder under this Agreement.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the applicable Master Servicer and the applicable Special Servicer may forbear taking any enforcement action, provided that the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan), as applicable, has determined in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (unless a Control Termination Event has occurred and is continuing (or other than with respect to any Excluded Loan), with the consent of the Directing Certificateholder (and after a Control Termination Event has occurred, but prior to the occurrence of a Consultation Termination Event (or other than with respect to any Excluded Loan), after consultation with the Directing Certificateholder as provided in Section 3.18(m) hereof)) (or, with respect to a Serviced AB Whole Loan, and prior to any related AB Control Appraisal Period, with the consent of the related AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the AB Whole Loan Controlling Holder prior to any AB Control Appraisal Period to the extent required under the related Intercreditor Agreement) will not have more than thirty (30) days to respond to the Master Servicer’s or the Special Servicer’s, as applicable, request for such consent or consultation; provided, further, that upon the Master Servicer’s or the Special Servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Master Servicer or the Special Servicer, as applicable, to consult with the Directing Certificateholder or any applicable AB Whole Loan Controlling Holder, as applicable, the Master Servicer or the Special Servicer, as applicable, is not required to do so. The applicable Master Servicer (at its own expense) and the applicable Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans, to the extent indicated as such in the Mortgage Loan Schedule.

“Additional Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit EE.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Servicer”: Each Affiliate of any Master Servicer, any Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of any Master Servicer, other than the Special Servicers, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate (which fee rate accounts for the Trustee Fee), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Adverse REMIC Event”: As defined in Section 10.01(f).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Anticipated Repayment Date”: With respect to each Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

“Applicable Laws”: As defined in Section 8.15.

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located and which satisfies the Interagency Appraisal and Evaluation Guidelines jointly issued by The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the National Credit Union Administration (NCUA) relating to real estate appraisals and evaluations used to support real estate-related financial transactions, as amended from time to time. Any Appraisal ordered by the applicable Master Servicer or applicable Special Servicer shall be performed by an Independent MAI-designated appraiser.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, or Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable Special Servicer (prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan or Whole Loan other than an Excluded Loan) in consultation with the Directing Certificateholder, and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (only with respect to a Mortgage Loan or Whole Loan other than an Excluded Loan) and the Operating Advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the Operating Advisor), as of the first Determination Date that is at least ten (10) Business Days following the date on which the applicable Special Servicer receives an Appraisal (together with information requested by the applicable Special Servicer from the applicable Master Servicer in accordance with this Agreement reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the applicable Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as an Advance) or (2) by an internal valuation performed by the applicable Special Servicer (or at the applicable Special Servicer’s election, by one or more MAI appraisals obtained by such Special Servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the applicable Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant; provided that, in the case of an NCB

Co-op Mortgage Loan, such Appraised Value shall be determined (I) except as provided in clause (II) below, in the case of each Mortgaged Property, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross share value of all cooperative units in such Mortgage Loan (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property and (II) if the applicable Special Servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to any Serviced AB Whole Loan, any accrued and unpaid interest on the related AB Subordinate Companion Loan, as applicable), (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable); provided, however, that without limiting the applicable Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the applicable Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received by the applicable Special Servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) Business Days thereafter. Within sixty (60) days after the Appraisal

Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi); provided, further, however, that in no event shall the applicable Special Servicer be required to order any such Appraisal prior to the conclusion of such sixty (60), ninety (90), or one hundred twenty (120) day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the applicable Special Servicer to the applicable Master Servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the Certificate Administrator and the Trustee. In connection with any Appraisal Reduction Amount, the applicable Master Servicer shall provide the applicable Special Servicer with the information as set forth in Section 4.05(c) within four (4) Business Days of its receipt of any such request. No Master Servicer will calculate Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA, and the applicable Special Servicer and the Certificate Administrator are entitled to conclusively rely on such calculation.

“Appraisal Reduction Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, and Serviced Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, by the applicable Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, except where a refinancing is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clauses (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Loan; provided, further, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The applicable Special Servicer shall notify the applicable Master Servicer, the Directing Certificateholder, and the Operating Advisor, or the applicable Master Servicer shall notify the applicable Special Servicer and the Operating Advisor, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: (i) With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property and a Mortgaged Property securing an NCB Co-op Mortgage Loan), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, or Serviced AB Whole Loan, as applicable, (ii) with respect to each Mortgaged Property securing an NCB Co-op Mortgage Loan, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined as if such property were operated as a residential cooperative (such “Appraised Value” generally equals the sum of (x) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property) and (iii) with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced PSA.

“Arbitration Rules”: As defined in Section 2.03(n)(i).

“Arbitration Services Provider”: As defined in Section 2.03(n)(i).

“ARD Loan”: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate.

“Aspen at Norman Student Housing Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of September 29, 2016, by and between the holders of the respective promissory notes evidencing the Aspen at Norman Student Housing Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Aspen at Norman Student Housing Mortgage Loan”: With respect to the Aspen at Norman Student Housing Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 11 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1 and is pari passu in right of payment with the Aspen at Norman Student Housing Pari Passu Companion Loan to the extent set forth in the Aspen at Norman Student Housing Intercreditor Agreement.

“Aspen at Norman Student Housing Mortgaged Property”: The Mortgaged Property that secures the Aspen at Norman Student Housing Whole Loan.

“Aspen at Norman Student Housing Pari Passu Companion Loan”: With respect to the Aspen at Norman Student Housing Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-2 and made by the related Mortgagor and secured by the Mortgage on the Aspen at Norman Student Housing Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the Aspen at Norman Student Housing Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Aspen at Norman Student Housing Intercreditor Agreement.

“Aspen at Norman Student Housing Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include the Aspen at Norman Student Housing Pari Passu Companion Loan.

“Aspen at Norman Student Housing Whole Loan”: The Aspen at Norman Student Housing Mortgage Loan, together with the Aspen at Norman Student Housing Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Aspen at Norman Student Housing Mortgaged Property. References herein to the Aspen at Norman Student Housing Whole Loan shall be construed to refer to the aggregate indebtedness under the Aspen at Norman Student Housing Mortgage Loan and the Aspen at Norman Student Housing Pari Passu Companion Loan.

“Asset Representations Reviewer”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Representations Reviewer Upfront Fee”: As defined in Section 12.02(a).

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit QQ hereto.

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), the Certificateholders evidencing at least 5% of the aggregate Voting Rights represented by all of the Certificates.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit OO.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit PP.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2) at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment” and “Assignments”: Each as defined in Section 2.01(c).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: With respect to any Mortgaged Property, an assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and the related Non-Serviced Primary Servicing Fee Rate, if applicable).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a), in each case in its capacity as authenticating agent, or if any successor authenticating agent is appointed pursuant to Section 5.02(a), such successor authenticating agent.

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced PSA and/or the related Non-Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Accounts pursuant to Section 3.05(g) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicers pursuant to Section 3.17(a)) on deposit in the Collection Accounts (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Accounts that is held for the benefit of the Companion Holders) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)       all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

(ii)       all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)       (A) all amounts payable or reimbursable to any Person from the Collection Accounts pursuant to clauses (ii) through (xviii), inclusive, and (xxi) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)       with respect to the Actual/360 Mortgage Loans and any Distribution Date relating to each Interest Accrual Period occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Net Mortgage Rate to the extent such amounts are Withheld Amounts;

(v)       all Excess Interest;

(vi)       all Prepayment Premiums and Yield Maintenance Charges allocable to the Mortgage Loans;

(vii)       all amounts deposited in the Collection Accounts in error; and

(viii)       any Penalty Charges allocable to the Mortgage Loans;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Accounts for such Distribution Date pursuant to Section 3.14(c);

(c)       the aggregate amount of any Compensating Interest Payments made by the Master Servicers in respect of the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicers or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator Fee, Operating Advisor Fee, Asset Representations Reviewer Fee, CREFC® Intellectual Property Royalty License Fee and Trustee Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05;

(d)       with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(a); and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

Notwithstanding the investment of funds held in the Collection Accounts pursuant to Section 3.06, for purposes of calculating the Available Funds, the amounts so invested shall be deemed to remain on deposit in such accounts.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(d).

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Party”: A borrower, a Mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to an NCB Co-op Mortgage Loan, a person shall not be considered a “Borrower Party” solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate”: With respect to a borrower, a Mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: With respect to any Mortgage Loan, a breach of any representation or warranty with respect to such Mortgage Loan set forth in Section 4(b) of the related Mortgage Loan Purchase Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in Maryland, North Carolina, New York, California, Kansas, Pennsylvania, or the city and state in which the Corporate Trust Office of the Trustee or the Certificate Administrator, or the principal place of business or principal commercial mortgage loan servicing office of either Master Servicer or either Special Servicer is located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder. Wells Fargo Bank, National Association shall perform the certificate administrator role through its Corporate Trust Services division.

“Certificate Administrator Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator Fee includes the Trustee Fee, and the Certificate Administrator shall pay the Trustee Fee to the Trustee.

“Certificate Administrator Fee Rate”: The Certificate Administrator Fee shall be equal to the product of the rate equal to 0.00630% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan) or REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of the preceding Distribution Date. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator’s Website”: The Certificate Administrator’s Internet website, which shall initially be located at “www.ctslink.com”.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

“Certificate Factor”: With respect to any Class of Certificates (other than the Class R and Class V Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by the General Special Servicer or an Affiliate thereof shall not be deemed to be outstanding as to the General Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to a Master Servicer or a Special Servicer, as applicable, such Master Servicer and such Special Servicer or any such Affiliate thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of either Special Servicer’s, either Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, such Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of any Master Servicer, any Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders.

“Certificateholder Quorum”: The Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the Asset Representations Reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates on an aggregate basis.

“Certificateholder Repurchase Request”: As defined in Section 2.03(k)(i).

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“Class”: With respect to any Certificates or the Lower-Tier Regular Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Lower-Tier Regular Interest.

“Class A Certificate”: Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.7950%.

“Class A-2 Certificate”: A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.9830%.

“Class A-3 Certificate”: A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-3 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.3740%.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6400%.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-S Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 0.4690%.

“Class A-SB Certificate”: A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-SB Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.4860%.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus (ii) 1.3000%.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class G Certificate”: A Certificate designated as “Class G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class G Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class H Certificate”: A Certificate designated as “Class H” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class H Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class LA1 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA2 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA3 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA4 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAS Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LASB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LC Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LD Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LE Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LF Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LG Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LH Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original

Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-2 hereto, and evidencing the sole class of “residual interests” in each Trust REMIC for purposes of the REMIC Provisions.

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class V Certificate”: Each of the Certificates executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-3 and designated as a Class V Certificate, and evidencing undivided beneficial ownership of the Class V Specific Grantor Trust Assets.

“Class V Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of any Excess Interest, the Excess Interest Distribution Account and the proceeds thereof.

“Class X Certificates”: The Class X-A, Class X-B and Class X-D Certificates, as the context may require.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S Certificates).

“Class X-A Pass-Through Rate”: The Pass-Through Rate for Class X-A Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates (other than the Class A-S Certificates) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A-S, Class B and Class C Certificates.

“Class X-B Pass-Through Rate”: The Pass-Through Rate for Class X-B Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-D Notional Amount”: As of any date of determination, the Certificate Balance of the Class D Certificates.

“Class X-D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.3000%.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”: December 8, 2016.

“CMBS”: Commercial mortgage-backed securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount” With respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The applicable Special Servicer or the applicable Master Servicer, as the case may be, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s or the applicable Master Servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

“Collection Account”: A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee for the benefit of the Certificateholders, which, with respect to the General Master Servicer, shall be entitled “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Collection Account” and, with respect to the NCB Master Servicer, shall be entitled “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the applicable Collection Account shall be for the benefit of the Serviced Companion Noteholders, to the extent funds on deposit in such subaccount are attributed to such Companion Loans and shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust.

“Collection Period”: With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a Business Day, any Periodic Payments received with respect to the Mortgage Loans or Companion Loan relating to such Collection Period on the Business Day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Companion Distribution Account”: With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Serviced Companion Noteholders, which shall be entitled “Wells Fargo Bank, National Association, as Companion Paying Agent, for the benefit of the Serviced Companion Noteholders of the Serviced Companion Loans, relating to the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Companion Distribution Account”. The Companion Distribution Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Serviced Companion Noteholders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the General Master Servicer and the Companion Paying Agent are the same entity, the

Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan(s)”: As defined in the Preliminary Statement.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the General Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Compensating Interest Payments”: With respect to each Master Servicer, an aggregate amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer and any related Serviced Pari Passu Companion Loans (in each case other than any Specially Serviced Loan or any Mortgage Loan or related Serviced Pari Passu Companion Loan on which the applicable Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of such Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Mortgage Loan (other than any Non-Serviced Mortgage Loans), Serviced Pari Passu Companion Loan and REO Loan for which such Master Servicer is acting as Master Servicer for which Servicing Fees are being paid to such Master Servicer for such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Serviced Whole Loan is serviced hereunder, the related Serviced Pari Passu Companion Loan) for which such Master Servicer is acting as Master Servicer subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such Master Servicer for such Collection Period received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of either Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y) at the request or with the consent of the applicable Special Servicer or, so long as no Control Termination Event has occurred and is continuing, and only with respect to Mortgage Loans other than Excluded Loans, the Directing Certificateholder or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, such Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. No Master Servicer will be required to make any Compensating Interest Payment as a result of any prepayments on Mortgage Loans for which it does not act as Master Servicer.

For the avoidance of doubt, Compensating Interest Payments attributable to a Serviced Whole Loan shall be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal balances.

“Consultation Termination Event”: At any date at which (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) a Holder of the Class F Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder, and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 3.23(l); provided that no Consultation Termination Event resulting solely from the operation of clause (ii) shall be deemed to have existed or be in continuance with respect to a successor Holder of Class F Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Consumer Price Index for All Urban Consumers”: The “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor.

“Control Eligible Certificates”: Any of the Class F, Class G and Class H Certificates.

“Control Termination Event”: The occurrence of (i) the Certificate Balance of the Class F Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a)) being reduced to less than 25% of the Original Certificate Balance of such Class or (ii) a Holder of the Class F Certificates becoming the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 3.23(l); provided that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided, however, that if at any time the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate class among the Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H Certificates.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Depositor, the Trustee, either Master Servicer, either Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Depositor, Trustee, Master Servicer, Operating Advisor or Special Servicer, as applicable. The Trustee, Master Servicers, the Special Servicers and the Operating Advisor shall be entitled to rely on any such list so provided.

“Controlling Companion Loan”: With respect to a Servicing Shift Whole Loan, the related Companion Loan which, in accordance with the related Intercreditor Agreement, will be the “Controlling Note” or similarly defined term as identified in the related Intercreditor Agreement after the securitization of such Companion Loan. As of the Closing Date, each of the Redwood MHC Portfolio Pari Passu Note A-1 and the Rio West Business Park Pari Passu Companion Loan shall be a Controlling Companion Loan related to the Trust.

“Conveyed Property”: As defined in Section 2.01(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate transfers and surrenders, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113; (ii) with respect to the Trustee at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee WFCM 2016-LC25; and (iii) for all other purposes, to the Certificate Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate

Trust Services (CMBS), WFCM Commercial Mortgage Securities Trust 2016-LC25, telecopy number (410) 715-2380.

“Corrected Loan”: Any Specially Serviced Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no other Servicing Transfer Event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three (3) months, no additional default is foreseeable in the reasonable judgment of the applicable Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Loan) the servicing of which the applicable Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.19(a).

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, each Master Servicer, each Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan) and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Master Servicers from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and REO Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest

Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains seven electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File and (7) CREFC® Special Servicer Loan File) and nine surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® NOI Adjustment Worksheet, (8) CREFC® Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan, as applicable, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine templates: (1) CREFC® Appraisal Reduction Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the applicable Master Servicer or the applicable Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by either Master Servicer, by the applicable Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by either Special Servicer, by the applicable Master Servicer (if other than such Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Master Servicers.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to such Certificates.

“Crossed Mortgage Loan Group”: With respect to (i) any mortgage loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual mortgage loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted mortgage loans. For the avoidance of doubt, there is no Crossed Mortgage Loan Group under this Agreement.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group. For the avoidance of doubt, there is no Crossed Underlying Loan under this Agreement.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus, (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the General Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Excluded Loan) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“CSAIL 2016-C7 Pooling and Servicing Agreement”: The pooling and servicing agreement, dated as of November 1, 2016, among, Credit Suisse Commercial Mortgage Securities Corp. as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC as operating advisor and asset representations reviewer, Wells Fargo Bank, National Association, certificate administrator and custodian and Wilmington Trust, National Association, as trustee, as from time to time amended, supplemented or modified, relating to the issuance of the CSAIL 2016-C7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-C7.

“Cumulative Appraisal Reduction Amount”: As of any date of determination for any Mortgage Loan, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the applicable Special Servicer and the Certificate Administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the applicable Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any such Non-Serviced Mortgage Loan that is an AB Modified Loan.

“Cure/Contest Period”: As defined in Section 12.01(b)(vii).

“Custodial Exception Report”: As defined in Section 2.02(b).

“Custodian”: A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or (except to the extent Wells Fargo Bank, National Association is the Custodian) an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian. Wells Fargo Bank, National Association will perform its duties as Custodian hereunder through its Document Custody division.

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in December 2016, or with respect to any Mortgage Loan that has its first Due Date in January 2017, the date that would have otherwise been the related Due Date in December 2016.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”: DBRS, Inc., and its successors in interest. If neither DBRS nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers, the Directing Certificateholder and the Special Servicers

and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Default Interest”: With respect to any Mortgage Loan or Companion Loan and any Collection Period, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments (other than a Balloon Payment) or delinquent in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period will be 120 days if the related Mortgagor has provided the applicable Master Servicer or applicable Special Servicer, as applicable, with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to such Master Servicer or Special Servicer, as applicable; and, in either case, such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the applicable Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Defect”: As defined in Section 2.02(f).

“Deficient Exchange Act Deliverable”: With respect to a Master Servicer, a Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the related Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage Loan or Serviced Whole Loan which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate in definitive, fully registered form without interest coupons. Initially, the Class R Certificates, Class V Certificates and any Certificate issued pursuant to Section 5.02(c) and Section 5.02(d) shall be Definitive Certificates.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, or its successor in interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Site”: The website to which Diligence Files are uploaded as designated by the Depositor to the Mortgage Loan Sellers.

“Determination Date”: With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the next Business Day), commencing in January 2017.

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)       the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(vii)       any Intercreditor Agreement relating to permitted debt of the Mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(viii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       other than with respect to an NCB Co-op Mortgage Loan, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      any related mezzanine intercreditor agreement;

(xiv)      all related environmental reports; and

(xv)       all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) or an NCB Co-op Mortgage Loan, copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related Mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of any origination settlement statement;

(r)        a copy of the Insurance Summary Report;

(s)       a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)        a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)       a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)       a copy of any closure letter (environmental); and

(w)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the related originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications shall constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

“Directing Certificateholder”: (A) With respect to a Servicing Shift Whole Loan, the Directing Certificateholder shall be the related Loan-Specific Directing Certificateholder, and (B) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan), the initial Directing Certificateholder shall be World Class Capital Group, LLC, a Texas limited liability company, and thereafter, the Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the Certificate Registrar) from time to time; provided, however, that (for purposes of this clause (B)) (i) absent that selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing

Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) will be the Directing Certificateholder; provided, however, that, in the case of this clause (iii), in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of this Agreement. After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder, as described in clause (B) of the first sentence of this definition, shall only retain its consultation rights to the extent specifically provided for herein. After the occurrence of a Consultation Termination Event, there will be no Directing Certificateholder as described in clause (B) of the first sentence of this definition. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. In the event the Controlling Class Certificateholder has elected to irrevocably waive its right to appoint a Directing Certificateholder, as described in clause (B) of the first sentence of this definition, or to exercise any of the rights of the Controlling Class Certificateholder, there will be no such Directing Certificateholder and no party will be entitled to exercise any of the rights of such Directing Certificateholder until such time as a Controlling Class Certificateholder is reinstated pursuant to Section 3.23(l) and a new such Directing Certificateholder is appointed in accordance with the terms hereof. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO

Property) in connection with the disposition, workout or foreclosure of any such Mortgage Loan or Serviced Companion Loan, the management or disposition of such REO Property, and the performance by the applicable Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the applicable Special Servicer is entitled pursuant to Section 3.11 of this Agreement.

“Disclosure Parties”: As defined in Section 3.13(e).

“Discount Rate”: As defined in Section 4.01(d).

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership,” as defined in Section 775 of the Code and (vi) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in January 2017. The initial Distribution Date shall be January 18, 2017.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: Any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long-term deposit rating or long-term unsecured debt obligations of which are rated at least “A2” by Moody’s, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “P-1” from Moody’s, if the deposits are to be held in such account for less than thirty (30) days, (B) the long-term unsecured debt obligations of which are rated at least “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days and (C) the long-term unsecured debt obligations of which are rated at least “A” by DBRS (if then rated by DBRS, or if not rated by DBRS, an equivalent rating (or higher) by at least two (2) NRSROs (which may include

Moody’s and/or Fitch) or such other rating confirmed in a Rating Agency Confirmation), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “R-1(middle)” from DBRS (if then rated by DBRS, or if not rated by DBRS, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Moody’s and/or Fitch) or such other rating confirmed in a Rating Agency Confirmation), if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with Wells Fargo Bank, National Association so long as Wells Fargo Bank, National Association’s long-term unsecured debt rating shall be at least “A2” from Moody’s, “A” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for more than thirty (30) days) and “A” from DBRS (if then rated by DBRS, or if not rated by DBRS, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Moody’s and/or Fitch) or such other rating confirmed in a Rating Agency Confirmation) or Wells Fargo Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “P-1” from Moody’s, “F2” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for thirty (30) days or less) and “R-1 (middle)” from DBRS (if then rated by DBRS, or if not rated by DBRS, an equivalent rating by at least two (2) NRSROs (which may include Moody’s and/or Fitch) or such other rating confirmed in a Rating Agency Confirmation); (iii) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (iv) any other account or accounts not listed in clauses (i) – (ii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (v) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A2” from Moody’s (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “P-1” from Moody’s (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b); or (vi) in the case of Servicing Accounts or reserve accounts with respect to NCB Mortgage Loans with respect to amounts posted with the lender for Escrow Payments, repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or for any unit maintenance or rent receivables or negative carry, any account maintained with NCB (provided that, if such account is not otherwise an Eligible Account, NCB has a combined capital and surplus of at least $40,000,000). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An institution that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of Moody’s, Fitch, KBRA, S&P, DBRS and Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not affiliated with) a Sponsor, a Mortgage Loan Seller, an originator, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement or the Directing Certificateholder or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An institution (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, a Mortgage Loan Seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates; (d) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; and (e) that (i) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (ii) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

“Enforcing Party”: The person obligated to or that elects pursuant to Section 2.03 to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: As defined in Section 2.03(k)(i) of this Agreement.

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Restricted Certificate”: Any Certificate (other than a Class R or Class V Certificate) that does not meet the requirements of Prohibited Transaction Exemption 96-22 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class F, Class G and Class H Certificates is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the applicable Master Servicer or the applicable Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Interest”: With respect to each ARD Loan, interest accrued on such ARD Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon to the extent permitted by applicable law and the related Mortgage Loan documents. The Excess Interest shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”: The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Certificate Administrator pursuant to Section 3.04(c), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Class V Certificates, Excess Interest Distribution Account”, and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class V Certificates. The Excess Interest Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Modification Fee Amount”: With respect to either the applicable Master Servicer or the applicable Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by such Master Servicer or such Special Servicer, as applicable, as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise. With respect to each of the Master Servicers and the Special Servicers, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

“Excess Prepayment Interest Shortfall”: The aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicers’ Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

“Excess Rate”: With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of the Directing Certificateholder or any Controlling Class Certificateholder becoming an “Excluded Controlling Class Holder”, such Directing Certificateholder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the related Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Whole Loan is not an Excluded Controlling Class Loan, such Mortgage Loan or Whole Loan is also not an Excluded Loan. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by a Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding a Special Servicer’s net present value determination or any Appraisal Reduction calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the applicable Master Servicer or the applicable Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the applicable Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, but in each case other than information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) shall not be considered “Excluded Information”. Each of the Master Servicers, the Special Servicers or the Operating Advisor shall deliver any Excluded Information to the Certificate Administrator in accordance with Section 3.33. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.26.

“Excluded Loan”: Any Mortgage Loan or Whole Loan if, as of any date of determination, the related Directing Certificateholder or the Holder of the majority of the Controlling Class is a Borrower Party. For the avoidance of doubt, any Excluded Loan is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the Special Servicer set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to this Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the applicable Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the applicable Special Servicer obtains knowledge that it is a Borrower Party. For the avoidance of doubt, there are no Excluded Special Servicer Loans related to the Trust as of the Closing Date.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the applicable Special Servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the applicable Special Servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to Section 3.19, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable Special Servicer in accordance with this Agreement. The Operating Advisor is only required to review Final Asset Status Reports delivered to it by the Special Servicer; provided that the Operating Advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii).

“Final Recovery Determination”: A reasonable determination by the applicable Special Servicer, in consultation with the Directing Certificateholder if related to a Mortgage Loan other than an Excluded Loan and made prior to the occurrence of a Consultation Termination Event, with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, (ii) the applicable Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder or any mezzanine lender pursuant to Section 3.16 or (iii) the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the applicable Special Servicer’s judgment, which judgment was exercised without regard to any obligation of such Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. With respect to all Mortgage Loans other than Excluded Loans, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the applicable Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Entitlement Amount” With respect to each Distribution Date, an amount equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest

Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement) over (ii) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received.

“Gain-on-Sale Remittance Amount”: With respect to each Distribution Date, an amount equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

“Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“General Master Servicer”: Wells Fargo Bank, National Association, or any successor thereto (as General Master Servicer) appointed as provided herein.

“General Special Servicer”: CWCapital Asset Management LLC or its successor in interest, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Gurnee Mills Intercreditor Agreement”: That certain Agreement Between Note Holders, dated as of November 3, 2016, by and between the holders of the respective promissory notes evidencing the Gurnee Mills Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Gurnee Mills Mortgage Loan”: With respect to the Gurnee Mills Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 10 on the Mortgage Loan Schedule), which is evidenced by promissory note A-2B, and is pari passu in right of payment with the Gurnee Mills Pari Passu Companion Loans to the extent set forth in the Gurnee Mills Intercreditor Agreement.

“Gurnee Mills Mortgaged Property”: The Mortgaged Property that secures the Gurnee Mills Whole Loan.

“Gurnee Mills Pari Passu Companion Loans”: With respect to the Gurnee Mills Whole Loan, the Companion Loans evidenced by the related promissory notes A-1A, A-1B, A-2A, A-3 and A-4 and made by the related Mortgagor and secured by the Mortgage on the Gurnee Mills Mortgaged Property, which are not included in the Trust and which are generally pari passu in right of payment to the Gurnee Mills Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Gurnee Mills Intercreditor Agreement.

“Gurnee Mills Whole Loan”: The Gurnee Mills Mortgage Loan, together with the Gurnee Mills Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Gurnee Mills Mortgaged Property. References herein to the Gurnee Mills Whole Loan shall be construed to refer to the aggregate indebtedness under the Gurnee Mills Mortgage Loan and the Gurnee Mills Pari Passu Companion Loans.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicers, the Special Servicers, the Directing Certificateholder, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, either Master Servicer, either Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Certificateholder, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, either Master Servicer, any Companion Holder or the Trust, delivered to the Trustee, any Companion Holder, the Certificate Administrator and the Master Servicers), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that none of the Master Servicers nor the Special Servicers shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including a Master Servicer or a Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor and the Master Servicers of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicers, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Purchasers”: Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Academy Securities, Inc.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with either Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the applicable Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Intercreditor Agreement”: Each of the 9 West 57th Street Intercreditor Agreement, the Walmart Shadow Anchored Portfolio Intercreditor Agreement, the Marriott Hilton Head Resort & Spa Intercreditor Agreement, the Redwood MHC Portfolio Intercreditor Agreement, the Gurnee Mills Intercreditor Agreement, the Aspen at Norman Student Housing Intercreditor Agreement, the Rio West Business Park and the 101 Hudson Street Intercreditor Agreement, and any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates, the amount of interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates for any Distribution Date, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class of Certificates on such Distribution Date.

For purposes of clause (B) above, the Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Regular Certificates in an amount equal to the product of (i) the amount of such Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Regular Certificates for such Distribution Date.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates, the sum of (a) the portion of the Interest Distribution Amount for such Class of Certificates remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of Class X Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class of Certificates for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date.

“Interested Person”: As of the date of any determination, the Depositor, any Master Servicer, any Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Certificateholder, any Sponsor, any Borrower Party, any Independent Contractor engaged by the Special Servicer, or any known Affiliate of any of the preceding entities. With respect to a Whole Loan if it is a Defaulted Loan, the Depositor, any Master Servicer, any Special Servicer (or any Independent Contractor engaged by such Special Servicer), or the trustee for the securitization of a

Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor-Based Exemption”: Any of PTCE 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”) or a similar exemption under Similar Law.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C or Exhibit P-1D to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is not the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall only receive access to the Statements to Certificateholders prepared by the Certificate Administrator, (iii) (other than with respect to a Companion Holder) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to reasonably request and obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to this Agreement that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“JPMCC 2016-NINE Trust and Servicing Agreement”: That certain Trust and Servicing Agreement, dated as of September 26, 2016, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Servicer, Special Servicer and Certificate Administrator, and Wilmington Trust, National Association, as Trustee, which creates a trust whose assets include one of the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan.

“KBRA”: Kroll Bond Rating Agency, Inc., and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legal Fee Reserve Account”: The account created and maintained by the Certificate Administrator pursuant to Section 3.04(b), in the name of the “Legal Fee Reserve Account”, into which the amounts set forth in Section 3.04(b) shall be deposited directly and which must be an Eligible Account.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by either Special Servicer, or by any Companion Holder or any mezzanine lender (as applicable) pursuant to Section 3.16 (and the related Intercreditor Agreement, as applicable); (v) such Mortgage Loan is purchased by either Special Servicer, either Master Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by either Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by either Special Servicer in connection with a liquidation of any Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to the applicable Special Servicer with respect to each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) as to which such Special Servicer obtains (i) a full, partial or discounted payoff from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable), or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Loan by either Special Servicer or any Affiliate thereof (except if such Affiliate purchaser is the Directing Certificateholder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Certificateholder or an Affiliate thereof purchases any Specially Serviced Loan within ninety (90) days after the applicable Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Loan, such Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its Affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clauses (v), (vi) and (vii) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Intercreditor Agreement, (d) with respect to a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase of such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; or (e) if a Mortgage Loan or Serviced Whole Loan

becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within ninety (90) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e) above, each Special Servicer may still collect and retain a Liquidation Fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan, as applicable, or REO Property and received by the applicable Special Servicer as compensation within the prior twelve (12) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. No Liquidation Fee shall be payable in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within 90 days of receipt of notice of a breach (and giving effect to an extension period of 90 days).

“Liquidation Fee Rate”: A rate equal to 1.00% with respect to any Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property; provided that if such rate would result in an aggregate Liquidation Fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate Liquidation Fee equal to $25,000.

“Liquidation Proceeds”: Cash amounts received by or paid to either Master Servicer or either Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Specially Serviced Loan or REO Property by the Holders of the majority of the Controlling Class, either Special Servicer, either Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the applicable Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Litigation Control”: As defined in Section 3.32.

“Loan-Specific Directing Certificateholder”: With respect to a Servicing Shift Whole Loan, the “Controlling Holder”, the “Directing Certificateholder”, the “Directing Holder”, the “Directing Lender” or any analogous concept set forth under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, a Loan-Specific Directing Certificateholder with respect to the related Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the Pooling and Servicing Agreement with respect to the related Servicing Shift Whole Loan. As of the Closing Date, Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC are each expected to be a Loan-Specific Directing Certificateholder with respect to the Redwood MHC Portfolio Whole Loan. As of the Closing Date, Wells Fargo Bank, National Association is expected to be a Loan-Specific Directing Certificateholder with respect to the Rio West Business Park Portfolio Whole Loan.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(i) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(b).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)), and as set forth in Section 4.01(b)).

“Lower-Tier Regular Interests”: Any of the Class LA1, Class LA2, Class LA3, Class LA4, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LH Uncertificated Interests.

“Lower-Tier REMIC”: One of two separate REMICs comprising a portion of the Trust Fund, which consist of the Mortgage Loans (exclusive of Excess Interest) and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Collection Account (other than with respect to any Companion Loan), the related portion of the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account, and all other properties included in the Trust Fund that are not in the other Trust REMIC or the Grantor Trust, except for the Loss of Value Reserve Fund.

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: With respect to any Mortgage Loan or Serviced Whole Loan, each of the following:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan;

(iii)      any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan (other than an extension described under clause (ix) of the definition of “Master Servicer Decision”);

(iv)      following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(v)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the Trust) or a defaulted Non-Serviced Mortgage Loan that the Special Servicer is permitted to sell in accordance with Section 3.16(a)(iii) this Agreement, in each case, for less than the applicable Purchase Price

(vi)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vii)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(viii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than (A) any transfer of interest in the Mortgagor described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected without the consent of the lender under the related loan agreement or (B)(I) any waiver of a “due-on-encumbrance” clause pertaining to an NCB Co-op Mortgage Loan with respect to subordinate financing as to which the NCB Subordinate Debt Conditions have been satisfied or (II) the incurrence of additional indebtedness by an NCB Co-op Mortgage Loan;

(ix)       other than with respect to any Non-Specially Serviced Loan, any property management company changes with respect to (a) a Mortgage Loan secured by a hospitality Mortgaged Property, (b) an affiliated property manager or (c) a Mortgage Loan secured by a non-hospitality Mortgaged Property (other than with respect to an NCB Co-op Mortgage Loan) with a Stated Principal Balance greater than $15,000,000, including, without limitation, the related approval of the termination of a manager and appointment of a new property manager;

(x)        any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(xi)       other than with respect to any NCB Co-op Mortgage Loan and other than in the case of any Non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion; provided, however, that releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit held as performance escrows or reserves with respect to any Specially Serviced Loans identified (along with the related Mortgage Loans) on Schedule 3 hereto shall constitute Major Decisions;

(xii)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage

Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xiii)     other than with respect to any Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(xiv)     other than with respect to any Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at a Mortgaged Property if (A) the lease involves a lease of an outparcel or affects an area greater than or equal to the lesser of (I) 30% of the net rentable area of the improvements at the Mortgaged Property and (II) 30,000 square feet of the improvements at the Mortgaged Property and (B) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan;

(xv)      other than with respect to any Non-Specially Serviced Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan Holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the Master Servicer shall additionally require the consent of the Master Servicer as a condition to its effectiveness;

(xvi)     any consent to incurrence of additional debt by a Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents, other than requests to incur subordinate debt on any NCB Co-op Mortgage Loan as to which the NCB Subordinate Debt Conditions have been satisfied;

(xvii)    other than with respect to any Non-Specially Serviced Loan, approval of easements that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the related Mortgage Loan;

(xviii)   other than with respect to any Non-Specially Serviced Loan, agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted;

(xix)      determining whether to cure any default by a Mortgagor under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(xx)       other than with respect to NCB Co-op Mortgage Loans and other than with respect to any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any Mortgagor of the obligation to provide financial statements on at least a quarterly basis).

“Marriott Hilton Head Resort & Spa Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of October 3, 2016 and updated as of November 1, 2016, by and between the holders of the respective promissory notes evidencing the Marriott Hilton Head Resort & Spa Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Marriott Hilton Head Resort & Spa Mortgage Loan”: With respect to the Marriott Hilton Head Resort & Spa Whole Loan, the Mortgage Loan that is included in the Trust Fund (identified as Mortgage Loan Number 3 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1 and is pari passu in right of payment with the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans to the extent set forth in the Marriott Hilton Head Resort & Spa Intercreditor Agreement.

“Marriott Hilton Head Resort & Spa Mortgaged Property”: The Mortgaged Property that secures the Marriott Hilton Head Resort & Spa Whole Loan.

“Marriott Hilton Head Resort & Spa Pari Passu Companion Loans”: With respect to the Marriott Hilton Head Resort & Spa Whole Loan, the Companion Loans evidenced by the related promissory notes designated as promissory notes A-2A, A-2B, A-3A, A-3B and A-4 and made by the related Mortgagor and secured by the Mortgage on the Marriott Hilton Head Resort & Spa Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the Marriott Hilton Head Resort & Spa Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Marriott Hilton Head Resort & Spa Intercreditor Agreement.

“Marriott Hilton Head Resort & Spa Whole Loan”: The Marriott Hilton Head Resort & Spa Street Mortgage Loan, together with the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Marriott Hilton Head Resort & Spa Mortgaged Property. References herein to the Marriott Hilton Head Resort & Spa Whole Loan shall be construed to refer to the aggregate indebtedness under the Marriott Hilton Head Resort & Spa Mortgage Loan and the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans.

“Marriott Hilton Head Resort & Spa Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans.

“Master Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan), any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan) and any matters relating to the foregoing, the General Master Servicer and (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Master Servicer.

“Master Servicer Decision”: As defined in Section 3.18(m).

“Material Defect”: With respect to any Mortgage Loan, a Defect in any Mortgage File or a Breach, which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein or causes such Mortgage Loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage”.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

“Mediation Rules”: As defined in Section 2.03(m)(i).

“Mediation Services Provider”: As defined in Section 2.03(m)(i).

“Merger Notice”: As defined in Section 6.03(b).

“Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, and its successors in interest. If neither Morningstar nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(i)         the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to “Pay to the order of Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, without recourse, representation or warranty” or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening Assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)       an original Assignment of Mortgage in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment of Mortgage, a copy thereof certified to be the copy of such Assignment of Mortgage submitted to or to be submitted for recording);

(iv)       the original or a copy of any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)        an original Assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of Wells Fargo Commercial Mortgage Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that

Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to clause (iii) or clause (v) above;

(vii)      originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance (which may be in electronic form) issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)        an original Assignment in favor of the Trustee of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(xi)        the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan, if applicable;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to such Mortgage Loan or Serviced Whole Loan;

(xiii)      the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to such Mortgage Loan or Serviced Whole Loan;

(xiv)      other than with respect to the NCB Co-op Mortgage Loans, the original or a copy of any property management agreement relating to such Mortgage Loan or Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to such Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of such Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the Trustee, in each case as applicable;

(xvi)      the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)       a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date (the “Mortgage Loan Checklist”);

provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the applicable Master Servicer, or the applicable Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by the Trustee, the applicable Master Servicer or the applicable Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required or the requirements of clause (i) of the definition of “Mortgage File” shall otherwise be satisfied) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (iii), (v), (vi), (vii), (ix) and (x) above as being in favor of the Trustee shall instead be in favor of the applicable Non-Serviced Trustee and need only be in such form as was delivered to the applicable Non-Serviced Trustee or a custodian on its behalf, and (f) so long as the Custodian is also the related Non-Serviced Custodian, in connection with any Non-Serviced Mortgage Loan, any and all document delivery requirements with respect to the related Mortgage File (or any portion thereof) set forth herein or in the related Mortgage Loan Purchase Agreement will be satisfied by the delivery, in compliance with the terms of the related Non-Serviced PSA, by the applicable Mortgage Loan Seller of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan or shall otherwise satisfy the requirements of clause (i) of the definition of “Mortgage File”) to the custodian under the related Non-Serviced PSA (in such form as was delivered to the custodian under the related Non-Serviced PSA); provided that (a) the Custodian shall perform its duties under this Agreement (including, without limitation, Article II), and be liable to the other parties hereto, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if such Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the Custodian under this Agreement, (b) the Custodian shall not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party hereto, and (c) if for any reason the Custodian shall resign as Custodian hereunder or resign as the related Non-Serviced Custodian or shall otherwise no longer act as Custodian hereunder or as the related Non-Serviced Custodian or shall otherwise be required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the Custodian shall include the documents contemplated by clauses (ii) through (xix) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the related Other Securitization) that shall be maintained by it or any successor custodian hereunder.

“Mortgage Loan”: Each of the mortgage loans (which, for the avoidance of doubt, includes each Crossed Mortgage Loan Group, each of which, for the purposes of this Agreement, shall be treated as one Mortgage Loan, provided that each individual Crossed Underlying Loan within any such Crossed Mortgage Loan Group shall not be included in this definition of Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan. For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be part of a “Mortgage Loan” or an asset of the Trust.

“Mortgage Loan Checklist”: As defined in the definition of Mortgage File.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, as any such schedule may be amended from time to time in connection with a substitution under Section 2.03 and in accordance with the relevant Mortgage Loan Purchase Agreement, and which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)         the loan identification number (as specified in Annex A-1 to the Prospectus);

(ii)        the Mortgagor’s name;

(iii)       the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

(iv)       the Mortgage Rate in effect at origination;

(v)        the Net Mortgage Rate in effect at the Cut-off Date;

(vi)       the original principal balance;

(vii)      the Cut-off Date Balance;

(viii)     the (a) original term to stated maturity or Anticipated Repayment Date, (b) remaining term to stated maturity or Anticipated Repayment Date and (c) Maturity Date;

(ix)        the original and remaining amortization terms;

(x)         the amount of the Periodic Payment due on the first Due Date following the Cut-off Date;

(xi)        the applicable Servicing Fee Rate;

(xii)       whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

(xiii)      whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Mortgagor’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

(xiv)     identifying any Mortgage Loans with which such Mortgage Loan is cross-defaulted or cross-collateralized;

(xv)       the name of the related Mortgage Loan Seller;

(xvi)     the name of the related Mortgage Loan sponsor;

(xvii)    whether the related Mortgage Loan is secured by a letter of credit (and, if so, the amount of such letter of credit);

(xviii)   amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

(xix)      number of grace days;

(xx)       the type of cash management agreement or lock-box agreement in place;

(xxi)      the general property type of the related Mortgaged Property;

(xxii)     whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any Principal Prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xxiii)    the Anticipated Repayment Date, if applicable;

(xxiv)    the Revised Rate of such Mortgage Loan, if any; and

(xxv)     the number of units, rooms, pads or square feet with respect to each Mortgaged Property;

(xxvi)    the Administrative Cost Rate; and

(xxvii)   the Due Date.

Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans. Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Mortgage Loan Seller”: Each of (i) Wells Fargo Bank, National Association, a national banking association, or its successor in interest, (ii) Ladder Capital Finance LLC, a Delaware limited liability company, or its successor in interest, (iii) Rialto Mortgage Finance, LLC, a Delaware limited liability company, or its successor in interest, and (iv) NCB, a national banking association, or its successor in interest.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement thereof.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan (including the Non-Serviced Mortgage Loans) or related Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or related Companion Loan from time to time in accordance with the related Mortgage Note and applicable law; or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“MSC 2016-BNK2 Pooling and Servicing Agreement”: That certain Pooling and Servicing Agreement, dated as of November 1, 2016, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as master servicer, C-III Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator and custodian, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, as from time to time amended, supplemented or modified relating to the issuance of the Morgan Stanley Capital I Trust 2016-BNK2, Commercial Mortgage Pass-Through Certificates, Series 2016-BNK2.

“NCB”: National Cooperative Bank, N.A., a national banking association, or its successor-in-interest.

“NCB Co-op Mortgage Loan”: Any NCB Mortgage Loan (other than the Mortgage Loan identified as Loan No. 67 on the Mortgage Loan Schedule).

“NCB Master Servicer”: NCB, or its successor-in-interest, or any successor NCB master servicer appointed as provided herein.

“NCB Mortgage Loans”: Those Mortgage Loans sold to the Depositor pursuant to the related Mortgage Loan Purchase Agreement by NCB and indicated as an NCB Mortgage Loan on the Mortgage Loan Schedule.

“NCB Special Servicer”: NCB, or its successor-in-interest, or any successor NCB special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“NCB Subordinate Debt Conditions”: With respect to an NCB Co-op Mortgage Loan and any encumbrance of the related Mortgaged Property with a subordinate mortgage, the following conditions: (i) each of the subordinate mortgage loans, or the sole subordinate mortgage loan, to be secured by such subordinate mortgage is made by NCB or any Affiliate thereof (ii) such subordinate mortgage is expressly made in compliance with the underwriting standards which NCB customarily employs in connection with making subordinate mortgages for its own mortgage loan portfolio, (iii) the aggregate outstanding principal balance of the NCB Co-op Mortgage Loan, any other existing loans secured by a mortgage then encumbering the related Mortgaged Property and the proposed new subordinate mortgage loan shall not exceed 40% of the Appraised Value of the related Mortgaged Property, (iv) NCB or any Affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Trustee for inclusion in the Mortgage File an intercreditor agreement and subordination agreement with respect to such subordinate mortgage in substantially the form of Exhibit LL hereto or in such other form as shall be acceptable to the NCB Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan) (provided that the Trustee shall have no responsibility for determining the sufficiency or validity thereof), (v) if the subordinate mortgage loan will not be a fully amortizing loan, the stated maturity date of the subordinate mortgage loan shall be no earlier than the maturity date of the related NCB Co-op Mortgage Loan, (vi) the subordinate mortgage loan is made principally for the purpose of funding capital expenditures, major repairs or reserves at or with respect to the Mortgaged Property in question, (vii) NCB or any Affiliate thereof that originates the subordinate mortgage loan receives borrower legal opinions as to authority and enforceability customarily required of borrowers in connection with the origination of similar mortgage loans; and (viii) the aggregate amount of subordinate debt encumbering the Mortgaged Property in question (including the proposed new subordinate mortgage debt and any other existing loans secured by a mortgage then encumbering the related Mortgaged Property, but excluding the Mortgage Loan in question) does not exceed $7,500,000.

“Net Investment Earnings”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable Master Servicer or the applicable Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor; provided, further, that for any Mortgage Loan that does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan or for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the applicable Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. For the avoidance of doubt, Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Interest, Insurance and Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) which, in the reasonable judgment of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the applicable Special Servicer may, at its option (with respect to any Specially Serviced Loan), make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer, and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination may be conclusively relied upon by, but shall not be binding upon, the applicable Master Servicer and the Trustee, provided, however, that such Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by such Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. If a Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the applicable Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination shall not be binding on the applicable Master Servicer and the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and related Non-Serviced Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise). In making such recoverability determination, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable P&I Advance has been made or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but, in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and, in the case of a Serviced Mortgage Loan, any Other Servicer). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and each Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable. In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property which, in the reasonable judgment of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Serviced Whole Loan or REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable

Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but, in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination may be conclusively relied upon by, but shall not be binding upon, the applicable Master Servicer and the Trustee, provided, however, that the applicable Special Servicer shall have no such obligation to make an affirmative determination that any Servicing Advance is or would be recoverable and in the absence of a determination by the applicable Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or the Trustee, as applicable. If the applicable Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the applicable Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal with respect to the related Mortgage Loan, Serviced Companion Loan or related Mortgaged Property). The applicable Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the applicable Special Servicer requests that the applicable Master Servicer make a Servicing Advance, such Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, that such Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to

Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance or property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the related Non-Serviced PSA.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class D, Class E, Class F, Class G Class H, Class V or Class R Certificate.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced PSA.

“Non-Serviced Companion Loan”: Each of the 9 West 57th Street Pari Passu Companion Loans, the 9 West 57th Street Subordinate Companion Loan, the Redwood MHC Portfolio Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Pari Passu Companion Loans, the Rio West Business Park Pari Passu Companion Loan (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Pari Passu Companion Loans.

“Non-Serviced Custodian”: The “Custodian” under a Non-Serviced PSA.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced PSA.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA.

“Non-Serviced Indemnified Parties”: As defined in Section 6.04(i).

“Non-Serviced Intercreditor Agreement”: Each of the 9 West 57th Street Intercreditor Agreement, the Redwood MHC Portfolio Intercreditor Agreement (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Intercreditor Agreement, the Rio West Business Park Intercreditor Agreement (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Intercreditor Agreement.

“Non-Serviced Master Servicer”: The “Master Servicer” or “Servicer” under a Non-Serviced PSA.

“Non-Serviced Mortgage Loan”: Each of the 9 West 57th Street Mortgage Loan, the Redwood MHC Portfolio Mortgage Loan (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Mortgage Loan, the Rio West Business Park Mortgage Loan (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Mortgage Loan.

“Non-Serviced Mortgaged Property”: Each of the 9 West 57th Street Mortgaged Property, the Redwood MHC Portfolio Mortgaged Property (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Mortgaged Property, the Rio West Business Park Mortgaged Property (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Mortgaged Property.

“Non-Serviced Operating Advisor”: The “Operating Advisor” (if any) under a Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan”: Each of the 9 West 57th Street Pari Passu Companion Loans, the Redwood MHC Portfolio Pari Passu Companion Loans (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Pari Passu Companion Loans, the Rio West Business Park Pari Passu Companion Loan (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Pari Passu Companion Loans.

“Non-Serviced Paying Agent”: The “Paying Agent” under a Non-Serviced PSA.

“Non-Serviced Primary Servicing Fee Rate”: With respect to (i) the 9 West 57th Street Mortgage Loan, 0.00125%, and (ii) the Redwood MHC Portfolio Mortgage Loan (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Mortgage Loan, the Rio West Business Park Mortgage Loan (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Mortgage Loan, 0.00250%.

“Non-Serviced PSA”: With respect to (i) the 9 West 57th Street Whole Loan, the JPMCC 2016-NINE Trust and Servicing Agreement, (ii) the Redwood MHC Portfolio Whole Loan, on and after the related Servicing Shift Securitization Date, the Redwood MHC Portfolio Pooling and Servicing Agreement, (iii) the Gurnee Mills Whole Loan, the CSAIL 2016-C7 Pooling and Servicing Agreement, (iv) the Rio West Business Park Whole Loan, on and after the related Servicing Shift Securitization Date, the Rio West Business Park Pooling and Servicing Agreement and (v) the 101 Hudson Street Whole Loan, the MSC 2016-BNK2 Pooling and Servicing Agreement.

“Non-Serviced Special Servicer”: The applicable “Special Servicer” of a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced PSA.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced PSA.

“Non-Serviced Whole Loan”: Each of the 9 West 57th Street Whole Loan, the Redwood MHC Portfolio Whole Loan (on and after the related Servicing Shift Securitization Date), the Gurnee Mills Whole Loan, the Rio West Business Park Whole Loan (on and after the related Servicing Shift Securitization Date) and the 101 Hudson Street Whole Loan.

“Non-Serviced Whole Loan Controlling Holder”: The “directing holder” or similarly defined party under a Non-Serviced PSA.

“Non-Specially Serviced Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is not a Specially Serviced Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Non-Waiving Successor”: As defined in Section 3.23(l).

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount, in the case of the Class X-B Certificates, the Class X-B Notional Amount and in the case of the Class X-D Certificates, the Class X-D Notional Amount.

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.

“OCC”: Office of the Comptroller of the Currency.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount as the related Mortgagor agrees to pay) with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loans, the Servicing Shift Mortgage Loans and each Companion Loan), payable pursuant to Section 3.05 of this

Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, such fee shall be payable in full to the Operating Advisor as an expense of the Trust; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the applicable Master Servicer or the applicable Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional trust fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (but excluding each Non-Serviced Mortgage Loan, each Servicing Shift Mortgage Loan and each Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00188%, except with respect to each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each Companion Loan.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to any particular Class of Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, each Master Servicer, each Special Servicer, the Asset Representations Reviewer, the Directing Certificateholder or any of their Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of either Master Servicer, either Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: With respect to any Class of Principal Balance Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: With respect to the Class X-A Notional Amount, the Class X-B Notional Amount and the Class X-D Notional Amount, the applicable initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

“Other Asset Representations Reviewer”: Any asset representations reviewer under an Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the Other Servicer, Other Trustee, Other Certificate Administrator or Other Depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: Any trust and servicing agreement or pooling and servicing agreement that creates a trust whose assets include any Serviced Companion Loan. For the avoidance of doubt, each of the Walmart Shadow Anchored Portfolio Pooling and Servicing Agreement, the Marriott Hilton Head Resort & Spa Pooling and Servicing Agreement and the Aspen at Norman Student Housing Pooling and Servicing Agreement shall be an Other Pooling and Servicing Agreement.

“Other Securitization”: As defined in Section 11.06.

“Other Servicer”: Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”: The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan.

“Pass-Through Rate”: Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-SB Pass-Through Rate, the Class A-S Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class G Pass-Through Rate, the Class H Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate or the Class X-D Pass-Through Rate, as the case may be.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan), as applicable, in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Prepayment Premium or a Yield Maintenance Charge or any Excess Interest.

“Percentage Interest”: As to any Certificate (other than the Class R and Class V Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R and Class V Certificates), the percentage interest is equal to the Denomination as of the Closing Date of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date. With respect to a Class R or a Class V Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or any related Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)        direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such Rating Agency, such class of securities) as evidenced in writing;

(ii)       time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities with respect to which (A) with respect to Moody’s, (I) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated in the highest short-term rating category by Moody’s or the long-term debt obligations of which are rated at least “A2” by Moody’s, (II) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “A1” by Moody’s, (III) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short-term obligations of which are rated in the highest short-term rating category by Moody’s and the long-term obligations of which are rated at least “Aa3” by Moody’s and (IV) in the case of such investments with maturities of more than six (6) months, the short-term obligations of which are rated in the highest short-term rating category by

Moody’s and the long-term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), (B) with respect to DBRS, (I) for maturities of less than three (3) months, a short-term rating of “R-1(high)” by DBRS (if then rated by DBRS and, if not so rated, by two other NRSROs (which may be Moody’s, Morningstar and/or Fitch)), and (II) for maturities greater than three (3) months, a long-term rating of “AAA” by DBRS (if then rated by DBRS and, if not so rated, by two other NRSROs (which may be Moody’s, Morningstar and/or Fitch)) and (C) with respect to Fitch and Morningstar, the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest rating categories of each of Fitch and Morningstar (in the case of Morningstar, if rated by Morningstar); or, in each case, or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(iii)       repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)       debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which, (A) if such debt obligations have a term of three months or less, (1) the short-term obligations of which corporation are rated in the highest short-term debt rating category of Fitch, DBRS (in the case of DBRS, if then rated by DBRS and if not so rated, by two other NRSROs (which may be Moody’s, Morningstar and/or Fitch)) and Morningstar (if then rated by Morningstar) and (2) the short-term obligations of which corporation are rated in the highest short-term rating category by Moody’s or the long-term obligations of which corporation are rated at least “A2” by Moody’s, (B) if such debt obligations have a term of more than three months and not in excess of six months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s and (C) if such debt obligations have a term of more than six months, the short-term obligations of which corporation are rated in the highest short-term rating category by each Rating Agency and the long-term obligations of which corporation are rated “Aaa” by Moody’s (or, in the case of any such Rating Agency as set forth in sub-clauses (A) through (C) above, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)       commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) (a)(1) in the case of such investments with maturities of 30 days or less, the short term obligations of which corporation are rated at least in the highest short-term debt rating category of Moody’s and Morningstar (if then rated by Morningstar) and “F1” by Fitch, or the long-term obligations of which corporation are rated at least “A2” by Moody’s and “A” by Fitch, (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated at least in the highest short-term debt rating category of Moody’s and “F1+” by Fitch, or the long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch) and “A2” by Moody’s, (3)(A) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s, and (B) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which are rated at least “F1+” by Fitch, or the long-term obligations of which corporation are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch), and (4)(A) in the case of such investments with maturities of more than six months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which are rated at least “Aaa” by Moody’s, and (B) in the case of such investments with maturities of more than six months, the short-term obligations of which are rated at least “F1+” by Fitch, or the long-term obligations of which are rated at least “AA-” by Fitch (with a short-term rating of “F1” by Fitch) (or such lower rating as is the subject of a Rating Agency Confirmation and Morningstar) and (b) the short-term obligations of which corporation are rated in the highest short-term debt rating category of DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s, Morningstar and/or Fitch)) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS (or, if not rated by DBRS, an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s, Morningstar and/or Fitch)) (or, in the case of any such Rating Agency as set forth in subclause (a) above, by such Rating Agency relating to the Certificates and any Serviced Companion Loan Securities);

(vi)      money market funds (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep or the Wells Fargo Advantage Heritage Money Market Fund), rated in the highest rating categories of each Rating Agency (if so rated by each such Rating Agency (and if not rated by any such Rating Agency, an equivalent rating (or higher) by at least two (2) NRSROs (which may include Fitch, KBRA, DBRS, Moody’s, Morningstar and/or S&P)) and the highest money market fund category by Moody’s (or, if not rated by Moody’s, otherwise acceptable to such Rating Agency and Morningstar, as confirmed in a Rating Agency Confirmation relating to the Certificates), which may include the investments referred to in clause (i) above if so qualified that (a) have substantially all of their assets invested continuously in the types of investments referred to in clause (i) above and (b) have net assets of not less than $5,000,000,000;

(vii)     any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); and

(viii)    any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index, (c) any such investment must not be subject to liquidation prior to maturity, and (d) any such investment must not be purchased at a premium over par; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC. Permitted Investments may not be interest-only securities. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the applicable Special Servicer or any of its respective Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R

Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(m).

“Pre-Close Information”: As defined in Section 3.13(c).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan, will be retained by the applicable Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Determination Date (or, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any Serviced AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related AB Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related Intercreditor Agreement).

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: The monthly fee payable by the applicable Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the sum of the following amounts: (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan or Serviced Whole Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. The Principal Shortfall for the initial Distribution Date will be zero.

“Privileged Communications”: Any correspondence between the Directing Certificateholder and a Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder and a Special Servicer related to any Specially Serviced Loan (other than with respect to any Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the applicable Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and (iii) information subject to attorney-client privilege. Each Master Servicer, each Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, each Master Servicer, each Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by a Master Servicer or a Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Servicer, any Person (including the Directing Certificateholder) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is a Special Servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by either Master Servicer, either Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if a Special Servicer obtains knowledge that it is a Borrower Party, such Special Servicer shall nevertheless be a Privileged Person; provided that such Special Servicer (i) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of such Special Servicer’s employees or personnel or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of either Master Servicer or the Certificate Administrator to restrict access by a Special Servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan and in no case shall either Master Servicer or the Certificate Administrator be held liable if a Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loan; provided, further, however, that any Excluded Controlling Class Holder shall be permitted to reasonably request and to obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any

Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website).

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Proposed Course of Action”: As defined in Section 2.03(l)(i).

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i).

“Prospectus”: The Prospectus, dated November 29, 2016.

“PSA Party Repurchase Request”: As defined in Section 2.03(k)(ii).

“PTCE”: Prohibited Transaction Class Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 5 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)       the outstanding principal balance of such Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)       all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest or Excess Interest), to, but not including, the Due Date therefor immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)       all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), if any; plus

(iv)       if such Mortgage Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the applicable Special

Servicer, the Depositor, the Certificate Administrator or the Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation (or, in the case of Ladder Capital Finance LLC, the payment guarantee obligations of Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP pursuant to the Mortgage Loan Purchase Agreement to which Ladder Capital Finance LLC is a party), including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(l);

(v)       Liquidation Fees, if any, payable with respect to such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) (which will not include any Liquidation Fees if such repurchase occurs during the Initial Cure Period or, if applicable, prior to the expiration of the Extended Cure Period); plus

(vi)       solely in the case of a repurchase or substitution by the related Mortgage Loan Seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related Mortgage Loan Seller.

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan (including any related Companion Loan). With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement. Notwithstanding the foregoing, with respect to any repurchase pursuant to sub-clause (A) and sub-clause (C), the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A3” by Moody’s (or, if not rated by Moody’s, an equivalent rating by (A) two other NRSROs (which may include Fitch, Morningstar and/or DBRS) or (B) one NRSRO (which may include Fitch, Morningstar or DBRS) and A.M. Best Company, Inc.) and (b) “A(low)” by DBRS

(or, if not rated by DBRS, at least an equivalent rating as that listed above by one other NRSRO (which may include Moody’s, Morningstar or Fitch)) and (c) “A” by Fitch (or, if not rated by Fitch, at least “A-” or an equivalent rating as “A-” by one other NRSRO (which may include Moody’s, Morningstar or DBRS)) and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated by at least one of the following rating agencies of at least (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A-:X” by A.M. Best Company, Inc. (or, with respect to any fidelity bond or errors and omissions insurance maintained by Pentalpha Surveillance LLC in its capacity as Operating Advisor or Asset Representations Reviewer, A-:VIII by A.M. Best Company) or (e) “A(low)” by DBRS, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the applicable Special Servicer contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s on a transaction-level basis (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), (viii) is currently acting as a special servicer in a CMBS transaction rated by DBRS (as to which CMBS transaction there are outstanding CMBS rated by rated by DBRS), (ix) is not a special servicer that has been cited by Moody’s or DBRS as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (x) either (A) has a then-current ranking by Morningstar equal to or higher than “MOR CS3” as a special servicer or (B)(i) is acting as special servicer in a CMBS that was rated by an NRSRO within the twelve (12) month period prior to the date of determination and (ii) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the special servicer as the sole or material factor in such rating action.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan, determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan; (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than five (5) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to (A) with respect to any Mortgage Loan other than an NCB Co-op Mortgage Loan, the greater of the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and 1.25x, or (B) in the case of an NCB Co-op Mortgage Loan, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date; (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization period that extends to a date that is after the date five (5) years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the removed Mortgage Loan; (xiii) not be substituted for a removed Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder; (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a removed Mortgage Loan if it would result in an Adverse REMIC Event other than the imposition of a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel at the cost of the related Mortgage Loan Seller; (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a removed Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any class of Principal Balance Certificates having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

“RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates, the Distribution Date in December 2059.

“Rating Agency”: Each of DBRS, Fitch, Morningstar and Moody’s or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer, and specific ratings of DBRS, Fitch, Morningstar and Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Realized Loss”: As defined in Section 4.04(a).

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Redwood MHC Portfolio Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of November 22, 2016, by and between the holders of each of the Redwood MHC Portfolio Pari Passu Companion Loans and the holder of the Redwood MHC Portfolio Mortgage Loan, relating to the relative rights of such holders of the Redwood MHC Portfolio Whole Loan, as the same may be further amended in accordance with the terms thereof.

“Redwood MHC Portfolio Mortgage Loan”: With respect to the Redwood MHC Portfolio Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan Number 4 on the Mortgage Loan Schedule), which is designated as promissory note A-2, and is pari passu in right of payment with the Redwood MHC Portfolio Pari Passu Companion Loans to the extent set forth in the Redwood MHC Portfolio Intercreditor Agreement.

“Redwood MHC Portfolio Mortgaged Property”: The portfolio of Mortgaged Properties that secures the Redwood MHC Portfolio Whole Loan.

“Redwood MHC Portfolio Pari Passu Companion Loans”: With respect to the Redwood MHC Portfolio Whole Loan, the Companion Loans evidenced by the related promissory notes designated as promissory notes A-1 and A-3 made by the related Mortgagor and secured by the Mortgages on the Redwood MHC Portfolio Mortgaged Property, which are not included in the Trust and which are generally pari passu in right of payment to the Redwood MHC Portfolio Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Redwood MHC Portfolio Intercreditor Agreement.

“Redwood MHC Portfolio Pari Passu Note A-1”: The Redwood MHC Portfolio Pari Passu Companion Loan evidenced by the related promissory note designated as promissory note A-1. As of the Closing Date, the Redwood MHC Portfolio Pari Passu Note A-1 is held by Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC.

“Redwood MHC Portfolio Pooling and Servicing Agreement”: This Agreement, for so long as the Redwood MHC Portfolio Whole Loan is serviced pursuant to this Agreement and, on and after the related Servicing Shift Securitization Date, the related Non-Serviced PSA for the Redwood MHC Portfolio Pari Passu Note A-1.

“Redwood MHC Portfolio Whole Loan”: The Redwood MHC Portfolio Mortgage Loan, together with the Redwood MHC Portfolio Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Redwood MHC Portfolio Mortgaged Property. References herein to the Redwood MHC Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Pari Passu Companion Loans.

“Registered Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class X-A and Class X-B Certificates.

“Regular Certificates”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class X-A, Class X-B and Class X-D Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.15(a).

“Regulation AB Servicing Officer”: Any officer or employee of either Master Servicer or either Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the applicable Master Servicer or the applicable Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Non-Registered Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d)), which rate per annum shall equal the Prime Rate.

“Related Certificates” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates the related Class of Lower-Tier Regular Interests; and for each of the following Classes of Lower-Tier Regular Interests, the related Class of Certificates set forth below:

Related Certificates	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-4 Certificates	Class LA4 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-S Certificates	Class LAS Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest

Related Certificates	Related Lower-Tier Regular Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest
Class H Certificates	Class LH Uncertificated Interest

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such Master Servicer, such Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by (a) with respect to each of the Mortgage Loans other than the NCB Co-op Mortgage Loans, the General Special Servicer pursuant to Section 3.14(b) on behalf of the Trustee for the benefit of the Certificateholders and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “CWCapital Asset Management LLC, as Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, REO Account” and (b) with respect to the NCB Co-op Mortgage Loans, the NCB Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.14(b), which shall be titled “National Cooperative Bank, N.A., as Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25”. Any such account or accounts shall be an Eligible Account.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional trust fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to the related Serviced Pari Passu Companion Loan, as applicable, will be available for amounts due to the Certificateholders or to reimburse the Trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

“REO Property”: A Mortgaged Property acquired by the applicable Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to a Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”: A Certificateholder Repurchase Request or a PSA Party Repurchase Request.

“Repurchase Request Recipient”: As defined in Section 2.02(g).

“Request for Release”: A release signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Certificateholder”: As defined in Section 2.03(l)(iii).

“Requesting Holders”: As defined in Section 4.05(b).

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(k)(iii).

“Resolved”: With respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Defeasance Rights and Obligations”: As defined in Section 3.18(i).

“Retained Fee Rate”: A rate equal to (A) 0.01000% with respect to each NCB Mortgage Loan, and (B) 0.00250% per annum with respect to each Mortgage Loan (other than each NCB Mortgage Loan).

“Review Materials”: As defined in Section 12.01(b)(i).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Rio West Business Park Intercreditor Agreement”: That certain Agreement between Note Holders dated as of November 30, 2016, by and between the holder of the Rio West Business Park Pari Passu Companion Loan and the holder of the Rio West Business Park Mortgage Loan, relating to the relative rights of such holders of the Rio West Business Park Whole Loan, as the same may be further amended in accordance with the terms thereof.

“Rio West Business Park Mortgage Loan”: With respect to the Rio West Business Park Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan Number 13 on the Mortgage Loan Schedule), which is designated as promissory note A-2, and is pari passu in right of payment with the Rio West Business Park Pari Passu Companion Loan to the extent set forth in the Rio West Business Park Intercreditor Agreement.

“Rio West Business Park Mortgaged Property”: The Mortgaged Property that secures the Rio West Business Park Whole Loan.

“Rio West Business Park Pari Passu Companion Loan”: With respect to the Rio West Business Park Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-1 made by the related Mortgagor and secured by the Mortgage on the Rio West Business Park Mortgaged Property, which is not included in the Trust and which is generally pari passu in right of payment to the Rio West Business Park Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Rio West Business Park Intercreditor Agreement.

“Rio West Business Park Pooling and Servicing Agreement”: This Agreement, for so long as the Rio West Business Park Whole Loan is serviced pursuant to this Agreement and, on and after the related Servicing Shift Securitization Date, the related Non-Serviced PSA for the Rio West Business Park Pari Passu Companion Loan.

“Rio West Business Park Whole Loan”: The Rio West Business Park Mortgage Loan, together with the Rio West Business Park Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Rio West Business Park Mortgaged Property. References herein to the Rio West Business Park Whole Loan shall be construed to refer to the aggregate indebtedness under the Rio West Business Park Mortgage Loan and the Rio West Business Park Pari Passu Companion Loan.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“Rules”: As defined in Section 2.03(n)(iv).

“S&P”: S&P Global Ratings, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “Diligence Files” tab on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”: Any Class A Certificate (other than the Class A-S Certificates) or Class X Certificate.

“Serviced AB Mortgage Loan”: For the avoidance of doubt, there are no Serviced AB Mortgage Loans related to the Trust.

“Serviced AB Whole Loan”: For the avoidance of doubt, there are no Serviced AB Whole Loans related to the Trust.

“Serviced Companion Loan”: Each of (a) the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, (b) the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, (c) the Redwood MHC Portfolio Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Pari Passu Companion Loan, (e) the Rio West Business Park Pari Passu Companion Loan (prior to the related Servicing Shift Securitization Date) and (f) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities backed, wholly or partially, by any Serviced Companion Loan.

“Serviced Companion Noteholder”: Each of the holders of (a) the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, (b) the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, (c) the Redwood MHC Portfolio Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Pari Passu Companion Loan, (e) the Rio West Business Park Pari Passu Companion Loan (prior to the related Servicing Shift Securitization Date) and (f) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Noteholder Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Serviced Mortgage Loan”: Each of (a)  the Walmart Shadow Anchored Portfolio Mortgage Loan, (b) the Marriott Hilton Head Resort & Spa Mortgage Loan, (c)  the Redwood MHC Portfolio Mortgage Loan (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Mortgage Loan, (e)  the Rio West Business Park Mortgage Loan (prior to the related Servicing Shift Securitization Date) and (f) any AB Mortgage Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Pari Passu Companion Loan”: Each of (a)  the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, (b) the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, (c) the Redwood MHC Portfolio Pari Passu Companion Loans (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Pari Passu Companion Loan and (e) the Rio West Business Park Pari Passu Companion Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”: Each of (a) the Walmart Shadow Anchored Portfolio Mortgage Loan, (b)  the Marriott Hilton Head Resort & Spa Mortgage Loan, (c)  the Redwood MHC Portfolio Mortgage Loan (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Mortgage Loan and (e)  the Rio West Business Park Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan”: Each of (a) the Walmart Shadow Anchored Portfolio Whole Loan, (b)  the Marriott Hilton Head Resort & Spa Whole Loan, (c) the Redwood MHC Portfolio Whole Loan (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Whole Loan and (e) the Rio West Business Park Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced REO Loan”: Any REO Loan that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Whole Loan”: Each of (a) the Walmart Shadow Anchored Portfolio Whole Loan, (b) the Marriott Hilton Head Resort & Spa Whole Loan, (c) the Redwood MHC Portfolio Whole Loan (prior to the related Servicing Shift Securitization Date), (d) the Aspen at Norman Student Housing Whole Loan and (e) the Rio West Business Park Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan: (i) the date specified as the applicable remittance date (or equivalent concept) in the related Intercreditor Agreement; or (ii) if no such applicable remittance date (or equivalent concept) is so specified in the related Intercreditor Agreement, then the earlier of (A) one (1) Business Day after the Determination Date or (B) the fifteenth (15th) day of each calendar month (or, if the fifteenth (15th) calendar day of that month is not a Business Day, then the Business Day immediately succeeding such fifteenth (15th) calendar day), provided, however, that such Serviced Whole Loan Remittance Date under this clause (ii) shall not be earlier than two (2) Business Days following the date the applicable Master Servicer receives the related Periodic Payment with respect to such Serviced Whole Loan.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan, the related Serviced Companion Loan, as applicable), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or an REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan), including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged

Property and the priority of a Mortgage, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the applicable Master Servicer or the applicable Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicers, the Special Servicers or the Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”: With respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan), Serviced Companion Loan, and any REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to (i) each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan, a per annum rate equal to the rate set forth on the Mortgage Loan Schedule under the heading “Master Servicing Fee Rate”, which rate includes, in each such case, the rate at which applicable master, primary (other than any Non-Serviced Primary Servicing Fee Rate, which is not included under such heading) and sub-servicing fees accrue, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loans, and (ii) each Serviced Pari Passu Companion Loan (other than the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan), 0.00500% per annum. With respect to the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, a per annum rate equal to 0.05250%. With respect to the Redwood MHC Portfolio Mortgage Loan, (a) prior to the related Servicing Shift Securitization Date, a per annum rate equal to 0.00500% and (b) following the related Servicing Shift Securitization Date, a per annum rate equal to 0.00250%. With respect to the Rio West Business Park Mortgage Loan, (a) prior to the related Servicing Shift Securitization Date, a per annum rate equal to 0.02250% and (b) following the related Servicing Shift Securitization Date, a per annum rate equal to 0.00250%.

“Servicing File”: A photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the applicable Master Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll (or, with respect to an NCB Co-op Mortgage Loan, a maintenance schedule) and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or a Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto. Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of a Master Servicer, a Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by such Master Servicer, such Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Non-Serviced Trust will cause servicing to shift from this Agreement to the related Non-Serviced PSA pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan. As of the Closing Date, each of the Redwood MHC Portfolio Pari Passu Note A-1 and the Rio West Business Park Pari Passu Companion Loan will be a Servicing Shift Lead Note related to the Trust.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. As of the Closing Date, each of the Redwood MHC Portfolio Mortgage Loan and the Rio West Business Park Mortgage Loan will be a Servicing Shift Mortgage Loan related to the Trust. After both Servicing Shift Securitization Dates, there will be no Servicing Shift Mortgage Loan related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a Non-Serviced Trust, provided that the holder of such Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Non-Serviced PSA) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note is to be included in such Non-Serviced Trust which notice shall include contact information for the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator and Non-Serviced Trustee. Each of the respective dates on which the Redwood MHC Portfolio Pari Passu Note A-1 and the Rio West Business Park Pari Passu Companion Loan is included in a securitization trust is a Servicing Shift Securitization Date related to the Trust (subject to the proviso in the immediately preceding sentence).

“Servicing Shift Whole Loan”: Any Whole Loan serviced under this Agreement as of the Closing Date, which includes a Servicing Shift Mortgage Loan included in the Trust Fund and one or more Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. As of the Closing Date, each of the Redwood MHC Portfolio Whole Loan and the Rio West Business Park Whole Loan will be a Servicing Shift Whole Loan related to the Trust. After both Servicing Shift Securitization Dates, there will be no Servicing Shift Whole Loan related to the Trust.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or related Serviced Companion Loan, the occurrence of any of the following events:

(i)       the related Mortgagor has failed to make when due any Balloon Payment, and the Mortgagor has not delivered to the applicable Master Servicer, on or before the due date of such Balloon Payment, documentation reasonably satisfactory in form and substance to the applicable Master Servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due (provided that if either (x) such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Serviced Whole Loan) at any time prior to such a refinancing or sale, a Servicing Transfer Event will occur immediately); or

(ii)       the related Mortgagor has failed to make when due any Periodic Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(iii)       the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that a default in making any Periodic Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Mortgagor has delivered, on or prior to the Balloon Payment Date, documentation reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or applicable Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that (A) the Mortgagor is likely not to make one or more Assumed Scheduled Payments prior to such a refinancing or sale or (B) such refinancing or sale is not likely to occur within 120 days following the date on which such Balloon Payment will become due); or

(iv)       there shall have occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or 3.18) under the related Mortgage Loan documents, other than as described in clause (i) or (ii) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and, in the case of the applicable Special Servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced Whole Loan, the interests of the related Serviced Pari Passu Companion Loan Holder(s)), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, sixty (60) days); or

(v)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi)       the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)       the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(viii)       the applicable Master Servicer or the applicable Special Servicer, as applicable, shall have received notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(ix)       the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18) under the Mortgage Loan documents (other than as described in clause (iii) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the related Serviced Pari Passu Companion Loan Holder) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days;

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Loan shall be a Specially Serviced Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Loan. If any Serviced Companion Loan becomes a Specially Serviced Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, any related Serviced Companion Loan shall also become a Specially Serviced Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced PSA.

“Significant Obligor”: As defined in Section 11.16.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents. The Depositor, the applicable Master Servicer and the Certificate Administrator acknowledge that in the event the Mortgaged Property securing the related Serviced Companion Loan is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization that includes such Serviced Companion Loan, the date on which such quarterly financial statements are required to be delivered to the related lender under the related Mortgage Loan documents is, (a) with respect to net operating income information, for the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, forty-five (45) days following the end of each fiscal quarter, subject to the terms of the related loan agreement, and (b) with respect to net operating income information, for the Marriott Hilton Head Resort & Spa Pari Passu Companion Loans, not later than forty-five (45) days following the end of each fiscal quarter of the related Mortgagor, subject to the terms of the related loan agreement.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(m).

“Sole Certificateholder”: Any Certificate Owner, or Certificate Owners acting in unanimity, of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then-outstanding Class F, Class G and Class H Certificates; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been retired.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: With respect to (i) each of the Mortgage Loans (other than any NCB Co-op Mortgage Loan, any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and the Serviced Companion Loans, the General Special Servicer, and its successors in interest and assigns, or any successor special servicer appointed as herein provided, (ii) any NCB Co-op Mortgage Loan, any REO Property acquired by the Trust with respect to any such NCB Co-op Mortgage Loan and any matters relating to the foregoing, the NCB Special Servicer and (iii) any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan by loan basis,  0.25000% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, in the same manner as interest is calculated on such Specially Serviced Loan.

“Specially Serviced Loan”: As defined in Section 3.01(a).

“Sponsors”: The Mortgage Loan Sellers.

“Startup Day”: The day designated as such in Section 10.01(b).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, as of the date it is added to the Trust, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

(ii)       all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Distribution Date.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

“Subject Loans”: As defined in Section 12.02(b).

“Subordinate Certificate”: Any Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificate.

“Subordinate Companion Holder”: The holder of any AB Subordinate Companion Loan.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of a Master Servicer, a Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer, such Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Master Servicer or a Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b), an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surviving Entity”: As defined in Section 6.03(b).

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Test”: As defined in Section 12.01(b)(iv).

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferable Servicing Interest”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Loan with respect thereto), the amount by which the related Servicing Fee otherwise payable to the applicable Master Servicer hereunder exceeds the sum of (i) the fee payable to the applicable Master Servicer as the portion of the Servicing Fee attributable to primary servicing and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which Transferable Servicing Interest is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement. For the avoidance of doubt, the Transferable Servicing Interest (A) with respect to each NCB Mortgage Loan is six (6) basis points, and (B) with respect to each Mortgage Loan (other than the NCB Mortgage Loans) is zero.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(n)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(n)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “Wells Fargo Commercial Mortgage Trust 2016-LC25”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced

Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor). For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be an asset of the Trust.

“Trust-Related Litigation”: As defined in Section 3.32.

“Trust REMIC”: As defined in the Preliminary Statement.

“Trustee”: Wilmington Trust, National Association, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan. The Trustee Fee shall be equal to $290 per month and shall be paid as a portion of the Certificate Administrator Fee.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Uncovered Amount”: With respect to any Master Servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to any of clauses (i) – (xix) or clause (xxii) of Section 3.05(a), but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such additional trust fund expense, Nonrecoverable Advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

“Underwriters”: Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Academy Securities, Inc.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

“Unsolicited Information”: As defined in Section 12.01(b)(iii).

“Upper-Tier REMIC”: One of the REMICs comprising the Trust, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for

the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 2% in the case of the Class X Certificates (allocated pro rata, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of the Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b), taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of the Principal Balance Certificates, determined as of the Distribution Date immediately preceding such time. The Voting Rights of any Class of Certificates shall be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests. Neither the Class R nor Class V Certificates will be entitled to any Voting Rights.

“Walmart Shadow Anchored Portfolio Intercreditor Agreement”: That certain Co-Lender Agreement, dated as of November 8, 2016, by and between the holders of the respective promissory notes evidencing the Walmart Shadow Anchored Portfolio Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Walmart Shadow Anchored Portfolio Mortgage Loan”: With respect to the Walmart Shadow Anchored Portfolio Whole Loan, the Mortgage Loan that is included in the

Trust Fund (identified as Mortgage Loan Number 2 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1 and is pari passu in right of payment with the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan to the extent set forth in the Walmart Shadow Anchored Portfolio Intercreditor Agreement.

“Walmart Shadow Anchored Portfolio Mortgaged Property”: The portfolio of Mortgaged Properties that secures the Walmart Shadow Anchored Portfolio Whole Loan.

“Walmart Shadow Anchored Portfolio Pari Passu Companion Loan”: With respect to the Walmart Shadow Anchored Portfolio Whole Loan, the Companion Loan evidenced by the related promissory note designated as promissory note A-2 and made by the related Mortgagor and secured by the Mortgages on the Walmart Shadow Anchored Portfolio Mortgaged Property, which is not included in the Trust Fund and which is pari passu in right of payment to the Walmart Shadow Anchored Portfolio Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Walmart Shadow Anchored Portfolio Intercreditor Agreement.

“Walmart Shadow Anchored Portfolio Pooling and Servicing Agreement”: Any pooling and servicing agreement that creates a trust whose assets include the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan.

“Walmart Shadow Anchored Portfolio Whole Loan”: The Walmart Shadow Anchored Portfolio Mortgage Loan, together with the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Walmart Shadow Anchored Portfolio Mortgaged Property. References herein to the Walmart Shadow Anchored Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Pari Passu Companion Loan.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable Grace Period).

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: Any of (i) the 9 West 57th Street Whole Loan, (ii) Walmart Shadow Anchored Portfolio Whole Loan, (iii) the Marriott Hilton Head Resort & Spa Whole Loan, (iv) the Redwood MHC Portfolio Whole Loan, (v) the Gurnee Mills Whole Loan, (vi) the

Aspen at Norman Student Housing Whole Loan, (vii) the Rio West Business Park Whole Loan and (viii) the 101 Hudson Street Whole Loan.

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the applicable Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Loan and in accordance with Section 3.11(c), a fee of 1.00% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Periodic Payments, (ii) Balloon Payments, (iii) Principal Prepayments and (iv) payments (other than those included in clause (i) or (ii) of this definition) at maturity or on the Anticipated Repayment Date, received on each Corrected Loan for so long as it remains a Corrected Loan.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Section 1.02     Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)       All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)       Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the applicable Special Servicer; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)       Any reference to the Certificate Balance of any Class of Principal Balance Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates on such Distribution Date after giving effect to (a) any distributions made on the immediately preceding Distribution Date pursuant to Section 4.01(a) and Section 4.01(b), (b) any Realized Losses allocated to such Class of Principal Balance Certificates on the immediately preceding Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Principal Distribution Amount, which recoveries are allocated to such Class of Principal Balance Certificates on the immediately preceding Distribution Date and added to the Certificate Balance pursuant to Section 4.04(a).

(iv)       Unless otherwise specifically provided for herein, all net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a Mortgage Loan, Serviced Companion Loan, as applicable, or sale by the applicable Special Servicer of a Defaulted Loan, the highest of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)       Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust fund expenses or such Intercreditor Agreement does not prohibit the following application of trust fund expenses (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, to the Trust and Serviced Pari Passu Companion Loan in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan or (ii) with respect to any Serviced AB Whole Loan, first, to the related AB Subordinate Companion Loan and then, to the Trust.

[End of Article I]

Article II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests) all the right, title and interest of the Depositor, whether now owned or existing or hereafter acquired or arising, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements and Section 19 of the Mortgage Loan Purchase Agreement among the Depositor, Ladder Capital Finance LLC, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP; (iii) the Intercreditor Agreements; and (iv) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (v) any REO Property (to the extent of the Depositor’s interest therein) or the Depositor’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (vi) all revenues received in respect of any REO Property (to the extent of the Depositor’s interest therein); (vii) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Depositor’s interest therein); (viii) any Assignment of Leases and any security agreements (to the extent of the Depositor’s interest therein); (ix) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Depositor’s interest therein); (x) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Depositor’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Depositor’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest in such Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Depositor’s interest in such REO Account), including any reinvestment income, as applicable; (xi) any Environmental Indemnity Agreements (to the extent of the Depositor’s interest therein); (xii) the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor) (collectively, the “Conveyed Property”). Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (ii) prepayments of principal collected on or before the Cut-off Date; (iii) with respect to those Mortgage Loans that were closed in December 2016 but have their first Due Date in January 2017, any interest amounts relating to the period prior to the Cut-off Date; and such assignment excludes any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans for which Ladder Capital Finance LLC is the related Mortgage Loan Seller). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 13.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements and Section 19 of the Mortgage Loan Purchase Agreement among the Depositor, Ladder Capital Finance LLC, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, it is intended that the Trustee get the benefit of Sections 10, 13 and 15 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 13 and 15 in connection therewith.

(b)       In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver and deposit with, or cause to be delivered to and deposited with, the Custodian, (A) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee or in blank as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (B) on or before the date that is 45 days following the Closing Date, the remainder of the Mortgage File for each Mortgage Loan and, except in the case of a Mortgage Loan that is a Non-Serviced Whole Loan as of the Closing Date, any other items required to be delivered or deposited by the Mortgage Loan Seller pursuant to this Agreement (other than amounts from reserve accounts and originals of letters of credit, which shall be transferred to the applicable Master Servicer) for each Mortgage Loan. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee and the Trust. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii) and (ix) of the definition of “Mortgage File” (or, if applicable, a copy thereof) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within 10 Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the date set forth herein, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred-eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to as long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy). If the applicable Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii), and (ix) (or, if applicable, a copy thereof) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date set forth herein. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to clause (e) and clause (f) of the first proviso to the definition of “Mortgage File” herein. As to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File”, and such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to letters of credit referred to in clause (xii) of the definition of “Mortgage File”, the applicable Mortgage Loan Seller shall deliver the original to the applicable Master Servicer (which letter of credit shall be titled in the name of, or assigned to, “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25” or “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25”, as applicable), and a copy to the Custodian or, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect a reissuance, assignment or amendment of such letter of credit (changing the beneficiary thereof to the applicable Master Servicer (in care of the Trustee, as titled above) that may be required in order for such Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents), the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian indicating that such document has been delivered to the issuing bank for reissuance or an Officer’s Certificate from the applicable Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Custodian within forty-five (45) days after the Closing Date. If a letter of credit referred to in the previous sentence is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Custodian within forty-five (45) days of the Closing Date. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the applicable Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of such Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by such Master Servicer on behalf of the Trust.

(c)       Except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office. On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans substantially in the form of Exhibit H hereto to the Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this Section 2.01(c) and except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred-twenty (120) days after the later of the Closing Date and the related Mortgage Loan Seller’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each Assignment. Each such Assignment submitted for recording shall reflect that it (or a file copy thereof in the case of a UCC Assignment) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee). Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred-eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of “Mortgage File,” or to file any UCC-3 to the Trustee referred to in clause (ix) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee’s interest in the related Mortgage Loan against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the applicable Special Servicer, any Sub-Servicer or the Depositor.

(d)       All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in each case, financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within five (5) Business Days after the Closing Date and shall be held by such Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Lower-Tier Regular Interests) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

(e)       In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the applicable Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)       The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

(g)       With respect to the Mortgage Loans secured by the Mortgaged Properties identified as Mortgage Loan Numbers 3, 9, 26, 28, 41, 42, 43, 52, 54 and 55 on the Mortgage Loan Schedule, which are each subject to a franchise agreement with a related comfort letter in favor of the respective Mortgage Loan Seller that requires notice to or request of the related franchisor to transfer or assign any related comfort letter to the Trustee for the benefit of the Certificateholders or otherwise have a new comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders, the related Mortgage Loan Seller or its designee shall provide any such required notice or make any such required request to the related franchisor (with a copy of such notice or request to the applicable Master Servicer) within forty-five (45) days of the Closing Date (or any shorter period if required by the applicable comfort letter), and the applicable Master Servicer shall use reasonable efforts in accordance with the Servicing Standard to acquire such replacement comfort letter, if necessary (or to acquire any such new document or acknowledgement as may be contemplated under the existing comfort letter). If the applicable Master Servicer is unable to acquire any such replacement comfort letter (or new document or acknowledgement, as applicable) within 120 days of the Closing Date, such Master Servicer shall notify the related Mortgage Loan Seller that no such replacement comfort letter has been received.

(h)       Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the Designated Site. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide the Depositor a certificate (with a copy (which may be sent by e-mail) to each of the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Directing Certificateholder, the Asset Representations Reviewer and the Operating Advisor) certifying that the electronic copies of the documents and information uploaded to the Designated Site constitute all documents and information required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the applicable Mortgage Loan Seller (the “Diligence File Certification”).

(i)       Notwithstanding anything to the contrary contained in this Section 2.01 or in Section 2.02 or Section 3.01(f), in connection with each Servicing Shift Whole Loan, (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement (other than the endorsements to the Note(s) evidencing the related Servicing Shift Mortgage Loan) until the earlier of (i) the Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, and (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01 until the occurrence, if any, of the Servicing Shift Securitization Date, (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Non-Serviced PSA, (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date in which case such amendment shall be effected in accordance with the terms of this Section 2.01 and (iii) the earlier of (A) 180 days after the Closing Date and (B) any such time as any such letter of credit is required to be drawn upon by the applicable Master Servicer in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following the Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Non-Serviced Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Mortgage Loan documents relating to the Servicing Shift Whole Loan in its possession (other than the original Note(s) evidencing the Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or the related Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Mortgage Loan documents related to the Servicing Shift Whole Loan so delivered to such Non-Serviced Trustee or such Non-Serviced Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or related Non-Serviced Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

Section 2.02     Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or the Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or the Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files in the name of the Trust for the benefit of all present and future Certificateholders and Serviced Companion Noteholders, as applicable, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders (and for the benefit of the Trustee as holder of the Lower-Tier Regular Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.

(b)       Within sixty (60) days after the Closing Date (or with respect to a Qualified Substitute Mortgage Loan within sixty (60) days after the Due Date in the month of substitution), the Custodian, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to the Depositor, the

Master Servicers, the Special Servicers, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing and only with respect to Mortgage Loans other than any Excluded Loan), the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct. With respect to each Mortgage Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)       The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Directing Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the final proviso of the definition of “Mortgage File” herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan, if applicable, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

(d)       Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Material Defect in any of the documents specified in clauses (ii) through (v), (vii), (viii) and (ix) in the definition of “Mortgage File”, which Material Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (other than with respect to any Excluded Loan and, with respect to any other Mortgage Loan, only prior to the occurrence and continuance of a Control Termination Event), and the applicable Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the applicable Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the applicable Master Servicer a letter of credit in such amount, with a copy to the Custodian). Such funds or letter of credit, as applicable, shall be held by the applicable Master Servicer (i) until the date on which the Custodian determines and notifies such Master Servicer that such Material Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time such Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller. Notwithstanding the two immediately preceding sentences, if the applicable Master Servicer or the applicable Special Servicer certifies to the Trustee, the Certificate Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which such Material Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 5 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the applicable Master Servicer in accordance with this Section 2.02(d), such Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into its Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in the Collection Accounts shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)       It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii) and (xii) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing). The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)       If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)       If a Master Servicer or a Special Servicer (i) receives a Repurchase Request or any other request or demand from any Person for a Mortgage Loan Seller to repurchase or replace a Mortgage Loan because of an alleged Defect or Breach (together with a Repurchase Request, a “15Ga-1 Repurchase Request”) (such Master Servicer or such Special Servicer, as applicable, to the extent it receives such 15Ga-1 Repurchase Request, the “Repurchase Request Recipient” with respect to such 15Ga-1 Repurchase Request); or (ii) receives any withdrawal of a 15Ga-1 Repurchase Request by the Person making such 15Ga-1 Repurchase Request or any rejection of a 15Ga-1 Repurchase Request (or such 15Ga-1 Repurchase Request is forwarded to the applicable Master Servicer or the applicable Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such 15Ga-1 Repurchase Request or withdrawal or rejection of a 15Ga-1 Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request), (iv) the identity of the Person making such 15Ga-1 Repurchase Request, and (v) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such 15Ga-1 Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, either Master Servicer, either Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a 15Ga-1 Repurchase Request, such party shall promptly forward or otherwise provide written notice of such 15Ga-1 Repurchase Request to the applicable Master Servicer, if relating to a Non-Specially Serviced Loan, or to the applicable Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a ‘15Ga-1 Repurchase Request’ under Section 2.02 of the Pooling and Servicing Agreement relating to the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 requiring action by you as the ‘Repurchase Request Recipient’ thereunder.”

Upon receipt of such 15Ga-1 Repurchase Request by the applicable Master Servicer or the applicable Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such 15Ga-1 Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such 15Ga-1 Repurchase Request. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, either Master Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a 15Ga-1 Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the applicable Master Servicer or the applicable Special Servicer, then such party shall give notice of such withdrawal or rejection to such Master Servicer or such Special Servicer, as applicable. Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly notify the Depositor of such repurchase or replacement.

Section 2.03     Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a) The Depositor hereby represents and warrants that:

(i)       The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)       Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)       The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

(iv)       There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

(v)       The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)       After receipt of a Repurchase Request, the applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after (i) except in the case of the succeeding clause (ii), the applicable Mortgage Loan Seller’s receipt of such notice of such Repurchase Request or, if earlier, such Mortgage Loan Seller’s discovery of such Material Defect or (ii) in the case of a Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (x) discovery by the related Mortgage Loan Seller or any party to this Agreement of such Material Defect and (y) receipt of notice of the Material Defect from any party to this Agreement (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Material Defect in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Trust reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that except with respect to a Material Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender’s title insurance required pursuant to clause (viii) of the definition of Mortgage File by a date not later than eighteen (18) months following the Closing Date, if such Material Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) or substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and (with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder, setting forth the reason such Material Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Material Defect will be cured within the Extended Cure Period; and provided, further, that, if any such Material Defect is not cured after the Initial Cure Period and any such Extended Cure Period solely due to the failure of the related Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the Closing Date for so long as such Mortgage Loan Seller certifies to the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the Certificate Administrator no less than every ninety (90) days, beginning at the end of such Initial Cure Period (or such Extended Cure Period, if applicable), that such Material Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders therein, and (subject to the applicable Mortgage Loan Seller’s right to cure such Defect or Breach during the Initial Cure Period) such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be remitted by wire transfer to the applicable Master Servicer for deposit into the Collection Account.

If a Mortgage Loan Seller, in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the Trust (and, with respect to any Mortgage Loan other than an Excluded Loan or a Servicing Shift Mortgage Loan, in either case with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan and not previously paid by the Mortgage Loan Seller. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the applicable Special Servicer on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the applicable Master Servicer or the applicable Special Servicer, as applicable, from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a “qualified mortgage”) may not be cured by a Loss of Value Payment.

With respect to any Non-Serviced Whole Loan, any “Defect” (or analogous term) under the related Non-Serviced PSA shall constitute a Material Defect under each Mortgage Loan Purchase Agreement to the extent the applicable Mortgage Loan Seller repurchases the Non-Serviced Companion Loan from the trust created pursuant to such Non-Serviced PSA; provided, however, that the foregoing shall not apply to any Defect related solely to the promissory note for any related Non-Serviced Companion Loan.

If any Breach that constitutes a Material Defect pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee or the Trust that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by such Master Servicer (or by such Special Servicer to the applicable Master Servicer who shall remit such funds) to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect shall relieve the applicable Mortgage Loan Seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Article II if (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Material Defect (knowledge shall not be deemed to exist by reason of the Custodial Exception Report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes such Mortgage Loan Seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

(c)       Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following shall cause a document in the Mortgage File to be deemed to have a Material Defect: (i) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (ii) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (iii) the absence from the Mortgage File of the item called for by clause (viii) of the definition of Mortgage File; (iv) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (v) the absence from the Mortgage File of any required letter of credit; or (vi) with respect to any related leasehold Mortgage Loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in sub-clauses (i) through (vi) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation; provided, further, that no Defect relating to any Non-Serviced Mortgage Loan previously described in sub-clauses (ii) through (vi) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced PSA, to the custodian under the related Non-Serviced PSA. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (viii) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Material Defect with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date. Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Material Defect against a Mortgage Loan Seller pursuant to Section 5(a) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01.

(d)       In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer (other than attorney-client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 5 of the related Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

(e)       Section 5 of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, the applicable Master Servicer or the applicable Special Servicer, with respect to any Material Defect; provided, however, that the foregoing shall in no way limit the ability of the applicable Master Servicer, the applicable Special Servicer or the Trustee to take any action against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP or Series TRS of Ladder Capital Finance Holdings LLLP, to the extent provided for pursuant to the related Mortgage Loan Purchase Agreement, including, without limitation, pursuant to Section 19 thereof.

(f)       The applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in such form, to such extent and at such time as the applicable Master Servicer or the applicable Special Servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). Any costs incurred by a Master Servicer or a Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller or the Requesting Certificateholder, be deemed to be Servicing Advances to the extent not otherwise provided for herein. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(vii) herein out of general collections on the Mortgage Loans on deposit in the related Collection Account. Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g)       If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach that constitutes a Material Defect, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust, the Master Servicers and the Special Servicers to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Special Servicers, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust, the Master Servicers or the Special Servicers allocable to such Mortgage Loan. The applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that such Master Servicer or such Special Servicer, as applicable, determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair such Master Servicer’s or such Special Servicer’s, as applicable, collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the applicable Master Servicer, such Special Servicer, the Trustee, the Certificate Administrator and the Certificateholders pursuant to the terms of this Agreement; provided, further, that such Special Servicer may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)       If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller shall repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying

Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)       Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)       With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(h) or Section 2.03(i) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the applicable Master Servicer or, with respect to a Specially Serviced Loan, the applicable Special Servicer, on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(k)       (i) In the event an Initial Requesting Certificateholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the applicable Master Servicer or the applicable Special Servicer, as applicable, and such party shall promptly forward the Certificateholder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement. Subject to Section 2.03(l), the applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) (the “Enforcing Servicer”) shall be the Enforcing Party with respect to a Certificateholder Repurchase Request.

(ii)       In the event that the Depositor, a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (solely in its capacity as operating advisor) or the Directing Certificateholder (other than any Loan-Specific Directing Certificateholder) identifies a Material Defect with respect to a Mortgage Loan (without implying any duty of such person to make, or to attempt to make, such a discovery), that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement and the related Mortgage Loan Seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, the “Repurchase Request”). The Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to a PSA Party Repurchase Request.

(iii)       In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller. A Resolved Repurchase Request shall not preclude the applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(l)       (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to this Agreement or the Directing Certificateholder), the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator (which shall be delivered via electronic mail to trustadministrationgroup@wellsfargo.com) who shall make such notice available to all other Certificateholders and Certificate Owners by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice shall include (a) a request to Certificateholders to indicate to the Enforcing Servicer their agreement with or dissent from such Proposed Course of Action , by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within thirty (30) days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer shall be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the Certificate Administrator. The Certificate Administrator shall, within fifteen (15) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

(ii)       If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer shall be the sole party entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Certificateholder pursuant to Section 6.08.

(iii)       Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (each of clauses (a) and (b), a “Requesting Certificateholder”), the Enforcing Servicer shall consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)       If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action including, but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)       If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders shall be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect shall not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is delivered to the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller.

(vi)       Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) shall not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)       In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)       For the avoidance of doubt, none of the Depositor, any Mortgage Loan Seller nor any of their respective affiliates shall be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

(ix)       Subject to the other provisions of this Section 2.03(l), the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder shall not be entitled to then utilize the alternative method in the event that the initial method is unsuccessful.

(m)       If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)       The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller (such provider, the “Mediation Services Provider”) within 30 days of written notice of the Enforcing Party’s selection of mediation in accordance with published mediation procedures (the “Mediation Rules”) promulgated by the Mediation Services Provider.

(ii)       The mediator shall be impartial, an attorney admitted to practice in the state of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)       Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)       The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(v)        The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(vi)       Out of pocket costs and expenses of the applicable Special Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration) shall be reimbursable as a Servicing Advance.

(n)       If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)       The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller (such provider, the “Arbitration Services Provider”) within 30 days of written notice of the Enforcing Party’s selection of arbitration in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by the Arbitration Services Provider.

(ii)       The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)       Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)       After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)       Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)       The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)       By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)       No person may bring a putative or certificated class action to arbitration.

(o)       The following provisions will apply to both mediation and third-party arbitration:

(i)       Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)       If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)       The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)       In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that a Consultation Termination Event has not occurred and is not continuing) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the

Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)       In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)      The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06.

(vii)      For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay-off or deed-in-lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

(viii)      In the event that the method of dispute resolution selected is unsuccessful, the Requesting Certificateholder may not elect to then utilize the alternative method.

(ix)       Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under this Agreement shall be reimbursable as Trust Fund expenses.

Section 2.04     Execution of Certificates; Issuance of Lower-Tier Regular Interests . The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and Section 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, (i) in exchange for the Mortgage Loans (other than Excess Interest) and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor; (ii) the Trustee acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) the Trustee acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the

Regular Certificates and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest); and (v) the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class V Certificates and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Certificates, and the Depositor hereby acknowledges the receipt by it, or its designees, of such Certificates in authorized denominations, evidencing beneficial ownership of their respective portions of the Grantor Trust.

Section 2.05     Creation of the Grantor Trust. The Class V Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of the Class V Specific Grantor Trust Assets, which portion shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

[End of Article II]

Article III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01     The Master Servicers to Act as Master Servicers; Special Servicers to Act as Special Servicers; Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties.  (a) Each of the Master Servicers and Special Servicers shall diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the applicable REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated (as provided below) to service in accordance with applicable law, this Agreement and the Mortgage Loan documents and, in the case of a Serviced Whole Loan, the related Intercreditor Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests), as a collective whole, taking into account the subordinate or pari passu nature of such Companion Loans (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause such Master Servicer or such Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. The General Master Servicer shall be the Master Servicer with respect to all Mortgage Loans (other than the NCB Mortgage Loans), any related Serviced Pari Passu Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Pari Passu

Companion Loan and such other assets as shall be required of the applicable Master Servicer hereunder and under any related Intercreditor Agreement. The General Special Servicer shall be the Special Servicer with respect to all the Mortgage Loans (other than the NCB Co-op Mortgage Loans), any Serviced Pari Passu Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any Serviced Pari Passu Companion Loan and such other assets as shall be required of the applicable Special Servicer hereunder and under any related Intercreditor Agreement. The NCB Master Servicer shall be the Master Servicer with respect to the NCB Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Mortgage Loans and such other assets as shall be required of the Master Servicer hereunder. The NCB Special Servicer shall be the Special Servicer with respect to the NCB Co-op Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Co-op Mortgage Loans and such other assets as shall be required of the Special Servicer hereunder. For purposes of this Agreement and any references to the duties and obligations of the Master Servicers or Special Servicers, any references to Mortgage Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans serviced by the applicable Master Servicer or the applicable Special Servicer and no other Mortgage Loan, Serviced Pari Passu Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. To the extent consistent with the foregoing, each Master Servicer and each Special Servicer shall service the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or such Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, maximization of recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Trust and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders and any related Companion Holder (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature of the related Companion Loan), as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer may have with any Mortgagor, any Mortgage Loan Seller, any other parties to this Agreement, any Sponsor, any originator of a Mortgage Loan or any Affiliate of any of the foregoing; (ii) the ownership of any Certificate, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer, as applicable;

(iii) the obligation, if any, of the applicable Master Servicer to make Advances; (iv) the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or the related Companion Loan the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the applicable Master Servicer or the applicable Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if such Master Servicer or such Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The applicable Master Servicer and the applicable Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the applicable Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Loan”) and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Loans, except for the reports specified herein as prepared by the applicable Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided, further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Special Servicer to provide sufficient information to such Master Servicer to comply with such duties or failure by such Special Servicer to otherwise comply with its obligations hereunder. No Master Servicer, in its capacity as a Master Servicer, shall have any responsibility for the performance by a Special Servicer, in its capacity as a Special Servicer, of its duties under this Agreement. No Special Servicer, in its capacity as a Special Servicer, shall have any responsibility for the performance by a Master Servicer, in its capacity as a Master Servicer, of its duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to Section 3.19 and in accordance with the terms of this Agreement, the applicable Master Servicer shall be obligated to service and administer any Non-Specially Serviced Loan or any related Serviced Companion Loan. The applicable Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with Section 3.12. After notification to the applicable Master Servicer, the applicable Special Servicer may contact the Mortgagor of any Non-Specially Serviced Loan if efforts by such Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the applicable Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or such Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by the applicable Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans or any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on the Master Servicers or the Special Servicers for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)       Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, each of the Master Servicers and the Special Servicers shall have full power and authority, acting alone or, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the applicable Master Servicer (with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan that it is obligated to service and administer pursuant to this Agreement) and the applicable Special Servicer (with respect to the Specially Serviced Loans and REO Properties that such Special Servicer is obligated to service and administer pursuant to this Agreement), in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder) and the Trustee or any of them, with respect to each Mortgage Loan and any related Serviced Companion Loan it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities (except as set forth below in this paragraph). The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.09(e), the Trustee shall (i) on the Closing Date, furnish to the applicable Master Servicer and the applicable Special Servicer original powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the applicable Master Servicer or the applicable Special Servicer any powers of attorney substantially in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and other documents necessary or appropriate to enable the applicable Master Servicer or the applicable Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the applicable Master Servicer or the applicable Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer. Notwithstanding anything contained herein to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating such Master Servicer’s or such Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that such Master Servicer or such Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of such Master Servicer or such Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate such Master Servicer’s or such Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)       To the extent the applicable Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action that requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall require the costs of such Rating

Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The applicable Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)       The relationship of each of the Master Servicers and the Special Servicers to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)       Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)       Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the applicable Master Servicer and (ii) the Closing Date, (x) the applicable Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the applicable Master Servicer (in care of the Trustee, as titled in Section 2.01(b)) for the benefit of the Certificateholders and any related Companion Holders shall be the beneficiary under each such letter of credit and (y) the applicable Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee and that the applicable Master Servicer or the applicable Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders. If a letter of credit is required to be drawn upon earlier than the date the applicable Mortgage Loan Seller has notified the provider of such letter of credit pursuant to clause (x) of the immediately preceding sentence, such Mortgage Loan Seller shall cooperate with the reasonable requests of the applicable Master Servicer or the applicable Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then such Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

(g)       Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer (or the Trustee, as applicable) make an Advance with respect to any Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)       Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the related Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as is contemplated by the related Intercreditor Agreement and, to the extent consistent with the related Intercreditor Agreement, as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(i)       The applicable Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent such Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement. The costs and expenses incurred by such Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable Intercreditor Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan Holder, in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan or (ii) with respect to any Serviced AB Whole Loan, first, by the related AB Subordinate Companion Loan and then, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan, in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan.

(j)       Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicers nor the Special Servicers shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the applicable Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the applicable Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the applicable Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by such Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by such Master Servicer hereunder.

(k)       Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced PSA. The applicable Master Servicer (or, with respect to any Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA. In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.

(l)       The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced PSA, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the Trust Fund created by the related Non-Serviced PSA and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced PSA, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding.

(m)       Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement. The applicable Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement.

(n)       In connection with the securitization of any Serviced Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) a related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer (if such Serviced Companion Loan is not a Specially Serviced Loan), the applicable Special Servicer (if such Serviced Companion Loan is a Specially Serviced Loan) and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(o)       For the avoidance of doubt, none of the Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee have any obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable Master Servicer to provide information and collections and make P&I Advances to the Certificate Administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

(p)       Nothing contained in this Agreement shall limit the ability of the applicable Master Servicer or the applicable Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property, except, in the case of an NCB Co-op Mortgage Loan, any such indebtedness as to which the NCB Subordinate Debt Conditions have been satisfied, which indebtedness may be secured by a lien on the related Mortgaged Property), accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though the applicable Master Servicer or the applicable Special Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided that this sentence shall not be construed to modify or supersede the Servicing Standard.

Section 3.02     Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicer and the applicable Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each ARD Loan, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the applicable Master Servicer and the applicable Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related ARD Loan or until the outstanding principal balance of such ARD Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the applicable Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that such Master Servicer or such Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Serviced Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the applicable Master Servicer or the applicable Special Servicer, as the case may be, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder has consented to such additional waiver (provided that if such Master Servicer or such Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder; provided, further, that the Directing Certificateholder shall have no consent rights with respect to any Excluded Loan with respect to the foregoing waivers.

(b)       (i) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents (including any related Intercreditor Agreement); provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement) or to the extent otherwise agreed to by the related Mortgagor in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds or Insurance and Condemnation Proceeds under the Mortgage Loan (in the case of each Serviced Whole Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to such Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on such Mortgage Loan (as described in the first proviso in the definition of Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC Provisions as evidenced by an Opinion of Counsel to the Trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(ii)       Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to such Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i)  unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of the prior paragraph on earlier dates);

sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(iii)       Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)       To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)       In the event that the applicable Master Servicer or the applicable Special Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that such Master Servicer or such Special Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, such Master Servicer or such Special Servicer, as the case may be, shall notify the Trustee and

Certificate Administrator two (2) Business Days prior to the related Distribution Date. None of the Master Servicers, the Special Servicers, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(e)       With respect to any Mortgage Loan or any Serviced Pari Passu Companion Loan for which the related Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion under the applicable Mortgage Loan documents to retain the cash or letter of credit (or the proceeds of such letters of credit) as additional collateral if the relevant conditions to release are not satisfied, then the related Master Servicer may continue to hold such escrows or letters of credit (or the proceeds of such letters of credit) as additional collateral or use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Pari Passu Companion Loan (to the extent the related Mortgage Loan documents allow such action), unless holding or application of such funds would otherwise be inconsistent with the Mortgage Loan documents or the Servicing Standard.

(f)       Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan, and, with respect to the Servicing Shift Mortgage Loan, promptly following receipt of notice in connection with the Servicing Shift Securitization Date, the Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and the related Non-Serviced PSA. The applicable Master Servicer shall, within two (2) Business Days of receipt of properly identified funds, deposit into the Collection Account all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03     Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments received by it shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Mortgage Loan documents and, if applicable, the Companion Loan documents. Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders and the related Serviced Companion Noteholders collectively, but this shall not be construed to modify the respective interests of any noteholder therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the applicable Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the applicable Master Servicer shall pay or cause to be paid to the related Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the applicable Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)       The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the applicable Master Servicer at the written direction of the applicable Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other such Mortgage Loans or Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)       In accordance with the Servicing Standard and for each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and each Serviced Whole Loan, as applicable, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of (i) five (5) Business Days after such Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid and (ii) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The applicable Special Servicer shall give the applicable Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis provided, further, that the applicable Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the applicable Special Servicer, in which case such Special Servicer shall remit such Servicing Advances to the ultimate payees. The applicable Special Servicer shall have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, such Special Servicer may make a Servicing Advance in its sole discretion. Such Special Servicer shall deliver to the applicable Master Servicer request for reimbursement for such Servicing Advance, along with all information and documentation in such Special Servicer’s possession regarding the subject Servicing Advance as such Master Servicer may reasonably request, and such Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse such Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by such Special Servicer pursuant to the terms hereof), together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by such Special

Servicer. Upon the applicable Master Servicer’s reimbursement to the applicable Special Servicer of any Servicing Advance and payment to such Special Servicer of interest thereon, all in accordance with this Section 3.03, such Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as such Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time such Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.03(c), the applicable Master Servicer shall not be required to reimburse the applicable Special Servicer out of its own funds for, or to make at the direction of such Special Servicer, any Servicing Advance if such Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by such Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The applicable Master Servicer shall notify such Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall instead be reimbursed to such Special Servicer pursuant to Section 3.05 of this Agreement.

Any request by a Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the applicable Special Servicer shall report to the applicable Master Servicer if such Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, but such determination shall not be binding upon such Master Servicer, and shall in no way limit the ability of such Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. If the applicable Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by a Master Servicer or a Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan, if applicable, so permit. If a Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable

Servicing Advance. In addition, the Master Servicers shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicers shall have no obligation to make any Servicing Advances under this Agreement.

Notwithstanding anything to the contrary contained in this Section 3.03(c), the applicable Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the applicable Special Servicer with respect to Specially Serviced Loans and REO Loans) to make a payment from amounts on deposit in the Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the applicable Master Servicer (or the applicable Special Servicer, as the case may be) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or REO Loans, the applicable Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the applicable Master Servicer or the applicable Special Servicer, as the case may be, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable, the Companion Holders), all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans). The applicable Master Servicer or the Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced PSA, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for nonrecoverable servicing advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced PSA) in the manner set forth in the applicable Non-Serviced PSA and the applicable Non-Serviced Intercreditor Agreement.

(d)       In connection with its recovery of any Servicing Advance out of the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the applicable Special Servicer and then the applicable Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the applicable Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the applicable Master Servicer shall reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable)

subject to the applicable Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter such Master Servicer’s obligation to reimburse such Special Servicer for any outstanding Servicing Advance as provided for in this sentence. To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the applicable Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)       To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall report any such failure to the applicable Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04     The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, and the Gain-on-Sale Reserve Account . (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto, in each case, with respect to the Mortgage Loans for which it acts as Master Servicer:

(i)       all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)       all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Excess Interest, Prepayment Premiums, Yield Maintenance Charges and Default Interest;

(iii)       late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

(iv)       all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)       any amounts required to be transferred from the applicable REO Account pursuant to Section 3.14(c);

(vi)       any amounts required to be deposited by either Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account; and

(vii)      any amounts required to be deposited by either Master Servicer or either Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, a Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts either Master Servicer or either Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by such Master Servicer in its Collection Account. If either Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Loans shall be promptly delivered to the applicable Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Loans, the applicable Special Servicer shall remit within one (1) Business Day such amounts to the applicable Master Servicer for deposit into its Collection Account, in accordance with this Section 3.04(a). Any such amounts received by the applicable Special Servicer with respect to an REO Property shall be deposited by such Special Servicer into its REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the applicable Special Servicer, such Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier. Funds in the Collection Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the General Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. As of the Closing Date, the Collection Account for the NCB Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. Each Master Servicer shall give written notice to the Trustee, the Special Servicers, the Certificate Administrator and the Depositor of the new location of the Collection Account prior to any change thereof.

(b)       The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (other than Holders of the Class V Certificates), (ii) the Upper-Tier REMIC Distribution Account in trust for the benefit of the Certificateholders (other than the Holders of the Class V Certificates), and (iii) the Excess Interest Distribution Account in trust for the benefit of the Holders of the Class V Certificates. Each Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Available Funds attributable to the Mortgage Loans for which it acts as Master Servicer (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), (c) and (d) of the definition of Available Funds) for the related Distribution Date and (y) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Collection Account maintained by such Master Servicer after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii). For the avoidance of doubt, so long as Wells Fargo Bank, National Association is the Certificate Administrator, all funds held in the Distribution Account and the Interest Reserve Account shall remain uninvested.

With respect to each Companion Loan (excluding any Non-Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the related Collection Account, for distributions to each Companion Holder. Funds in the Companion Distribution Account shall be held for the benefit of the related Companion Holder. The Companion Paying Agent shall separately track for each

Serviced Companion Loan all amounts deposited in the Companion Distribution Account with respect to such Serviced Companion Loan.

On each Serviced Whole Loan Remittance Date, (1) first, the applicable Master Servicer shall withdraw from its Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable in respect of, the applicable Serviced Companion Loan prior to such date and deposit such amount in the Companion Distribution Account; provided, however, that in no event shall the applicable Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; and (2) then, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(j). With respect to any Serviced Whole Loan, in the event the Master Servicer has received written notice that an Other Servicer or Other Trustee has made an advance of a monthly debt service payment on a related Serviced Pari Passu Companion Loan and the Master Servicer subsequently receives late collections in respect of such advanced payment, the Master Servicer shall remit to the applicable Other Servicer or Other Trustee, within two (2) Business Days following receipt of such late collections in properly identified funds, the amount allocable to such Serviced Pari Passu Companion Loan in accordance with the terms of this Agreement and the related Intercreditor Agreement.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)        any amounts required to be deposited by such Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;

(ii)        any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

(iii)       any Liquidation Proceeds paid by such Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the related Collection Account pursuant to Section 9.01);

(iv)      any Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)       any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a)), the applicable Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(b) and Section 4.01(d), respectively.

Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, or the Lower-Tier REMIC Distribution Account shall not be invested for so long as Wells Fargo Bank, National Association is the Certificate Administrator; provided, however, that such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator (but only if the Certificate Administrator is not Wells Fargo Bank, National Association) in Permitted Investments selected by the party hereunder that maintains such account which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments to be administered by the Certificate Administrator, shall be made in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wilmington Trust, National Association, as Trustee for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 as their interests may appear. None of the Trust, the Depositor, the Mortgagors, the Master Servicers or the Special Servicers shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

On the Closing Date, the Depositor shall deposit $250,000 with the Certificate Administrator, to be credited to the Legal Fee Reserve Account. Funds held in the Legal Fee Reserve Account shall remain uninvested. Annually, on or about April 1st beginning 2017, upon receipt by the Certificate Administrator from the Depositor of a legal invoice related to Commission compliance matters, the Certificate Administrator shall pay such legal invoice from and solely to the extent of funds then on deposit in the Legal Fee Reserve Account. Any such instruction shall be sent by email to cts.cmbs.bond.admin@wellsfargo.com, along with a copy of the invoice, and a subject line reference of “WFCM 2015-LC25 - Legal Fee Reserve Account”. The Legal Fee Reserve Account will not be a part of the Trust Fund, either Trust REMIC or the Grantor Trust. The Depositor will be the beneficial owner of the Legal Fee Reserve Account for all federal income tax purposes, and shall be taxable on all income earned therefrom.

Upon the depletion of the Legal Fee Reserve Account, or if there are insufficient funds to pay any invoice, the Certificate Administrator shall notify the Depositor, and thereafter the Depositor shall pay any additional legal invoices from its own funds and the Certificate Administrator shall have no responsibility in connection therewith.

The Certificate Administrator shall have no responsibility for verifying the accuracy, reasonableness, or appropriateness of any invoice received. On the final Distribution Date, the Certificate Administrator shall pay to the Depositor any funds then remaining in the Legal Fee Reserve Account in accordance with directions provided by the Depositor.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, the Master Servicers and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Gain-on-Sale Reserve Account prior to any change thereof.

For the avoidance of doubt, the Collection Account (other than (i) any portion holding Excess Interest and (ii) the Companion Distribution Account, if it is a sub-account of the Collection Account), the Lower-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account, any Servicing Account, the REO Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Excess

Interest Distribution Account (and any portion of the Collection Account holding Excess Interest) (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Grantor Trust for the benefit of the Holders of the Class V Certificates; the Companion Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders; and the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)       Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from either Master Servicer or either Special Servicer pursuant to Section 3.02(d), the Certificate Administrator, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in its own name on behalf of the Trustee in trust for the benefit of the Holders of the Class V Certificates. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, each Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received by such Master Servicer prior to the Determination Date for the applicable Collection Period.

(d)       Following the distribution of Excess Interest to Holders of the Class V Certificates on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)       The Certificate Administrator shall establish (upon notice from the applicable Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account for the benefit of the Certificateholders. The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the applicable Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan in connection with such sale and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

(f)       Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA shall be remitted to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account.

(g)       [RESERVED].

(h)       [RESERVED].

(i)       If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(g) of this Agreement, the applicable Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Special Servicer shall, within two (2) Business Days of receipt of properly identified and available Loss of Value Payments, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as paid to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05     Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account. (a) Each Master Servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of the Collection Account exclusive of the Companion Distribution Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)       (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted by such Master Servicer pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)       (A) to pay itself (or, with respect to any Transferable Servicing Interest, to pay Wells Fargo Bank, National Association if Wells Fargo Bank, National Association is no longer the General Master Servicer or NCB if NCB is no longer the NCB Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Serviced Companion Loan, Specially Serviced Loan, and REO Loan, as applicable, the applicable Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Specially Serviced Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues,

Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the applicable Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by such Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan, as applicable, and then, from the Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis) and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (C) to pay the Operating Advisor (or the applicable Master Servicer, if applicable) any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee and (subject to Section 12.02(b)) Asset Representations Reviewer Asset Review Fee, if any, payable in connection with any Asset Review performed as a result of an Affirmative Asset Review Vote;

(iii)          to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (iv) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)         to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans)), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan); provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in such Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)          to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any Serviced Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and AB Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in such Collection Account related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into such Collection Account of all amounts received in connection therewith;

(vi)       at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) and

3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and AB Subordinate Companion Loans);

(vii)         to reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Material Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the Mortgage Loan Seller under Section 4 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)        in accordance with Section 2.03(f), to reimburse itself or the applicable Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 4 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)          to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer; provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)           to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in such Collection Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to such Collection Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the applicable Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)          to recoup any amounts deposited in such Collection Account in error;

(xii)         to pay itself, the applicable Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in the case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loans), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiii)        to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i), Section 3.18(m), Section 5.08(a) and 10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 13.01(a) or Section 13.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the related Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)        to pay out of general collections on the Mortgage Loans and the REO Properties serviced by such Master Servicer any and all federal, state and local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(g);

(xv)         to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(c);

(xvi)        to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)       to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xviii)      to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xix)         to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xx)         so long as such Master Servicer has received notice of the applicable Uncovered Amount on or before the related Determination Date, to pay or reimburse the applicable Person for any Uncovered Amount in respect of the other Master Servicer’s Collection Account, any such Person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses (i)-(xix) above or clause (xxii) below;

(xxi)        to clear and terminate such Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxii)       to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

Each Master Servicer shall also be entitled to make withdrawals from time to time, from its Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Trust, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-Serviced PSA by the holder of a Non-Serviced Mortgage Loan pursuant to or as contemplated by this Agreement, the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.

Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from its Collection Account.

Each Master Servicer shall pay to the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer from its Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of such Special Servicer, or an officer of the Operating Advisor or the Asset Representations Reviewer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The applicable Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Collection Account.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, as applicable.

(b)       The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)         to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(b) and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(d) in the Upper-Tier REMIC Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(b);

(ii)        to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)       to pay the Certificate Administrator and the Trustee, the Certificate Administrator Fee and the Trustee Fee, as applicable, as contemplated by Section 8.05(a) with respect to the Mortgage Loans;

(iv)       to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02 to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 10.01(f) or Section 10.01(l) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)        to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicers or the Special Servicers is liable therefor pursuant to Section 10.01(g);

(vi)       to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)      to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Accounts not required to be deposited therein;

(viii)     to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01; and

(ix)        termination of this Agreement pursuant to Section 9.01.

(c)       The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(i).

(d)       The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)         to make distributions to the Holders of the Regular Certificates (and to the Holders of the Class R Certificates in respect of the Class UR Interest) on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable; and

(ii)        to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)       [RESERVED].

(f)       Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Accounts and the Lower-Tier

REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Certificate Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Accounts and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Accounts are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(ii), (a)(iii), (a)(iv), (a)(v), and (a)(vi) then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the applicable Special Servicer, third to the applicable Master Servicer and then to the Operating Advisor.

(g)       If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the applicable Special Servicer shall (provided that, with respect to clause (v) below, the Certificate Administrator shall have provided such Special Servicer with five Business Days’ prior notice of such final Distribution Date) transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to such Master Servicer for deposit into the applicable Collection Account for the following purposes:

(i)         to reimburse the applicable Master Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)        to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)       following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)        On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage

Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional trust fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(h)       Any Loss of Value Payments transferred to a Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to a Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to such Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(i)       The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(j).

Section 3.06          Investment of Funds in the Collection Accounts and the REO Account. (a) Each Master Servicer may direct any depository institution maintaining its Collection Account, the Companion Distribution Account (with respect to the General Master Servicer), or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), each Special Servicer may direct any depository institution maintaining its REO Account and Loss of Value Reserve Fund (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the applicable Master Servicer or the applicable Special Servicer, as the case may be, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders. Each Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), each Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in such Collection Account, such Companion Distribution Account, such Servicing Accounts, such Loss of Value Reserve Fund or such REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the

UCC), each Master Servicer or each Special Servicer, as the case may be, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer) or the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall:

(i)         consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)        demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)       Interest and investment income realized on funds deposited in the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for the applicable Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the applicable Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the applicable Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the applicable Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the applicable Master Servicer or applicable Special Servicer, as the case may be, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and on deposit in any of the Collection Account, the Companion Distribution Account, the Servicing Account, Loss of Value Reserve Fund or the REO Account, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current

Distribution Date; provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the applicable Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)       Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the applicable Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) Each Master Servicer (with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the applicable Master Servicer or the applicable Special Servicer, as the case may be). If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, each Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or such Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates, as determined ((i) prior to the occurrence and continuance of any Control Termination Event and (ii) other than with respect to any Excluded Loan, any determination that such insurance coverage is not available or not available at commercially reasonable rates to be made with the consent of the Directing Certificateholder (or, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, with the consent of the holder of the related AB Subordinate Companion Loan)) by each Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by such Master Servicer (with respect to a

Non-Specially Serviced Loan) or such Special Servicer (with respect to a Specially Serviced Loan); provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, such Master Servicer or, with respect to REO Property, such Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, a Master Servicer shall be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan) with ((i) unless a Control Termination Event has occurred and is continuing and (ii) other than with respect to any Excluded Loan) the consent of the Directing Certificateholder) and only in the event the Trustee has an insurable interest therein and such insurance is available to the applicable Master Servicer or the applicable Special Servicer, as the case may be, and, if available, can be obtained at commercially reasonable rates. Each Master Servicer and each Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the applicable Special Servicer as provided in the third-to-last sentence of this paragraph, such Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless such Special Servicer determines ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, with the consent of the Directing Certificateholder) that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the applicable Master Servicer shall be entitled to conclusively rely on such Special Servicer’s determination. All Insurance Policies maintained by a Master Servicer or a Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the applicable Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by a Master Servicer or a Special Servicer under any such Insurance

Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by a Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by such Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by a Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, no Master Servicer will be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, each Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions; provided that each Master Servicer and each Special Servicer shall be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the applicable Special Servicer if it has knowledge that any insurance policy for a Mortgaged Property securing a Specially Serviced Loan contains Additional Exclusions or if it has knowledge (such knowledge to be based upon such Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor under a Specially Serviced Loan fails to purchase the insurance requested to be purchased by such Master Servicer pursuant to clause (B) above. If such Master Servicer (with respect to a Non-Specially Serviced Loan) or such Special Servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing

Standard that such failure is not an Acceptable Insurance Default, such Special Servicer shall notify the applicable Master Servicer (in the case of a Specially Serviced Loan) and such Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained. Each Master Servicer and each Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. Each Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist. Furthermore, each Special Servicer shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that a Master Servicer or a Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder, neither the applicable Master Servicer nor such Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain (or its failure to maintain) such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)       (i) If either Master Servicer or either Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the applicable Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the applicable Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. Each Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)       If either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or such Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case such Master Servicer or such Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)       Each of the Master Servicers and the Special Servicers shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors or omissions. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the applicable Master Servicer or the applicable Special Servicer under a policy or bond obtained by an Affiliate of such Master Servicer or such Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). Each Special Servicer and each Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions insurance policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)       At the time the applicable Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent such insurance is available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, such Master Servicer shall promptly make a Servicing Advance for such costs.

(e)       During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the applicable Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by such Special Servicer (with respect to any Mortgage Loan other than an Excluded Loan or prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

(f)       Each of the Operating Advisor and Asset Representations Reviewer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

(g)       Notwithstanding anything to the contrary in this Section 3.07, so long as the long-term debt obligations or the deposit account or claims-paying ability of the applicable Master Servicer (or its immediate or remote parent) or the applicable Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A3” by Moody’s, “A(low)” by DBRS (if rated by DBRS) and “A-” by Fitch (if rated by Fitch), the Master Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to any of its obligations under this Section 3.07.

Section 3.08          Enforcement of Due-on-Sale Clauses; Assumption Agreements.  (a) As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related

Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)          provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)         provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to any Specially Serviced Loan), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that (i)(A) if such Mortgage Loan is not an Excluded Loan and no Control Termination Event shall have occurred and be continuing, the consent (or deemed consent) of the Directing Certificateholder shall have been obtained if and to the extent required by, and pursuant to the process described under, Section 6.08(a), and (B) if such Mortgage Loan is not an Excluded Loan, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a), and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), such Master Servicer or such Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), provided, however, that with respect to sub-clauses (y) and (z) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply; and provided, further, that such Rating Agency Confirmation requirement shall not apply to any Master Servicer Decision. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), such Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(a), the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee, provided that certain applicable conditions contained in the related Mortgage Loan documents are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied.

(b)       As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)          provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)         requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to any Specially Serviced Loan), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that (i)(A) if such Mortgage Loan is not an Excluded Loan and no Control Termination Event shall have occurred and be continuing, the consent (or deemed consent) of the Directing Certificateholder shall have been obtained if and to the extent required by, and pursuant to the process described under, Section 6.08(a), and (B) if such Mortgage Loan is not an Excluded Loan, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a), and (ii) such Master Servicer or such Special Servicer, as the case may be, has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $20,000,000; provided, however, that with respect to sub-clauses (A), (B), (C) and (D) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply; and provided, further, that such Rating Agency Confirmation requirement shall not apply to any Master Servicer Decision. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Master Servicer or applicable Special Servicer, as the case may be, shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(b), the applicable Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the applicable Special Servicer shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee, provided that certain applicable conditions contained in the related Mortgage Loan documents are satisfied, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially

Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied.

(c)       Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)       Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicers nor the Special Servicers shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08. The applicable Master Servicer and the applicable Special Servicer, as the case may be, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)       [RESERVED].

(f)       For the avoidance of doubt, no Master Servicer or Special Servicer may waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause other than in compliance with the provisions of Section 3.08(a) through (d) hereof or, with respect to an NCB Co-op Mortgage Loan, in compliance with the provisions of the following paragraph. In the case of a Special Servicer, no such waiver or consent shall be made without (x) (i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, the consent (or deemed consent) of the Directing Certificateholder having been obtained if and to the extent required by, and pursuant to the process described under Section 6.08(a) or (y) (i) after the occurrence and during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, but prior to the occurrence and continuance of a Consultation Termination Event, after having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a).

Notwithstanding the foregoing, and regardless of whether a particular NCB Co-op Mortgage Loan contains specific provisions regarding the incurrence of subordinate debt, or prohibits the incurrence of subordinate debt, or requires the consent of the mortgagee in order to incur subordinate debt, the NCB Master Servicer may, nevertheless, in accordance with the Servicing Standard, without the need to obtain any consent or approval of, or to consult with, the Directing Certificateholder hereunder (and without the need to obtain a Rating Agency Confirmation), permit the related Mortgagor to incur subordinate debt if the NCB Subordinate Debt Conditions have been met; provided that, subject to the related Mortgage Loan documents and applicable law, the NCB Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related “due-on-encumbrance” clause under any Mortgage Loan, pursuant to this paragraph, unless in any such case, all associated costs and expenses are covered without any expense to the Trust.

(g)       Notwithstanding the foregoing provisions of this Section 3.08, if either Master Servicer or either Special Servicer, as applicable, makes a determination under Sections 3.08(a) or 3.08(b) that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09          Realization Upon Defaulted Loans and Companion Loans. (a) Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the applicable Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the applicable Special Servicer. The applicable Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.24, subject to the Directing Certificateholders’ rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or the applicable Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless such Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to such Master Servicer for such Servicing Advance, and such Master Servicer or such Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the applicable Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require a Master Servicer or a Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Master Servicer or the applicable Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the applicable Special Servicer or the applicable Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

(b)       No Special Servicer shall acquire any personal property pursuant to this Section 3.09 unless either:

(i)       such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by such Special Servicer; or

(ii)       such Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event.

(c)       Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the applicable Master Servicer nor the applicable Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Certificateholders and, if applicable,

Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the applicable Master Servicer from its Collection Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the applicable Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Loans, the applicable Master Servicer and, with respect to Specially Serviced Loans, the applicable Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests).

(d)       If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 4 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, then the applicable Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized ((A) prior to the occurrence and continuance of a Control Termination Event (or with respect to any AB Mortgage Loan, after the occurrence and during the continuation of an AB Control Appraisal Period, but prior to the occurrence and continuance of a Control Termination Event) and (B) other than with respect to any Excluded Loan), with the consent of the Directing Certificateholder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the applicable Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the Master Servicers and ((A) prior to the occurrence and continuance of a Consultation Termination Event and (B) other than with respect to any

Excluded Loan) the Directing Certificateholder, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the applicable Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of Certificates entitled to a majority of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the applicable Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)       Each Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder (other than with respect to any Excluded Loan), the Master Servicers and the 17g-5 Information Provider monthly regarding any actions taken by such Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)       Each Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to such Master Servicer by such Special Servicer. Upon request, the applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)       Each Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)       Each Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof.

Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder (other than with respect to any Excluded Loan) and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10         Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or the receipt by the applicable Master Servicer or the applicable Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer or the applicable Special Servicer, as the case may be, will promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the applicable Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account.

(b)       From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and any related Companion Loan), the applicable Master Servicer or the applicable Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account (including amounts related to the related Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)       Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the applicable Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the applicable Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The applicable Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

(d)       If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11 Servicing Compensation. (a) As compensation for its activities hereunder, the applicable Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA). As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any applicable Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).

Except as set forth in the following sentence, the fourth paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the applicable Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof). With respect to each Serviced Pari Passu Companion Loan, the Servicing Fee shall be payable to the applicable Master Servicer from amounts payable in respect of such Serviced Pari Passu Companion Loan, subject to the terms of the related Intercreditor Agreement.

Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor under a Mortgage Loan for which it acts as Master Servicer: (i) 100% of Excess Modification Fees related to any modification, waiver, extension or amendment of any Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) if such modification, waiver, extension or amendment is a Master Servicer Decision; provided that if such modification, waiver, extension or amendment is a Major Decision, then such Master Servicer will be entitled to 50% of such Excess Modification Fees, (ii) 100% of all assumption application fees and other similar items received on any Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees in connection with a defeasance that the applicable Special Servicer is entitled to under this Agreement); and (iii) 100% of assumption, waiver, consent and earnout fees, and other similar fees (other than assumption application and defeasance fees) pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then such Master Servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees, and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan or related Serviced Pari Passu Companion Loan have been paid. In addition, the applicable Master Servicer shall be entitled to charge and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan or Specially Serviced Loan) any charges for beneficiary statements or demands and other customary charges, amounts collected for checks returned for insufficient funds and reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, in each case only to the extent actually paid by or on behalf of the related Mortgagor and shall not be required to deposit such amounts in its Collection Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. Subject to Section 3.11(d), the applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Collection Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution

Date), (iii) interest or other income earned on deposits in its Servicing Accounts which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iv) the difference, if positive, between Prepayment Interest Excesses and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan for which it acts as Master Servicer, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments. The applicable Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Collection Account and the applicable Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

Notwithstanding anything herein to the contrary, each of Wells Fargo Bank, National Association and National Cooperative Bank, N.A. may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest with respect to any Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Loan) for which it acts as Master Servicer; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The applicable Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent such Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Wells Fargo Bank, National Association as General Master Servicer, or National Cooperative Bank, N.A. as NCB Master Servicer, as applicable, hereunder (subject to reduction pursuant to the preceding sentence).

(b)       As compensation for its activities hereunder, each Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property). As to each Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Special Servicer’s responsibilities and obligations under this Agreement. No

Special Servicer shall be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)       Additional servicing compensation in the following form shall be promptly paid to such Special Servicer by the applicable Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a): (i) 100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of assumption fees and other similar fees received with respect to Specially Serviced Loans, (ii) 100% of all assumption application fees and other similar items on any Specially Serviced Loans, (iii) 100% of waiver, consent and earnout fees, pursuant to Section 3.08 and Section 3.18 or other actions performed in connection with this Agreement on the Specially Serviced Loans or certain other similar fees paid by the related Mortgagor on Specially Serviced Loans, (iv) 50% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Non-Specially Serviced Loan to the extent the matter involves a Major Decision and (v) 50% of all assumption, waiver, consent and earnout fees (other than assumption application fees and defeasance fees) received with respect to any Non-Specially Serviced Loan to the extent that the matter involves a Major Decision,. Subject to Section 3.11(d), each Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d) and (ii) interest or other income earned on deposits relating to the Trust Fund in the REO Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date). In addition, each Special Servicer shall be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by the related Mortgagor. Each Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the applicable Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the applicable Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The Workout Fee shall be reduced (but not below zero) with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to the Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. No Special Servicer shall be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If a Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Loan. If a Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such Special Servicer and evidenced by a signed writing, but which had not as of the time such Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. No Special Servicer will be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable with respect to each Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which the applicable Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds or Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the applicable Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, each Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(d), each Special Servicer will also be entitled to additional fees in the form of Penalty Charges. Each Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the applicable Collection Account or the REO Account, and the applicable Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

For the avoidance of doubt, with respect to any fee split (other than a fee split with respect to Penalty Charges) between the applicable Master Servicer and the applicable Special Servicer pursuant to the terms of this Agreement, the applicable Master Servicer and the applicable Special Servicer shall each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however that (x) neither the applicable Master Servicer nor the applicable Special Servicer shall have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the applicable Master Servicer decides not to charge any fee, the applicable Special Servicer shall still be entitled to charge the portion of the related fee the applicable Special Servicer would have been entitled to if the applicable Master Servicer had charged a fee and the applicable Master Servicer shall not be entitled to any of such fee charged by the applicable Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee, the applicable Master Servicer shall still be entitled to charge the portion of the related fee the applicable Master Servicer would have been entitled to if the applicable Special Servicer had charged a fee and the applicable Special Servicer shall not be entitled to any of such fee charged by the applicable Master Servicer.

(d)       In determining the compensation of the Master Servicers or the Special Servicers, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the applicable Master Servicer, the applicable Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the servicing advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on servicing advances reimbursed by such trust to any party under the applicable Non-Serviced PSA, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (other than Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the applicable Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan. Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced PSA) remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Loan, and  to the applicable Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicers and the Special Servicers shall be distributed between the applicable Master Servicer and the applicable Special Servicer, on a pro rata basis, based on such Master Servicer’s and such Special Servicer’s respective entitlements to such compensation described in the previous sentence. If the related Special Servicer has partially waived any Penalty Charge (part of which accrued prior to the related Servicing Transfer Event), any collections in respect of such Penalty Charge shall be shared pro rata by such Master Servicer and the related Special Servicer based on the respective portions of such

Penalty Charge to which each would otherwise have been entitled. If the related Master Servicer has partially waived any Penalty Charge (part of which accrued subsequent to the occurrence of a Servicing Transfer Event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such Penalty Charge shall be shared pro rata by such Master Servicer and the related Special Servicer based on the respective portions of such Penalty Charge to which each would otherwise have been entitled. Notwithstanding the foregoing or anything else herein to the contrary, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

If a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the applicable Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as the applicable Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the applicable Servicing Shift Securitization Date, the Non-Serviced Special Servicer and the applicable Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if the applicable Special Servicer were being terminated as the applicable Special Servicer with respect to such Servicing Shift Whole Loan and the Non-Serviced Special Servicer were replacing the applicable Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

(e)       With respect to each Distribution Date, each Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer within two (2) Business Day following the Determination Date, and such Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the related Remittance Date, an electronic report (which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the applicable Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)       Each Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)       Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicers in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. Each Master Servicer shall withdraw from its Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in its Collection Account.

Section 3.12 Inspections; Collection of Financial Statements. (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Loan) for which it acts as Master Servicer with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2017 (and each Mortgaged Property shall be inspected on or prior to December 31, 2018); provided, however, that if a physical inspection has been performed by the applicable Special Servicer in the previous twelve (12) months, such Master Servicer will not be required to perform, or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the applicable Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The cost of such inspection by a Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the applicable Collection Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances, or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan and then, from the Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections. The applicable Special Servicer or the applicable Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy at the Mortgaged Property that the preparer of such report has knowledge of and the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The applicable Special Servicer and the applicable Master Servicer shall promptly following preparation deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, respectively, to the other party, to the Directing Certificateholder ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan that is a Specially Serviced Loan). Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by NRSROs (including Rating Agencies) that are Privileged Persons. In respect of any Mortgage Loan other than an Excluded Loan that is a Specially Serviced Loan and prior to the occurrence of a Consultation Termination Event, the applicable Master Servicer shall deliver or make available a copy of each such report to the Directing Certificateholder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice).

(b)       Each Special Servicer, in the case of any Specially Serviced Loan, and each Master Servicer, in the case of any Non-Specially Serviced Loan shall make reasonable efforts to collect promptly and review from each related Mortgagor under Mortgage Loans for which it acts as Master Servicer or Special Servicer, as applicable, quarterly and annual operating statements, financial statements, budgets and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan (and each Serviced Companion Loan) documents for which Mortgage Loan it acts as Master Servicer or Special Servicer, as applicable. The applicable Master Servicer and the applicable Special Servicer shall not be required to request such operating statements or rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) Business Days of receipt, and such Master Servicer and such Special Servicer, as applicable, shall deliver or make available copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing 2017. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver or make available electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.12(b).

In addition, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall prepare with respect to each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as Master Servicer or Special Servicer:

(i)       Within forty-five (45) days after receipt of a quarterly operating statement, if any, commencing within forty-five (45) days of receipt of such quarterly operating statement for the quarter ending March 31, 2017, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the related Mortgage documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® Operating Statement Analysis Report and the related operating statements (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and the applicable Special Servicer.

(ii)       Within forty-five (45) days after receipt of an annual operating statement (if and to the extent any such information is in the form of normalized year-end financial statements that have been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for each calendar year commencing within forty-five (45) days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the applicable Master Servicer in preparing the CREFC® Comparative Financial Status Report. The applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® NOI

Adjustment Worksheet and the related operating statements or rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan), the applicable Special Servicer and the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website.

(c)       At or before 12:00 p.m. (New York City time) on each Determination Date, each Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Loans (excluding, for the Directing Certificateholder, any Excluded Loans) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the applicable Special Servicer in an electronic format, reasonably acceptable to the applicable Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the applicable Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) submitted by the Mortgagor.

(d)       Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning January 2017, each Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files with respect to the Mortgage Loans for which it acts as Master Servicer: (A) to the extent such Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (only with respect to the first Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the applicable Special Servicer and the applicable Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the applicable Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning January 2017, the applicable Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO

Liquidation Reports received from the applicable Special Servicer. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning January 2017, the applicable Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and, to the extent received by such Master Servicer, the CREFC® Appraisal Reduction Template, if provided for such Distribution Date. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

(e)       Each Special Servicer shall deliver to the applicable Master Servicer the reports and information required of such Special Servicer pursuant to Section 3.12(b) and Section 3.12(c), and the applicable Master Servicer shall deliver or make available to the Certificate Administrator the reports and data files set forth in Section 3.12(d). Such Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Special Servicer pursuant to Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the applicable Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c), the applicable Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the applicable Special Servicer, and the applicable Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(b) or Section 3.12(c) of this Agreement.

(f)       Notwithstanding the foregoing, however, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. A Master Servicer and a Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. A Master Servicer or a Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g)       Unless otherwise specifically stated herein, if a Master Servicer or a Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, such Master Servicer or such Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer’s website (with respect to items delivered by such Master Servicer) or the Certificate Administrator’s Website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, each Master Servicer and each Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the applicable Master Servicer or the applicable Special Servicer, as the case may be. The applicable Master Servicer or the applicable Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13       Access to Certain Information. (a) Each of the Master Servicers and the Special Servicers shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder, and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer, such Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of a Master Servicer or a Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, the Master Servicers and Special Servicers may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special

Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or such Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, a Master Servicer or a Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Notwithstanding the limitation set forth in the next succeeding paragraph, upon the reasonable request of any Certificateholder (or with respect to any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, the holder of such AB Subordinate Companion Loan) that has delivered an Investor Certification to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, may provide (or forward electronically) or make available at the expense of such Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls (or, with respect to NCB Co-op Mortgage Loans, maintenance schedules) and financial statements (in each case, solely relating to the related Serviced Whole Loan or Serviced AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan, as the case may be) obtained by the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that, in connection with such request, such Master Servicer or such Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, may have under this Agreement.

Notwithstanding anything to the contrary herein (other than as permitted in the preceding paragraph with respect to any Certificateholder or as specifically provided for herein with respect to the Directing Certificateholder), unless required by applicable law or court order, no Certificateholder (except, with respect to a Mortgage Loan Seller, to the extent necessary for such party to comply with its obligations under the related Mortgage Loan Purchase Agreement, and except for the Master Servicer and the Certificate Administrator, acting in such capacities) or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)       The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)           The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)       the Prospectus and any other disclosure document relating to the Registered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)       this Agreement and any amendments and exhibits hereto;

(C)       any Sub-Servicing Agreements delivered to the Certificate Administrator on or after the Closing Date;

(D)       the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(E)        the CREFC® Loan Setup File provided by the applicable Master Servicer to the Certificate Administrator;

(ii)         the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)       any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)         The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)       all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02;

(B)        the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the applicable Master Servicer pursuant to this Agreement from time to time; and

(C)        all Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator;

(iv)        The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)       summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)       all property inspection reports and environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(a); and

(C)       any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19;

(D)       a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

(v)         The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)       any notice with respect to a release pursuant to Section 3.09(d);

(B)       any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.18(g);

(C)       any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.01(g);

(D)       any notice of the occurrence of any Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(E)       any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders pursuant to Section 12.01;

(F)       any Asset Review Report Summary received by the Certificate Administrator;

(G)       any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)       any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)        any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)        any notice of resignation or termination of a Master Servicer or a Special Servicer pursuant to Section 7.03;

(K)       any notice of termination pursuant to Section 9.01;

(L)       any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26 or Section 12.03, respectively;

(M)      any notice of any request by requisite percentage of Certificateholders for a vote to terminate a Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)       any notice of recommendation of termination of a Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)       any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan);

(P)       any notice of the occurrence of an Operating Advisor Termination Event;

(Q)       any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)       any assessments of compliance delivered to the Certificate Administrator; and

(S)       any attestation reports delivered to the Certificate Administrator;

(T)       any “special notices” required by a Certificateholder to be posted on the Certificate Administrator’s website pursuant to Section 5.06;

(U)       any Proposed Course of Action Notice;

(vi)         the “Investor Q&A Forum” pursuant to Section 4.07(a); and

(vii)        solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b).

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form (or, solely with respect to the applicable Master Servicer and the applicable Special Servicer, in electronic form) of an investor certification substantially in the form of Exhibit P-1D and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Certificateholder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit P-1B hereto, such Directing Certificateholder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit P-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit P-1D hereto from the Directing

Certificateholder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit P-1D to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible at a later time, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable.

Notwithstanding anything herein to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, has received a notice substantially in the form of Exhibit P-1E from the Directing Certificateholder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicers, the Special Servicers, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder that is an Excluded Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.33.

Each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder of an investor certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Certificateholder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Certificateholder or Controlling Class Certificateholder or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)       The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “WFCM 2016-LC25” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)            any notices of waivers under Section 3.08(d);

(ii)           any Asset Status Report delivered by the applicable Special Servicer under Section 3.19(d);

(iii)          any notice of final payment on the Certificates;

(iv)          any environmental reports delivered by the applicable Special Servicer under Section 3.09(c);

(v)           any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)          any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or Section 11.10;

(vii)         any annual independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)        any notice to the Rating Agencies relating to the applicable Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)           copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)            any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)           any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)          any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)         any notice of a Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(xiv)        any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)         any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(ix);

(xvi)        any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)       any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the

Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(f);

(xviii)      any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17, Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)         any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt unless such information is received after 2:00 p.m., New York City time, on such Business Day, in which case, it shall be posted by 12:00 p.m., New York City time, on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com (specifically referencing “WFCM 2016-LC25” in the subject line).

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the “Pre-Close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 3.13(c). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “WFCM 2016-LC25” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)       Certain information concerning the Mortgage Loans and the Certificates (including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports) shall be provided by the Certificate Administrator at the direction of the Depositor to third parties (including Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, Interactive Data Corp., Markit Group Limited and BlackRock Financial Management, Inc., CMBS.com, Inc. and Thomson Reuters Corporation) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator. Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(e)       Each of the Master Servicers and the Special Servicers may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (in the case of deliveries to a Rating Agency, only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each of the Master

Servicers and the Special Servicers shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special Servicer’s website, and (B) acknowledge that such Master Servicer or such Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the applicable Master Servicer’s or the applicable Special Servicer’s website, such Master Servicer and such Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(e) to current or prospective Certificateholders the form of confidentiality agreement used by the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicers nor the Special Servicers shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicers nor the Special Servicers shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(f)       The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(g)       The Special Servicers, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Certificateholder (other than, prior to the occurrence and continuance of a Control Termination Event, any Asset Status Reports that are not Final Asset Status Reports), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(h)       None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as the case may be, (ii) such Rating Agency’s or NRSRO’s approval of the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the applicable Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the applicable Special Servicer’s, as the case may be, servicing operations in general; provided that such Master Servicer, the Operating Advisor, the Asset Representations Reviewer or such Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(h).

(i)         The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14       Title to REO Property; REO Account. (a) If title to any Mortgaged Property is acquired (directly or through a single member limited liability company established for that purpose) and thus becomes REO Property, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. Each Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless such Special Servicer either (i) applies for a qualifying extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event. If the applicable Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, such Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by a Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Collection Account pursuant to Section 3.05(a).

(b)       Each Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the applicable Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The applicable Special Servicer shall deposit, or cause to be deposited, in the REO Account, within two (2) Business Days after receipt of properly identified and available funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The applicable Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)       The applicable Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the applicable Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into the Collection Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the applicable Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to the day the Special Servicer remits funds as provided in this Section 3.14(c), the applicable Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to such Master Servicer for deposit in the Collection Account, as applicable, on such date. Such Master Servicer shall apply all such amounts as instructed by such Special Servicer on the Determination Date (or with respect to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)       The applicable Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15       Management of REO Property. (a) If title to any REO Property is acquired, the applicable Special Servicer shall manage, conserve, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders and the related Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the applicable Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests) all as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan, as the case may be) (as determined by the applicable Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the applicable Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the applicable Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than two (2) Business Day following receipt of such properly identified and available funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)            all insurance premiums due and payable in respect of such REO Property;

(ii)           all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)          any ground rents in respect of such REO Property, if applicable; and

(iv)          all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the applicable Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the applicable Special Servicer, the Depositor, the Certificate Administrator and (in respect of any Mortgage Loan other than an Excluded Loan, and prior to the occurrence and continuance of a Consultation Termination Event) the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)       Without limiting the generality of the foregoing, each Special Servicer shall not:

(i)            permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)          Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the applicable Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the applicable Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)       Each Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)            the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)           the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)          any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a), and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the applicable Special Servicer upon receipt;

(iv)          none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)           each Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

Each Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the applicable Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)       When and as necessary, each Special Servicer shall send to the Trustee, the Certificate Administrator and the applicable Master Servicer a statement prepared by such Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.15(a) and Section 3.15(b).

Section 3.16       Sale of Defaulted Loans and REO Properties. (a)  (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Loan, the applicable Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, however, that if the applicable Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, such Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The applicable Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard including, without limitation, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy; provided that the applicable Special Servicer shall promptly notify the applicable Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)           If any Mortgage Loan or Serviced Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the applicable Special Servicer (with respect to a Specially Serviced Loan) or the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)          If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the applicable Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis, if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and, if applicable, the related Companion Holder. In the case of a Non-Serviced Mortgage Loan, to the extent permitted under the related Intercreditor Agreement, and such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the applicable Special Servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and will be entitled to receive a Liquidation Fee to the same extent as if the Mortgage Loan was a Serviced Mortgage Loan. Each Special Servicer is required to give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than ten (10) days’ prior written notice of its intention to sell any Defaulted Loan. In the absence of a cash offer at least equal to the Purchase Price, the applicable Special Servicer may purchase the Defaulted Loan for the Purchase Price or may accept the first cash offer received from any Person that constitutes a fair price for the Defaulted Loan.

(iv)          (A) In the case of a Specially Serviced Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the applicable Special Servicer for such price), the applicable Special Servicer shall solicit offers and, subject to sub-clause (B) below, accept the highest offer received from any Person that is determined by such Special Servicer to be a fair price for such Specially Serviced Loan, if the offeror is a Person other than an Interested Person. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Defaulted Loan, the applicable Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. If the offeror is an Interested Person (provided that the Trustee may not be an offeror), the Trustee shall determine whether the offer constitutes a fair price unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable Master Servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable by, the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Loan.

(B)       The applicable Special Servicer will not be obligated to accept the highest offer if such Special Servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event shall have occurred and be continuing) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender). In addition, the applicable Special Servicer may accept a lower offer from any Person other than an Affiliate of such Special Servicer if it determines, in its reasonable judgment consistent with the Servicing Standard, that the acceptance of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer. The applicable Special Servicer shall use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(v)           Unless and until any Specially Serviced Loan is sold pursuant to this Section 3.16(a), the applicable Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Loan, including, without limitation, workout and foreclosure, as the applicable Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)       (i) The applicable Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The applicable Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. Each Special Servicer shall give the Trustee, the applicable Master Servicer, each Companion Holder, the Certificate Administrator and, in respect of any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, not less than ten (10) days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case such Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the applicable Master Servicer, an Affiliate of such Master Servicer, the applicable Special Servicer or an Affiliate of such Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(A)       In the absence of any such offer as set forth in sub-clause (A) above, the applicable Special Servicer shall, subject to sub-clause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by such Special Servicer, if the highest offeror is a Person other than an Interested Person, or (2) by the Trustee, if the highest offeror is an Interested Person unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received; provided, however, that absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(B)       No Special Servicer shall be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if such Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans). In addition, such Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the subordinate or pari passu nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer.

(C)       In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the applicable Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(ii)            Subject to the Servicing Standard, the applicable Special Servicer shall act on behalf of the Trust and the related Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Operating Advisor or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Operating Advisor nor the Trustee shall have any liability to the Trust or any Certificateholder or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

(c)       Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)       With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if the related Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the applicable Special Servicer shall sell the related Serviced Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to such Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for a Serviced Whole Loan, such determination shall be made by the Trustee if the offeror is an Interested Person. Notwithstanding the foregoing, the applicable Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the applicable Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Pari Passu Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable Master Servicer or the applicable Special Servicer in connection with the proposed sale. The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.

(e)       (i) Notwithstanding anything in this Section 3.16 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the holder of the related AB Subordinate Companion Loan for each applicable Serviced AB Whole Loan will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of the holder of the AB Subordinate Companion Loan shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement. If the related Mortgage Loan or related REO Property is purchased by the holder of such AB Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related AB Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)           Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)        Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)       In the event the applicable Master Servicer or the applicable Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor such Special Servicer shall exercise such right.

Section 3.17       Additional Obligations of Master Servicers and Special Servicers. (a) Each Master Servicer shall deliver all Compensating Interest Payments with respect to Mortgage Loans for which it acts as Master Servicer (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each P&I Advance Date, without any right of reimbursement therefor. Each Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)       Each Master Servicer or each Special Servicer, as applicable, shall provide to each applicable Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)       Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the applicable Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the applicable Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof); provided, however, that if, at any time the applicable Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one-month collection period will exceed the full amount of the principal portion of general collections on or in respect of Mortgage Loans deposited in the Collection Account for such Distribution Date, then the applicable Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, which shall mean that (i) the applicable Master Servicer or the Trustee, as the case may be, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (ii) changed circumstances or new or different information becomes known to the applicable Master Servicer or the Trustee, as the case may be, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (i) above, or (iii) in the case of the applicable Master Servicer, it has not timely received from the Trustee information required by the applicable Master Servicer to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (i), (ii) or (iii) of the foregoing sentence apply, the applicable Master Servicer or Trustee, as applicable, shall give the 17g-5 Information Provider a notice for posting of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give notice as required by the preceding or second preceding sentence shall in no way affect the applicable Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement or right to obtain such reimbursement as described in this Section 3.17(c). Nothing herein shall give the applicable Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Collection Account pursuant to Section 3.05(a)(v). The applicable Master Servicer or the Trustee, as the case may be, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by this Section 3.17(c).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.17(c) or to comply with the terms of this Section 3.17(c) and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the applicable Master Servicer or the applicable Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the applicable Master Servicer or the Trustee, as the case may be, determines, in its sole discretion, to fully recover the Nonrecoverable Advances immediately instead of deferring such reimbursement, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer’s or the Trustee’s, as the case may be, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over such Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the applicable Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this Section 3.17(c) or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. Neither the applicable Master Servicer nor the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Section 3.17(c).

No determination by a Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or interest thereon under this section shall be construed as an agreement by the applicable Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan (to the extent received), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)       With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

(e)       Within one (1) Business Day after the execution of any amendment or modification of any Intercreditor Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall provide to the Certificate Administrator a copy of any such modification or amendment of any Intercreditor Agreement, and such amendment or modification shall be a Reportable Event.

Section 3.18       Modifications, Waivers, Amendments and Consents. (a) Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i), Section 3.18(m) and Section 6.08, but subject to any other conditions set forth thereunder and, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder, as applicable, to advise or consult with the applicable Master Servicer or the applicable Special Servicer, as the case may be, with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement), the applicable Master Servicer shall not modify, waive or amend the terms of a Non-Specially Serviced Loan and/or related Companion Loan that would constitute a Major Decision without (x) (i) prior to the occurrence of a Control Termination Event and (ii) other than with respect to any Excluded Loan, the consent (or deemed consent) of the Directing Certificateholder having been obtained by the applicable Special Servicer if and to the extent required by, and pursuant to the process described under, Section 6.08(a) or (y) (i) after the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan, but prior to the occurrence and continuance of a Consultation Termination Event, the applicable Special Servicer having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a); and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the

Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the applicable Master Servicer shall (1) provide the Trustee, the Certificate Administrator, the applicable Special Servicer, the Operating Advisor and ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to an Excluded Loan) obtain the consent of the Directing Certificateholder (or (i) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan, consult with the Directing Certificateholder) pursuant to the process described in Section 6.08(a). Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the applicable Master Servicer, with respect to Non-Specially Serviced Loans, without the consent of the applicable Special Servicer or the Directing Certificateholder, may modify or amend the terms of any Non-Specially Serviced Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the applicable Master Servicer nor the applicable Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25)) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

(b)       If the applicable Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the applicable Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of such Special Servicer), is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Loan, then the applicable Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Loan, subject to (x) the provisions of this Section 3.18(b) and Section 3.18(c), (y) with respect to any Mortgage Loan other than any Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) as provided in Section 6.08; provided that with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the approval of the holder of the related AB Subordinate Companion Loan will be required to the extent set forth in the related Intercreditor Agreement and the Directing Certificateholder shall have no consent or consultation rights regarding the matter; and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the applicable Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable; provided that in the case of any release or substitution of collateral (other than a defeasance), the applicable Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable Master Servicer or the applicable Special Servicer, as the case may be, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio as calculated is greater than 125%, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Mortgagor provides an Opinion of Counsel that if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

The applicable Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if such modification, waiver or amendment would (1) extend the maturity date of any such Specially Serviced Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) with the consent of the Directing Certificateholder, ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan, or Serviced Whole Loan generally at the related Mortgage Rate.

(c)       Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or any Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)       To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 6.08), the applicable Master Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18 and subject to the Directing Certificateholder’s consent rights pursuant to Section 3.18(a) if any such waiver, modification or amendment constitutes a Major Decision) or the Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause (x) any Trust REMIC to fail to qualify as a REMIC for purposes of the Code or (y) any Trust REMIC to be subject to any tax under the REMIC Provisions. In making this determination, such Master Servicer or such Special Servicer may obtain and rely upon (and shall provide to the Trustee and the Certificate Administrator if obtained) an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a); provided that the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the applicable Master Servicer nor the applicable Special Servicer may waive the payment of any Prepayment Premium or Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

(e)       Subject to Section 3.18(c), the applicable Master Servicer and the applicable Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer’s or such Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or such Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)        All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).

(g)       With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18, the applicable Special Servicer shall notify the applicable Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Directing Certificateholder (other than (i) following the occurrence of a Consultation Termination Event and (ii) with respect to any Excluded Loan), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for processing pursuant to Section 3.18, the applicable Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator, the applicable Special Servicer (and such Special Servicer shall, prior to the occurrence of a Consultation Termination Event and other than with respect to an Excluded Loan, forward such notice to the Directing Certificateholder), the applicable Companion Holder (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable) and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). The party responsible for delivering notice shall deliver to the Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the applicable Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder, if any. Following receipt of the applicable Master Servicer’s or the applicable Special Servicer’s, as the case may be, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than the Class R or Class V Certificates). With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional debt or mezzanine debt, the applicable Special Servicer (if such Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the applicable Master Servicer (if such Master Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such additional debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to cts.sec.notifications@wellsfargo.com and an Additional Disclosure Notification in the form attached hereto as Exhibit EE. The notice contemplated in the preceding sentence shall set forth, to the extent the applicable Special Servicer or the applicable Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of additional debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and additional debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and additional debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator, as applicable, and such Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder. From time to time, the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)       The applicable Master Servicer shall process all defeasance transactions. Notwithstanding the foregoing, such Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and such Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the applicable Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is: (i) a Mortgage Loan with a Cut-off Date Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Balance of all Mortgage Loans a, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)       Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the applicable Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Notwithstanding the foregoing, with respect to the Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified as Mortgage Loan Numbers 6, 9, 11, 15, 28, 32, 34, 36, 39, 46, 52, 60 and 65 on the Mortgage Loan Schedule that were originated or acquired by Ladder Capital Finance LLC and are subject to defeasance, Ladder Capital Finance LLC has transferred to a third party or has retained on behalf of itself or an Affiliate the right to establish or designate the successor borrower and/or to purchase or cause to be purchased the related defeasance collateral (any such right or obligation, the “Retained Defeasance Rights and Obligations”). In the event the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan for which Ladder Capital Finance LLC is the related Mortgage Loan Seller, which such Mortgage Loan provides for Retained Defeasance Rights and Obligations in the related Mortgage Loan documents, the Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to Ladder Capital Finance LLC in the case of any such Mortgage Loan for which Ladder Capital Finance LLC is the related Mortgage Loan Seller. Until such time as Ladder Capital Finance LLC provides the Master Servicer with written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which Ladder Capital Finance LLC is the related Mortgage Loan Seller shall be delivered to Ladder Capital Finance LLC, 345 Park Avenue, 8th Floor, New York, New York 10154, Attention: Pamela McCormack, with electronic copies to: Pamela McCormack (pamela.mccormack@laddercapital.com), Robert Perelman (robert.perelman@laddercapital.com) and David Traitel (david.traitel@laddercapital.com). With respect to any Mortgage Loan originated or acquired by Ladder Capital Finance LLC that is subject to defeasance, if the successor borrower is not designated or formed by Ladder Capital Finance LLC or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the Master Servicer in accordance with the Servicing Standard.

(j)       If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by such Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(k)       Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the applicable Special Servicer, as the case may be, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then-aggregate principal balance of all Mortgage Loans or $35,000,000; provided, further, that such Rating Agency Confirmation requirement shall not apply to any Master Servicer Decision.

(l)         Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment in connection with any release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral, the applicable Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel addressed to such Special Servicer and the applicable Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event.

(m)       Notwithstanding any other provisions of this Section 3.18 or Section 3.08, but subject to any related Intercreditor Agreement, the applicable Master Servicer may, without any Directing Certificateholder approval or consent (except as otherwise provided below in the definition of Master Servicer Decision), Rating Agency Confirmation or the applicable Special Servicer’s approval or consent (provided that such Master Servicer delivers notice thereof to such Special Servicer after completion (and such Special Servicer shall promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan or any NCB Co-op Mortgage Loan, deliver notice thereof to the Directing Certificateholder, except to the extent that such Special Servicer or the Directing Certificateholder, as the case may be, notifies such Master Servicer that such party does not desire to receive copies of such items (provided, however, that such Special Servicer’s failure to deliver such notice to the Directing Certificateholder will not result in a Servicer Termination Event with respect to such Special Servicer))) take any of the following actions with respect to Non-Specially Serviced Loans (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to any such grant of easement or right of way or subordination that materially affects the use or value of a Mortgaged Property or a Mortgagor’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents including the approval of new leases and amendments to current leases, involving leasing activities that do not involve a ground lease, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for any such approvals that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation of a material parcel or a material income-producing parcel of a Mortgaged Property or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the related Mortgage Loan or related Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or related Companion Loan, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan or any NCB Co-op Mortgage Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required if such Mortgage Loan (including any related Companion Loans) has an outstanding principal balance of greater than or equal to $15,000,000; (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to (A) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing an NCB Co-op Mortgage Loan or (B) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgaged Property securing a Mortgage Loan other than an NCB Co-op Mortgage Loan, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit held as performance escrows or reserves and identified (along with the related Mortgage Loans) on Schedule 3 hereto; (ix) grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related Maturity Date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related Maturity Date; (2) the related Mortgagor has delivered documentation, on or before the Maturity Date of the Mortgage Loan, reasonably satisfactory in form and substance to the applicable Master Servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Payment will become due; (3) such extension or forbearance requires the Mortgagor to continue to make Periodic Payments when due; and (4) such extension or forbearance requires the refinancing or sale to occur by the expiration of the refinancing or sale specified in the related documentation; (x) any modification, amendment, consent to a modification, or waiver of any provision of an Intercreditor Agreement or co-lender or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or a Whole Loan, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification, amendment, consent or waiver; (xi) any determination of Acceptable Insurance Default, provided that (1) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required in accordance with the terms of this Agreement for any such determination and (2) (A) after the occurrence and during the continuance of a Control Termination Event and (B) other than with respect to an Excluded Loan, but prior to the occurrence of a Consultation Termination Event, the applicable Master Servicer shall be required to consult with the Directing Certificateholder with respect to any such determination; (xii) approve or consent to any defeasance of a Mortgage Loan or related Companion Loan (subject to the requirements set forth in Section 3.18(h)); (xiii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required with respect to any such determination; (xiv) any transfer of interest in the related Mortgagor that the loan documents allow without the consent of the mortgagee but subject to the satisfaction of conditions specified in the related Mortgage Loan documents; (xv) agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted (subject to the requirements set forth in Section 3.18(h)), provided that prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification of defeasance collateral; (xvi) with respect to NCB Co-op Mortgage Loans, consent to the related Mortgagor incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of the NCB Subordinate Debt Conditions with respect to such subordinate debt; and (xvii) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the Trust to the extent not reimbursed or paid by the related Mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement.

With respect to any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a written objection of the Directing Certificateholder has not been received by the Master Servicer within ten (10) Business Days (or thirty (30) days with respect to clause (xi) of the definition of “Master Servicer Decision”) after the Directing Certificateholder’s receipt of the Master Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder and reasonably available to the Master Servicer in order to grant or withhold such consent.

With respect to clause (xi) of the definition of “Master Servicer Decision”, in the event the Master Servicer receives no response from the Directing Certificateholder within thirty (30) days following its written request for input on any required consultation, the Master

Servicer shall not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond shall not relieve the Master Servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan.

(n)       No Master Servicer or Special Servicer shall modify any Mortgage Loan into an AB Modified Loan unless the documents evidencing such modification provide that all payments on the junior or “B” portion of such AB Modified Loan (including interest, principal and other amounts) shall only be payable after the point in time at which all interest and principal on the senior or “A” portion of such AB Modified Loan shall have been paid in full and such senior or “A” portion shall no longer be outstanding; provided, however, that interest and other amounts in respect of such junior or “B” portion may accrue prior to such point in time.

Section 3.19       Transfer of Servicing Between Master Servicers and Special Servicers; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Operating Advisor and ((i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the applicable Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The applicable Master Servicer shall use its reasonable efforts to provide the applicable Special Servicer with all documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the applicable Special Servicer to enable it to assume its functions hereunder with respect thereto. Such Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the applicable Special Servicer of such Servicing Transfer Event when such Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until such Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The applicable Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, and ((i) prior to the occurrence and continuance of a Consultation Termination Event or (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer to the applicable Special Servicer, or by the applicable Special Servicer to the applicable Master Servicer, pursuant to this Section 3.19. Prior to the occurrence and continuance of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Loan (other than an REO Loan) has become current and has remained current for three consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the applicable Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless with respect to an AB Subordinate Companion Loan an AB Control Appraisal Period has occurred) and ((i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the applicable Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to such Master Servicer, such Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of such Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)       In servicing any Specially Serviced Loans and Serviced Companion Loans, the applicable Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)       Notwithstanding the provisions of Section 3.12(c), the applicable Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the applicable Special Servicer with any information in its possession with respect to such records to enable such Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require such Master Servicer to produce any additional reports.

(d)       No later than sixty (60) days after a Servicing Transfer Event for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, the related Companion Loan, the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the applicable Master Servicer, the Directing Certificateholder (but only in respect of any Mortgage Loan other than (A) any Excluded Loan or (B) any Serviced AB Whole Loan prior to the occurrence of an AB Control Appraisal Period, and in any event prior to the occurrence of a Consultation Termination Event), the Operating Advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5

Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the related Companion Holder or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold; the applicable Special Servicer shall also deliver a summary of each Final Asset Status Report to the Certificate Administrator and the Certificate Administrator shall post the summary of the Final Asset Status Report to the Certificate Administrator’s Website. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the applicable Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)            a summary of the status of such Specially Serviced Loan and any negotiations with the related Mortgagor;

(ii)           a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)          the most current rent roll (or with respect to NCB Co-op Mortgage Loans, maintenance schedule), and income or operating statement available for the related Mortgaged Property;

(iv)          (A) applicable the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the applicable Special Servicer in connection with the proposed or taken actions;

(v)           the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)          a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)         the decision that the applicable Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth such Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)        an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)           the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable Special Servicer together with an explanation of those adjustments; and

(x)            such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing or if the applicable Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Certificateholder (communicated to the applicable Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, such Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the applicable Special Servicer has not made the affirmative determination described above, such Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the applicable Master Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence and during the continuance of a Consultation Termination Event and during an AB Control Appraisal Period with respect to the related AB Subordinate Companion Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the applicable Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the applicable Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the applicable Special Servicer shall follow the direction of the Directing Certificateholder provided, such direction would not be a violation of the Servicing Standard; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. The applicable Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d). Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an Excluded Loan which includes a Major Decision and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

No direction or disapproval of the Directing Certificateholder hereunder or under a related Intercreditor Agreement or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the applicable Special Servicer, shall (a) require or cause the applicable Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the applicable Special Servicer’s, the Trustee’s or the applicable Master Servicer’s responsibilities under this Agreement.

If a Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, if both a Control Termination Event has occurred and is continuing and an AB Control Appraisal Period is in effect), the applicable Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder). The Operating Advisor shall provide comments to the applicable Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The applicable Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder) in connection with the applicable Special Servicer’s preparation of any Asset Status Report. The applicable Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan, the Directing Certificateholder), to the extent the applicable Special Servicer determines that the Operating Advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).

After the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.19. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (except with respect to any Excluded Loan) and the Operating Advisor shall consult with the applicable Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the applicable Special Servicer with respect to Asset Status Reports and the applicable Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The applicable Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder.

Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an AB Subordinate Companion Loan, the applicable Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, upon it becoming a Specially Serviced Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

(e)       (i) Upon receiving notice of the occurrence of the events described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the applicable Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by such Special Servicer to enable it to negotiate with the related Mortgagor. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)       After the occurrence and during the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the applicable Special Servicer pursuant to clause (i) above.

(f)        Prior to the occurrence and continuance of a Control Termination Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Loan (other than any Excluded Loan), the applicable Special Servicer shall deliver in electronic format to the Directing Certificateholder a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to a Serviced AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the related AB Whole Loan Controlling Holder), to the Directing Certificateholder). With respect to any Mortgage Loan other than an Excluded Loan, if, prior to the occurrence and continuance of a Control Termination Event, within five (5) Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of such draft summary, then the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the applicable Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, however, that if the Directing Certificateholder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the applicable Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the applicable Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The applicable Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The applicable Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan in accordance with the related Intercreditor Agreement (to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such Final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)       No provision of this Section 3.19 shall require a Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

Section 3.20       Sub-Servicing Agreements. (a) Each Master Servicer and each Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 under the circumstances described therein (subject to Section 3.20(g)); (iii) provides that the Trustee (for the benefit of the Certificateholders and the related Companion Holder (if applicable) and the Trustee (as holder of the Lower-Tier Regular Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicers or Special Servicers, as applicable (other than the Master Servicer or Special Servicer that enters into such Sub-Servicing Agreement), any successor master servicer or successor special servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust except through the applicable Master Servicer or the applicable Special Servicer, as the case may be, if and only to the extent provided pursuant to Section 6.04; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, is permitted hereunder to modify such Mortgage Loan; (vii) does not permit the Sub-Servicer to take any action constituting a Major Decision without the consent of the applicable Master Servicer or the applicable Special Servicer, as applicable (which consent shall not be granted except in accordance with Section 6.08); (viii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (ix) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable grace period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable Master Servicer, the Certificate Administrator or the Depositor under Article XI or under the Sub-Servicing Agreement or to the applicable master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to. Any successor master servicer or successor special servicer, as applicable, hereunder shall, upon becoming a successor master servicer or successor special servicer, as applicable, be assigned and may assume any Sub-Servicing Agreements from the applicable predecessor Master Servicer or Special Servicer, as the case may be (subject to Section 3.20(g)). In addition, each Sub-Servicing Agreement entered into by a Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The applicable Master Servicer or applicable Special Servicer, as the case may be, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the applicable Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the applicable Master Servicer hereunder to make Advances shall be deemed to have been advanced by such Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between such Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Trustee and the Depositor (and such Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that a Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)       Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer’s obligations under this Agreement.

(c)       As part of its servicing activities hereunder, the applicable Master Servicer and the applicable Special Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement, except that the applicable Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The applicable Master Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers removal to be in the best interests of the Certificateholders.

(d)       In the event the Trustee or its designee becomes a successor master servicer and assumes the rights and obligations of a Master Servicer under any Sub-Servicing Agreement, the applicable Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)       Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the applicable Master Servicer shall remain obligated and responsible to the Trustee, the applicable Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the applicable Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)        The Trustee, upon the request of the applicable Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)       Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes a successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the applicable Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the applicable Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)       With respect to Mortgage Loans subject to a Sub-Servicing Agreement with either Master Servicer, the applicable Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof.

(i)        Notwithstanding any other provision of this Agreement, no Special Servicer shall enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the applicable Special Servicer to comply with applicable regulatory requirements.

Section 3.21       Interest Reserve Account.

(a)       On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January pursuant to clause (i), “Withheld Amounts”).

(b)       On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22       Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers. Within a reasonable time upon request from the Directing Certificateholder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicers and the Special Servicers shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) ((i) prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder and (b) upon the occurrence and during the continuance of any Control Termination Event, the Operating Advisor (with respect to a Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is responsible.

Section 3.23       Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer and the Operating Advisor of the transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit NN attached hereto, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the General Special Servicer, it shall be the Directing Certificateholder.

On the Closing Date, the initial Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Directing Certificateholder (other than a Loan-Specific Directing Certificateholder), any successor directing certificateholder shall also deliver a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Directing Certificateholder.

(b)       Once a Directing Certificateholder has been selected, each of the Master Servicers, the Special Servicers, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Controlling Class Certificateholders entitled to appoint the Directing Certificateholder, by Certificate Balance, or such Directing Certificateholder shall have notified the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. In the event that (i) the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Directing Certificateholder is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Directing Certificateholder pursuant to the proviso of the definition of “Directing Certificateholder”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor that it is the new Directing Certificateholder; provided that the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class. The foregoing provisions shall not be applicable to the Directing Certificateholder that is a Loan-Specific Directing Certificateholder.

(c)       Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

(d)       In the event that no Directing Certificateholder has been appointed or identified to the Master Servicers or the Special Servicers, as applicable, and the applicable Master Servicer or the applicable Special Servicer, as the case may be, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to such Master Servicer or such Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified to such Master Servicer or such Special Servicer, as applicable, such Master Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

(e)       Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, the Special Servicers, the Operating Advisor, the Master Servicers and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Register, including names and addresses. In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the applicable Master Servicer and the applicable Special Servicer. Notwithstanding the foregoing, World Class Capital Group, LLC shall be the initial Directing Certificateholder (but not a Loan-Specific Directing Certificateholder) and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs and is continuing.

Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder.

(f)        If the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)       Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class or in its own interest; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class (or in the case of a Loan-Specific Directing Certificateholder, has no liabilities or duties to the Controlling Class or the Holders of any Class of Certificates); (iv) the Directing Certificateholder may take actions that favor interests of the Holders of one or more Classes including the Controlling Class or itself over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Certificateholder shall have no liability whatsoever (other than to a Controlling Class Certificateholder; provided that a Loan-Specific Directing Certificateholder shall have no such liability) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

(h)       All requirements of each Master Servicer and each Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Mortgage Loan or a Serviced Whole Loan, as applicable; provided, however, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i)        Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder, and any AB Whole Loan Controlling Holder.

(j)        With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)        The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

(l)        At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F Certificates and the Class F Certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights under this Agreement by irrevocable written notice delivered to the Depositor, the Certificate Administrator (which shall be via email to “trustadministrationgroup@wellsfargo.com”), the Master Servicers, the Special Servicers and

the Operating Advisor. Notwithstanding anything to the contrary contained herein, during such time as a Control Termination Event or Consultation Termination Event is in existence solely as a result of the operation of clause (ii) of the definition of Control Termination Event and clause (ii) of the definition of Consultation Termination Event, such Control Termination Event or Consultation Termination Event shall be deemed to no longer be in existence and have not occurred with respect to any unaffiliated third party to whom the Controlling Class Certificateholder that irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder has sold or transferred all or a portion of its interest in the Class F Certificates if such unaffiliated third party holds the majority of the Controlling Class after giving effect to such transfer (the “Non-Waiving Successor”). Following any such sale or transfer, the Non-Waiving Successor shall again have the rights of the Controlling Class Certificateholder as set forth herein (including the rights to appoint a Directing Certificateholder or cause the exercise of the rights of the Directing Certificateholder) without regard to any prior waiver by the predecessor Controlling Class Certificateholder. The Non-Waiving Successor shall also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. The Non-Waiving Successor shall also have the right to exercise any of the rights of the Controlling Class Certificateholder. No Non-Waiving Successor described above shall have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to the sale or transfer of the Class F Certificates to the Non-Waiving Successor and had not also become a Corrected Loan prior to such sale or transfer until such time as such Mortgage Loan becomes a Corrected Loan.

(m)       Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicers, the Special Servicers and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor, the Master Servicers and the Special Servicers within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred due to a reduction of the Certificate Balance of the Class F Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a)) to less than 25% of the Original Certificate Balance thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class F Certificates to less than 25% of the Original Certificate Balance thereof.”

In the event that a Control Termination Event or Consultation Termination Event has occurred due to the irrevocable waiver by a Class F Certificateholder, who has become the

Controlling Class Certificateholder, of its right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder, such special notice shall state “A Control Termination Event and a Consultation Termination Event has occurred due to the irrevocable waiver by the Controlling Class Certificateholder of its rights as Controlling Class Certificateholder.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Cumulative Appraisal Reduction Amounts.”

In the event of any transfer of a Class F Certificate, and upon notice to the Certificate Administrator in the form of Exhibit NN that results in a termination of a Control Termination Event or a Consultation Termination Event, such “special notice” shall state: “A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class Certificates to an unaffiliated third party which has terminated any waiver by the prior Holder.”

With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder shall not have any consent or consultation rights with respect to the servicing of such Excluded Loan and Control Termination Event and Consultation Termination Event shall be deemed to have occurred with respect to an Excluded Loan.

Section 3.24       Intercreditor Agreements. (a) Each of the Master Servicers and Special Servicers acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicers and Special Servicers agrees not to take any action with respect to a Serviced Whole Loan, or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each of the Master Servicers and Special Servicers acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein. Each of the Master Servicers and the Special Servicers further acknowledges and agrees that any Companion Holder that is a Serviced Whole Loan Controlling Holder will have the right to replace the applicable Special Servicer solely with respect to the related Serviced Whole Loan, to the extent provided for herein and in the related Intercreditor Agreement.

(b)       Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require such Master Servicer or such Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither such Master Servicer nor such Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the applicable Master Servicer or the applicable Special Servicer for its own account without reimbursement. In no event shall the applicable Master Servicer or the applicable Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement. In no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder unless the Certificate Administrator has delivered notice to such Master Servicer or such Special Servicer, as applicable, as required under Section 3.23(e) or such Master Servicer or such Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Certificateholder or a new Controlling Class Certificateholder.

(c)       No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the applicable Master Servicer or the applicable Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including such Master Servicer’s or such Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the applicable Special Servicer’s, Trustee’s, the Certificate Administrator’s or the applicable Master Servicer’s responsibilities under this Agreement.

(d)       With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor or the Directing Certificateholder hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)       Notwithstanding anything in this Agreement to the contrary, the applicable Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence and continuance of a Control Termination Event or the occurrence and continuance of a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the applicable Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the applicable Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, such Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, such Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if such Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Companion Holder. In no event shall the applicable Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)       Each Serviced Pari Passu Companion Loan Holder shall have the right to attend (in person or telephonically, in the discretion of the applicable Master Servicer or applicable Special Servicer, as the case may be) annual meetings with the applicable Master

Servicer or the applicable Special Servicer at the offices of such Master Servicer or such Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)       With respect to any Serviced Whole Loan, the applicable Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the applicable Master Servicer of the related Periodic Payment without the consent of such Master Servicer.

Section 3.25       Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may then take such action if the applicable Master Servicer or the applicable Special Servicer, as the case may be, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the applicable Master Servicer or the applicable Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or a special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) DBRS has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency or (iv) the replacement master servicer or special servicer either (a) has a master servicer or special servicer, as applicable, ranking of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, is currently acting as a master servicer or special servicer, as applicable, on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other commercial mortgage-backed securities transactions rated by any NRSRO and Morningstar has not, with respect to any such other commercial mortgage-backed securities transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of such commercial mortgage-backed securities publicly citing servicing concerns of the applicable replacement as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicers, Special Servicers, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the applicable Master Servicer’s or the applicable Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), such Master Servicer or such Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)       Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the applicable Master Servicer or the applicable Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).

(c)       For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

Section 3.26       The Operating Advisor. (a) The Operating Advisor shall promptly review (i) all information made available to Privileged Persons on the Certificate Administrator’s Website (A) that relates to any Specially Serviced Loan (other than a Servicing Shift Mortgage Loan), and (B) that is contained in the CREFC® Servicer Watch List prepared by the applicable Master Servicer and (ii) each Final Asset Status Report delivered to the Operating Advisor by the applicable Special Servicer.

(b)       The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the applicable Special Servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the applicable Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)       (i) After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable Special Servicer that would be Privileged Information) delivered to the Operating Advisor by such Special Servicer, including each Asset Status Report delivered during the prior calendar year, the Operating Advisor shall (if any Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans during the prior calendar year) deliver to the Certificate Administrator and the 17g-5 Information Provider within one hundred-twenty (120) days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth the Operating Advisor’s assessment of the applicable Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the applicable Special Servicer is responsible for servicing under this Agreement; provided, further, however, that in the event the applicable Special Servicer is replaced, the

Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, no Operating Advisor Annual Report will be permitted to include an assessment of the applicable Special Servicer’s performance in respect of such Serviced AB Whole Loan until after the occurrence and during the continuance of an AB Control Appraisal Period under the related Intercreditor Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(c), each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the applicable Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the applicable Special Servicer is responsible for servicing under this Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the applicable Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the applicable Special Servicer. Only as used in this Section 3.26 in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the applicable Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the applicable Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the Operating Advisor by the applicable Special Servicer (other than any communications between the Directing Certificateholder and such Special Servicer that would be Privileged Information) pursuant to this Agreement. Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to any calendar year as to which no Asset Status Report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property.

(ii)           In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)       Prior to the occurrence and continuance of a Control Termination Event (or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of both a Control Termination Event and a related AB Control Appraisal Period), the applicable Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount calculations and/or net present value calculations.

(e)       (i) After the occurrence and during the continuance of a Control Termination Event, and with respect to any Serviced AB Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and an AB Control Appraisal Period, after the calculation but prior to the utilization by the applicable Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.02(iv), the applicable Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Communications), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)           In connection with this Section 3.26(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the applicable Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and applicable Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The applicable Master Servicer shall cooperate with such Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in such Master Servicer’s possession or reasonably obtainable by such Master Servicer. In the event the Operating Advisor and the applicable Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the applicable Special Servicer and determine which calculation is to apply and shall provide such parties prompt written notice of its determination.

(iii)          Notwithstanding the foregoing, the consultation duties of the Operating Advisor set forth in this Agreement shall not be permitted to be exercised by the Operating Advisor with respect to any Serviced AB Whole Loan until after the occurrence and during the continuance of both a Control Termination Event (except with respect to any Excluded Loan) and a related AB Control Appraisal Period.

(f)        [RESERVED].

(g)       The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by this Agreement to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan, any Servicing Shift Whole Loan or any Excluded Loan) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(h)       Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)        As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Remittance Date with respect to each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, each Servicing Shift Mortgage Loan and each Companion Loan) and each REO Loan. As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 6.04(a) and/or 6.04(b), such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a).

Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05(a)(ii) of this Agreement, but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates has not been reduced to zero as a result of the allocation of Realized Losses to such Certificates, only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The applicable Master Servicer or applicable Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall such Master Servicer or such Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that such Master Servicer or such Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction. Notwithstanding the foregoing, the Operating Advisor will have no obligations or consultation rights in its capacity as operating advisor with respect to: (i) any Non-Serviced Whole Loan or any related REO Property, (ii) any Serviced AB Whole Loan, prior to the occurrence and continuance of both an AB Control Appraisal Period and a Control Termination Event or (iii) any Servicing Shift Whole Loan or related REO Property; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan.

(j)        After the occurrence and continuance of a Consultation Termination Event, the Operating Advisor may be removed upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the aggregate Certificate Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such Certificateholders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting Holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such Holders and will not constitute an additional expense of the Trust). The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Holders of Certificates evidencing at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Appraisal Reduction Amounts are allocable), the Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.

(k)       After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Holders of Certificates representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination). The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the applicable Special Servicer, the applicable Master Servicer, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Directing Certificateholder (only if no Consultation Termination Event has occurred and is continuing), any Companion Loan holder and the Certificateholders.

(l)        The Holders of Certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)       Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(n)       The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master

Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Asset Representations Reviewer and the Directing Certificateholder, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor operating advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)       In the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class V Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In connection with any termination pursuant to this Section 3.26(o), no successor operating advisor shall be appointed. Upon receipt of written notice of such acts by a Responsible Officer of the Trustee, the Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.26(o).

(p)       In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)       The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(r)        Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Operating Advisor or (ii) investments by an Affiliate of the Operating Advisor if the Operating Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Operating Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Operating Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(s)        The Operating Advisor shall at all times be an Eligible Operating Advisor and if the Operating Advisor ceases to be an Eligible Operating Advisor, the Operating Advisor shall immediately resign under Section 3.26(n) of this Agreement and the Trustee shall appoint a successor operating advisor subject to and in accordance with this Section 3.26. Notwithstanding the foregoing, if the Trustee is unable to find a successor operating advisor within 30 days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement.

(t)        The Operating Advisor may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.26(t); provided that no agent or subcontractor may (i) be affiliated with a Sponsor, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for its obligations hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement. The Operating Advisor shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Operating Advisor by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(u)       With respect to the determination of whether a Control Termination Event or Consultation Termination Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to Section 3.23(m), and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuance of a Control Termination Event and/or Consultation Termination Event, the Operating Advisor shall have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of a Control Termination Event or Consultation Termination Event, as applicable.

Section 3.27       Companion Paying Agent. (a) With respect to each of the Serviced Companion Loans, the applicable Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)       No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The

Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)       In the case of each of the Serviced Companion Loans, upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)       This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28       Serviced Companion Noteholder Register. The Companion Paying Agent shall maintain a register (the “Serviced Companion Noteholder Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Serviced Companion Noteholders from time to time, to the extent such information is provided in writing to it by each Serviced Companion Noteholder. The initial Serviced Companion Noteholders, along with their respective name and address, are listed on Exhibit S hereto. In the event a Serviced Companion Noteholder transfers a Serviced Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of any Serviced Companion Noteholder to any party hereto or any successor Serviced Companion Noteholder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Serviced Companion Noteholder with respect to a Serviced Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Pooling and Servicing Agreement.

Section 3.29       Certain Matters Relating to the Non-Serviced Mortgage Loans and the Serviced Pari Passu Companion Loans. (a) In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced PSA, the applicable Master Servicer and the applicable Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)       If any of the Trustee, the Certificate Administrator or the applicable Master Servicer receives notice from a Rating Agency that the applicable Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)       In connection with the securitization of each Serviced Pari Passu Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)       In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the applicable Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Certificateholder for its consent, if such consent is required. The applicable Special Servicer may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.

(e)       With respect to any Non-Serviced Mortgage Loan, the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the Operating Advisor, following the occurrence and during the continuance of a Consultation Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement.

(f)        With respect to each Mortgage Loan that is part of a Whole Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.

(g)       With respect to each Serviced Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such Asset Review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of such Master Servicer, such Special Servicer, the Trustee or the Custodian, as the case may be, but in any event excluding any documents known to such Master Servicer, such Special Servicer, the Trustee or the Custodian to contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(h)       With respect to any Non-Serviced Mortgage Loan, if the applicable Master Servicer or Special Servicer shall receive any communication from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer regarding any “Major Decision” pursuant to clause (xiii) of the definition of such term, then such Master Servicer or Special Servicer shall forward the communication to the Directing Certificateholder (and to the applicable Master Servicer, if the applicable Special Servicer is forwarding such communication), and the applicable Master Servicer shall reasonably cooperate with the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, in effecting any action by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, in any such case subject to and consistent with the related Intercreditor Agreement.

(i)        During the period from and after the date on which a Serviced Pari Passu Companion Loan is deposited into an Other Securitization, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date the General Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement the following reports and data files with respect to such Serviced Pari Passu Companion Loan: (A) to the extent the General Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) the CREFC® Loan Setup File (only with respect to the first “distribution date” (or analogous term) as defined in the related Other Pooling and Servicing Agreement), (C) the most recent CREFC® Property File and the CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the General Special Servicer and the General Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Serviced Whole Loan Remittance Date, (E) a CREFC® Financial File, (F) a CREFC® Loan Level Reserve/LOC Report, (G) a CREFC® Advance Recovery Report, (H) a CREFC® Total Loan Report and (I) the CREFC® Loan Periodic Update File. Additionally, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the General Special Servicer. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the General Master Servicer, or any payments or collections not received by the General Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due. In addition, the General Master Servicer shall deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any and all other reports required to be delivered by the General Master Servicer to the

Certificate Administrator hereunder pursuant to the terms hereof to the extent related to such Serviced Pari Passu Companion Loan.

(j)         On a Servicing Shift Securitization Date, (i) the Custodian shall, upon receipt of written notice from any party to the related Non-Serviced PSA or the related Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer the related Mortgage File (other than the Mortgage Note evidencing the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Non-Serviced Trustee under the related Non-Serviced PSA and retain a copy of such Mortgage File and (ii) the applicable Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in clauses (x) and (xii) of the definition of Mortgage File for the related Servicing Shift Whole Loan, to the related Non-Serviced Master Servicer on the related Servicing Shift Securitization Date.

Promptly upon any change in the identity of the applicable Master Servicer, the successor Master Servicer shall deliver notice of such change (together with the contact information of such successor Master Servicer) to each Non-Serviced Trustee, Non-Serviced Certificate Administrator, Non-Serviced Special Servicer, Non-Serviced Master Servicer and Non-Serviced Operating Advisor.

Section 3.30       [RESERVED].

Section 3.31       [RESERVED].

Section 3.32       Litigation Control. (a) The applicable Special Servicer shall, with respect to litigation involving Specially Serviced Loans, and the applicable Master Servicer shall, with respect to litigation involving Non-Specially Serviced Loans, and, in either case, if the applicable Special Servicer or the applicable Master Servicer, as applicable, contemplates availing itself of indemnification as provided for under Section 6.04 of this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (i) the enforcement of the obligations of a Mortgagor under the related Mortgage Loan documents and (ii) any action brought against the Trust or any party to this Agreement with respect to the servicing of any such Mortgage Loan (the foregoing rights and obligations, “Litigation Control”). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any claim or litigation that falls within the scope of Litigation Control and is of a material nature (“Trust-Related Litigation”), the applicable Special Servicer or the applicable Master Servicer shall promptly notify the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any related Excluded Loan) and the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event) of such claim or litigation.

(b)       In connection with any Trust-Related Litigation, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall submit any decision to commence any proceeding or similar action in a Trust-Related Litigation or any decision to agree to or propose any terms of settlement in a Trust-Related Litigation to the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any related Excluded Loan) for its approval or consent (or its deemed approval or deemed consent as provided below) and provide notice of any such decision to the related Serviced Companion Noteholder if such matter affects the a Serviced Companion Loan. Subject to Section 3.32(e), if and as applicable, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall not take any action implementing any such decision described in the preceding sentence unless and until it has notified in writing the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any related Excluded Loan) and the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and other than with respect to any related Excluded Loan) has not objected in writing within five (5) Business Days of receipt of such notice and receipt of all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of such notice. If such written objection has not been received by the applicable Special Servicer or applicable Master Servicer, as applicable, within such 5 Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action; provided that, if the applicable Special Servicer or applicable Master Servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Noteholders, the applicable Special Servicer or applicable Master Servicer, as applicable, may take such action without waiting for the Directing Certificateholder’s response; provided that the applicable Special Servicer or applicable Master Servicer, as applicable, has confirmation that the Directing Certificateholder has received notice of such action in writing. Nothing in this Section 3.32 shall be construed to alter, modify, limit or expand the Operating Advisor’s duties, rights and obligations in this Agreement, including, without limitation, in Section 3.23, Section 3.26, Section 6.04 and Section 7.01, and the Operating Advisor shall not be required to review the actions of the applicable Special Servicer with respect to the applicable Special Servicer’s Litigation Control unless such review is otherwise related to the performance of the Operating Advisor’s duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report.

(c)       Notwithstanding anything contained herein to the contrary, with respect to any Trust-Related Litigation otherwise required to be exercised hereunder by the applicable Master Servicer relating to a Mortgage Loan or Whole Loan (in each case, other than with respect to any Excluded Loan with respect to which the Directing Certificateholder is a Borrower Party) that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, but subject to Section 3.32(d), after receiving the required notice from the applicable Master Servicer set forth above that the applicable Master Servicer became aware of or was named in any such claims or litigation, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) may direct the applicable Master Servicer and the applicable Special Servicer in writing that such Litigation Control nevertheless be exercised by the applicable Special Servicer; provided, however, that the applicable Special Servicer (with the consent of the Directing

Certificateholder (prior to the occurrence and continuance of a Control Termination Event)) has determined and advised the applicable Master Servicer (and the applicable Master Servicer has reasonably concurred) that its actions with respect to such obligations are indemnifiable under Section 6.04 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the applicable Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the applicable Master Servicer pursuant to Section 6.04 of this Agreement shall be payable by the Trust Fund; provided, further, so as long as the Trust Fund and any applicable Other Trustee are fully indemnified and/or made whole with respect to the related legal action or claim underlying such Litigation Control from recoveries with respect to such legal action or claim, the Directing Certificateholder shall be reimbursed up to the amount of compensation paid to the applicable Special Servicer for assuming and handling such Litigation Control but only to the extent that such recoveries exceed the amount necessary to fully indemnify and make the Trust Fund whole.

(d)       Notwithstanding the foregoing, (i) if any action, suit, litigation or proceeding names the Trustee, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Master Servicer (if such party does not have Litigation Control) or any Special Servicer (if such party does not have Litigation Control) in their individual capacity, or if any judgment is rendered against the Trustee, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Master Servicer (if such party does not have Litigation Control) or any Special Servicer (if such party does not have Litigation Control) in their individual capacity, the Trustee, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Master Servicer (if such party does not have Litigation Control) or any Special Servicer (if such party does not have Litigation Control), as the case may be, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as applicable (i.e., whichever has Litigation Control), may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to direct, manage or prosecute such litigation or claim); (ii) in any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor under the related loan documents or otherwise relating to the servicing of a Mortgage Loan, Whole Loan or Mortgaged Property, neither the applicable Master Servicer nor the applicable Special Servicer, as applicable, shall, without the prior written consent of the Trustee or the Certificate Administrator, as applicable, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee or the Certificate Administrator, whether in such capacity or individually, (B) engage counsel to represent the Trustee or the Certificate Administrator, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state (provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be responsible for any delay due to the unwillingness of the Certificate Administrator or the Trustee, as applicable, to grant such consent); and (iii) if any court finds that the Trustee, the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Master Servicer (if such party does not have Litigation Control) or any Special Servicer (if such party does not have Litigation Control) is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or Whole Loan, the Trustee,

the Operating Advisor, the Certificate Administrator, the Asset Representations Reviewer, any Master Servicer or any Special Servicer shall each have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim). Subject to the rights of the Directing Certificateholder under this Section 3.32, nothing in this paragraph shall be interpreted to preclude either the applicable Master Servicer or the applicable Special Servicer, as applicable, from initiating any Litigation Control-related action, suit, litigation or proceeding in its name as a representative of the Trust Fund.

(e)       Notwithstanding anything herein to the contrary, no advice, direction, objection of, or consent given or withheld by the Directing Certificateholder shall (i) require or cause the applicable Special Servicer or the applicable Master Servicer to violate any provision of any Mortgage Loan documents, any related Intercreditor Agreement, any related intercreditor, co-lender or similar agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation, the applicable Master Servicer’s or the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and the related Mortgage Loan documents, and to maintain the REMIC status of any Trust REMIC, (ii) result in the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes, (iii) expose any Master Servicer, any Special Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Asset Representations Reviewer, the Trust Fund or the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of any Special Servicer’s, any Master Servicer’s, the Certificate Administrator’s, the Asset Representations Reviewer’s, the Trustee’s or the Operating Advisor’s responsibilities under this Agreement; and neither the applicable Special Servicer nor the applicable Master Servicer shall follow any such advice, direction or objection if given by the Directing Certificateholder, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

Section 3.33     Delivery of Excluded Information to the Certificate Administrator. Any Excluded Information that a Master Servicer, a Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to cmbsexcludedinformation@wellsfargo.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.33 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.33 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). None of the Master Servicers, the Special Servicers or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.33 until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(f) of this Agreement.

[End of Article III]

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.  (a) On each Distribution Date, to the extent of the Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(b) with respect to each Class of Lower-Tier Regular Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)           first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates and the Class X-D pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date;

(ii)         second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, and the Class A-SB Certificates in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clause (1) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1) and (2) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2) and (3) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Holders of the Class A-4 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3) and (4) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-4 Certificates have been reduced to zero; and (6) sixth, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3), (4) and (5) above have been made on such Distribution Date), until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates, pro rata (based on their respective Certificate Balances) in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates is reduced to zero;

(iii)        third, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates and the Class A-SB Certificates, up to an amount equal to, and pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class) with, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)         fourth, to the Holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(v)          fifth, after the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates have been reduced to zero, to the Holders of the Class A-S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, and Class A-SB Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class A-S Certificates has been reduced to zero;

(vi)        sixth, to the Holders of the Class A-S Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(vii)       seventh, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(viii)      eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

(ix)         ninth, to the Holders of the Class B Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(x)         tenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xi)        eleventh, after the Certificate Balances of the Class A Certificates and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

(xii)       twelfth, to the Holders of the Class C Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xiii)      thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)       fourteenth, after the Certificate Balances of the Class A Certificates, Class B Certificates and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)       fifteenth, to the Holders of the Class D Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)      sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)     seventeenth, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)    eighteenth, to the Holders of the Class E Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)       nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)        twentieth, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)       twenty-first, to the Holders of the Class F Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)      twenty-second, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)     twenty-third, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates,

Class E Certificates and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)    twenty-fourth, to the Holders of the Class G Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxv)     twenty-fifth, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxvi)    twenty-sixth, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

(xxvii)   twenty-seventh, to the Holders of the Class H Certificates, up to an amount equal to the unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxviii)  twenty-eighth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, balloon payments or unscheduled principal payments are subsequently received by the applicable Master Servicer and required to be part of the Available Funds for such Distribution Date, such Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicers, the Special Servicers or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

(b)       On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses in an amount equal to the amount of principal or reimbursement of Realized Losses actually distributable to the Holders of the respective Related Certificates as provided in

Sections 4.01(a), 4.01(c), 4.01(e) and 4.01(h) such that at all times the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Class of Related Certificates. On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Related Certificates plus a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LA2, Class LA3, Class LA4 and Class LASB Uncertificated Interests, the Class X-A Certificates, (ii) in the case of the Class LAS, Class LB and Class LC Uncertificated Interests, the Class X-B Certificates, and (iii) in the case of the Class LD Uncertificated Interest, the Class X-D Certificates, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Related Certificates and a notional amount equal to its related Lower-Tier Principal Amount, in each case to the extent actually distributable thereon as provided in Section 4.01(a). Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Certificate Balance of the Related Certificates with respect thereto, as adjusted for the allocation of Realized Losses, as provided in Sections 4.04(b) and 4.04(c). The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Lower-Tier Regular Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges pursuant to Section 4.01(d) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(c)       After the Certificate Balance of any Class of Certificates has been reduced to zero, such Class shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses (with interest as provided herein) and other amounts provided for in this Section 4.01.

(d)       Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges received by the Trust with respect to any Mortgage Loan or REO Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay a portion of that Yield Maintenance Charge or Prepayment Premium in the following manner: (i) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates, the product of (A) such Yield Maintenance Charge or Prepayment Premium,

(B) the related Base Interest Fraction for such Class of Certificates or Regular Interest, and (C) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates or Regular Interest for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (ii) to the Class X-A Certificates, the excess, if any, of (A) the product of (I) such Yield Maintenance Charge or Prepayment Premium and (II) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (B) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates as described above, and (iii) to the Class X-B Certificates, any remaining such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

For purposes of the first paragraph of this Section 4.01(d), the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Stated Maturity Date (in the case of a Mortgage Loan or REO Loan that is not related to an ARD Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan or REO Loan that is related to an ARD Loan), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

No Yield Maintenance Charge or Prepayment Premium shall be distributed to the Holders of the Class X-D, Class E, Class F, Class G, Class H, Class V or Class R Certificates. After the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all Yield Maintenance Charges and Prepayment Premiums with respect to the Mortgage Loans shall be distributed to the Holder of the Class X-B Certificates.

All distributions of Yield Maintenance Charges and Prepayment Premiums made in respect of the respective Classes of Regular Certificates on each Distribution Date pursuant to Section 4.01(d) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Lower-Tier Regular Interests for such Distribution Date pursuant to Section 4.01(b) above.

(e)       On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts to reimburse the Holders of the Regular Certificates (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Lower-Tier Regular Interests) up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses with respect to the Principal Balance Certificates and related Realized Losses in each case allocable to the Regular Certificates. Upon termination of the Trust, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest.

(f)       All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Sections 4.01(g), 4.01(h) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicers or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(g)       Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Losses previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)        the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

(ii)       no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, such to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Certificate

Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).

(h)       Distributions in reimbursement of Realized Losses previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a) or Section 4.01(c), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Realized Losses previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(g) as if such Holder had failed to surrender its Certificates.

(i)        On each Distribution Date, any Excess Interest received during the related Collection Period with respect to the Mortgage Loans shall be distributed solely to the Holders of the Class V Certificates from the Excess Interest Distribution Account. Excess Interest will not be available to pay any other amounts except for distributions on Class V Certificates set forth in the prior sentence.

(j)        On each Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)       to pay to the applicable Master Servicer for deposit into the Collection Account, as applicable, any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

(ii)       to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(iii)       to pay all amounts remaining in the Companion Distribution Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)       to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on each Serviced Whole Loan Remittance Date (and on each additional date required by this Agreement or the related Intercreditor Agreement) to the account of such Companion Holder or an agent therefor appearing on the Serviced Companion Noteholder Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Serviced Companion Noteholder Register). Any such account shall be located at a commercial bank in the United States.

On the final Remittance Date, each Master Servicer shall withdraw from its Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to its Collection Account on the immediately preceding Remittance Date.

Section 4.02     Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney. (a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)          the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

(ii)         the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iii)        the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer, compensation paid to the Operating Advisor, compensation paid to the Asset Representations Reviewer and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to such Master Servicer and such Special Servicer;

(iv)       the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)        the aggregate amount of unscheduled payments received;

(vi)       the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)      the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 120 days, (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)     the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)        the Available Funds for such Distribution Date;

(x)         the Interest Accrual Amount in respect of such Class of Certificates for such Distribution Date, separately identifying any Interest Accrual Amount for such Distribution Date allocated to such Class of Certificates;

(xi)        the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable to (A) Yield Maintenance Charges (B) in the case of the Class V Certificates, Excess Interest and (C) Prepayment Premiums;

(xii)       the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiii)      the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans;

(xiv)      the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Loss on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses in respect of the Principal Balance Certificates to date;

(xv)       the Certificate Factor for each Class of Certificates (other than the Class R and Class V Certificates) immediately following such Distribution Date;

(xvi)      the amount of any Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction Amount effected in connection with such Distribution Date;

(xvii)     the current Controlling Class;

(xviii)    the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)      a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)       a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)      all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxii)     in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), 4.01(b) and 4.01(e);

(xxiii)    the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Realized Loss;

(xxiv)    the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)     with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in connection with such Liquidation Event;

(xxvi)    with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the applicable Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related

Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates in respect of the related REO Loan in connection with that determination;

(xxvii)   the aggregate amount of interest on P&I Advances paid to the applicable Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)  [RESERVED];

(xxix)     the then-current credit support levels for each Class of Certificates;

(xxx)      the aggregate amount of Prepayment Premiums and Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxi)    a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxii)   a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller; and

(xxxiii)  an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, which information will be provided to the Certificate Administrator by the applicable Master Servicer.

(xxxiv)        the amount of any Excess Interest actually received.

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv), (xxv) and (xxxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s website.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i) and (x) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)       [RESERVED].

(c)       Each of the Master Servicers and the Special Servicers may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer or such Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such Master Servicer or such Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the applicable Master Servicer’s or applicable Special Servicer’s Internet website, such Master Servicer or such Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. No Master Servicer or Special Servicer, as the case may be, shall be liable for dissemination of this information in accordance with this Agreement, and no Master Servicer or Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.13 and 4.02(b), other than information produced by such Master Servicer or such Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The applicable Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

Each Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be necessary for the applicable Master Servicer to prepare each report and any supplemental information to be provided by the applicable Master Servicer to the Certificate

Administrator. None of the Certificate Administrator, the Trustee or the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the applicable Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from such Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a) and allocating Realized Losses to the Certificates in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The applicable Master Servicer or the applicable Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)       Upon the written request of a Certificateholder, any beneficial owner of a Certificate, or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)       The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)       Upon the reasonable request of the Directing Certificateholder or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Loan identified to the applicable Master Servicer’s (in the case of a Non-Specially Serviced Loan) or the applicable Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder) and if such information is in such Master Servicer’s or such Special Servicer’s possession, as applicable, such Master

Servicer or such Special Servicer, shall provide or make available (or forward electronically) to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Loan) relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the applicable Master Servicer or the applicable Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, generally to the effect that such Person is the Directing Certificateholder or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which such Master Servicer or such Special Servicer may conclusively rely. In addition, the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1B that such Directing Certificateholder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the applicable Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03    P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans serviced by such Master Servicer to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer’s records and replaced by such Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The applicable Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances to be made by such Master Servicer for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to Mortgage Loans serviced by such Master Servicer for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the applicable Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00

a.m., New York City time, on such Distribution Date. In the event that the applicable Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan, then it shall provide to the related other master servicer and Other Trustee under the Other Pooling and Servicing Agreement written notice of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to a Non-Serviced Mortgage Loan, then it shall provide to the related Non-Serviced Master Servicer and Non-Serviced Trustee written notice of the amount of such P&I Advance within two (2) Business Days of making such P&I Advance.

(b)       Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date, and each Mortgage Loan for which it acts as Master Servicer, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Non-Serviced Primary Servicing Fee Rate) other than Balloon Payments, that were due on such Mortgage Loan (including any Non-Serviced Mortgage Loan) and any related REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and were not received as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the applicable Master Servicer) and (ii) with respect to each such Mortgage Loan delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the applicable Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan.

(c)       Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination that a P&I Advance that has been made on such Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Serviced Mortgage Loan independently of any determination made by the applicable Other Servicer or Other Trustee, as the case may be, under the applicable Other Pooling and Servicing Agreement in respect of the related Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Other Servicer, as the case may be, that an Other Servicer or the Other Trustee has determined, in accordance with the applicable Other Pooling and Servicing Agreement with respect to a Serviced Companion Loan, that any proposed advance under the applicable Other Pooling and Servicing Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Other Pooling and Servicing Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Other Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

With respect to each Non-Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that a P&I Advance that has been made on such Non-Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the Non-Serviced Trustee, as the case may be, under the applicable Non-Serviced PSA in respect of the related Non-Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined, or the Non-Serviced Trustee has determined, in accordance with the applicable Non-Serviced PSA with respect to a Non-Serviced Companion

Loan, that any proposed advance under the applicable Non-Serviced PSA that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced PSA that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)       In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) if the related Periodic Payment is received on or before the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The applicable Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

(e)       Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, Prepayment Premiums, or Balloon Payments or make any P&I Advance with respect to any Companion Loan and (ii) if an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an “appraisal reduction amount” has been made in accordance with the related Non-Serviced PSA and the applicable Master Servicer has notice of such appraisal reduction amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this Section 4.03(e), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of a Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)       In no event shall either the applicable Master Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

Section 4.04     Allocation of Realized Losses.  (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date (any such deficit, the “Realized Loss”). Any allocation of Realized Losses to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses so allocated to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made. With respect to any Class of Principal Balance Certificates, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class of Principal Balance Certificates. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Principal Balance Certificates shall be decreased by such amount.

(b)       On each Distribution Date, the Certificate Balances of the Principal Balance Certificates will be reduced without distribution, as a write-off to the extent of any Realized Losses, if any, allocable to such Certificates, as applicable, with respect to such Distribution Date. Any such write-off shall be allocated first, to the Class H Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, seventh, to the Class B Certificates, eighth, to the Class A-S Certificates, and then, pro rata (based on their respective Certificate Balances), Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates, in each case until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

(c)       With respect to any Distribution Date, any Realized Losses allocated to a Class of Principal Balance Certificates pursuant to Section 4.04(a) or Section 4.04(b), respectively, with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05     Appraisal Reduction Amounts; Collateral Deficiency Amounts.  (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the applicable Special Servicer or the Operating Advisor, Cumulative Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) shall be allocated to each Class of Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class H Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, seventh, to the Class B Certificates, eighth, to the Class A-S Certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates).

As of the first Determination Date after a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becomes an AB Modified Loan, the applicable Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the applicable Special Servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the applicable Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable Master Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the applicable Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the applicable Master Servicer thereof. None of the Master Servicers (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the Special Servicers (with respect to Non-Serviced Mortgage Loans), the Operating Advisor, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing, Collateral Deficiency Amounts allocated to an AB Modified Loan will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Control Eligible Certificates is reduced to zero. For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, any Class of Control Eligible Certificates shall be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with this Section 4.05(a).

With respect to (i) any Appraisal Reduction Amount calculated for the purposes of determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer or Operating Advisor and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The applicable Special Servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the applicable Master Servicer (in the case of a Non-Serviced Mortgage Loan), shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be (and the applicable Master Servicer shall notify the Certificate Administrator) of the amount of any Appraisal Reduction Amount (which notification from the applicable Master Servicer to the Certificate Administrator shall be made by delivery of the CREFC® Loan Periodic Update File in accordance with Section 3.12(d)), any Collateral Deficiency Amount and (except in the case of the applicable Master Servicer) any resulting Cumulative Appraisal Reduction Amount with respect to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan, if any (which notification shall be satisfied through delivery of such Appraisal Reduction Amount, Collateral Deficiency Amount and Cumulative Appraisal Reduction Amount as included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package (which shall be delivered by the applicable Master Servicer simultaneously with the CREFC® Loan Periodic Update File in accordance with Section 3.12(d))) and the Certificate Administrator shall promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s Website. Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. The Certificate Administrator shall provide notice of the identity of the Controlling Class as set forth in Section 3.23(m).

(b)       (i) The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates that is determined at any time of determination to no longer be the Controlling Class (any such Class, an “Appraised-Out Class”) as a result of an Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) in respect of such Class shall have the right and, with respect to a Serviced Whole Loan, the Other Special Servicer or Other Master Servicer shall have the right upon the request of similarly situated holders of certificates in the related Other Securitization, at their sole expense, to require the applicable Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the applicable Special Servicer shall use commercially reasonable efforts to cause such second Appraisal to be (A) delivered within thirty (30) days from receipt of the Requesting Holders’ written request and (B) prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the applicable Master Servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable Special Servicer.

(ii)       Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the applicable Master Servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted, and if so warranted, the applicable Special Servicer shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) any information received from the applicable Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount, Allocated Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Holders of an Appraised-Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as the Class is reinstated as the Controlling Class (such period beginning upon receipt by the applicable Special Servicer or the applicable Master Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) such Special Servicer, such Master Servicer or Non-Serviced Special Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) such Special Servicer, such Master Servicer or Non-Serviced Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Class during each Appraisal Review Period shall be exercised by the next most senior Class of Control Eligible Certificates, if any.

(c)       With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the applicable Special Servicer shall (1) within thirty (30) days of the occurrence or of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the applicable Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by such Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the applicable Special Servicer from the applicable Master Servicer necessary to calculate the Appraisal Reduction Amount that is either in such Master Servicer’s possession or reasonably obtainable by such Master Servicer, such Special Servicer shall determine or redetermine, as applicable, and report to such Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, however, that the applicable Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Master Servicer to provide sufficient information to such Special Servicer to comply with such duties or failure by such Master Servicer to otherwise comply with its obligations hereunder. Such report shall also be forwarded by such Master Servicer (or such Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by such Master Servicer (or such Special Servicer if the related Mortgage Loan is a Specially Serviced Loan). If the applicable Special Servicer is required to redetermine the Appraisal Reduction Amount or Collateral Deficiency Amount, such redetermined Appraisal Reduction Amount or Collateral Deficiency Amount shall replace the prior Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Prior to the occurrence of a Consultation Termination Event and other than with respect to any Excluded Loan, the applicable Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or Collateral Deficiency Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the applicable Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the applicable Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the applicable Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the applicable Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The applicable Master Servicer shall deliver by electronic mail to the applicable Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the applicable Special Servicer’s reasonable request therefor; provided that such Special Servicer’s failure to timely make such request shall not relieve such Master Servicer of its obligation to use reasonable efforts to provide such information to such Special Servicer within four (4) Business Days following such Special Servicer’s reasonable request.

(d)       Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any Serviced Whole Loan previously subject to an Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

(e)       Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan in respect of an AB Modified Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related AB Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata between the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective outstanding principal balances.

Section 4.06      Grantor Trust Reporting.  (a) The parties intend that the portions of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Class V Certificates in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1041, Form 1099 or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause and (B) furnish, or cause to be furnished, to the Holders of the Class V Certificates, their allocable share of income and expense with respect to the Excess Interest and Excess Interest Distribution Account, in the time or times and in the manner required by the Code.

(b)       The Grantor Trust is a WHFIT that is an NMWHFIT. The Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders. The Certificate Administrator shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

(c)       The Certificate Administrator shall report required WHFIT information using the accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(d)       The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each Holder of a Class V Certificate, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of a Class V Certificate, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(e)       To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP for the Class V Certificates. The CUSIP so published will represent the Rule 144A CUSIP. The

Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent such CUSIP has been received. Absent the receipt of such CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.07     Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool.  (a) The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and beneficial owners of Certificates that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports being made available pursuant to Section 3.13(b) and Section 3.13(d), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the applicable Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person (in the case of the General Master Servicer to the following: REAM_InvestorRelations@wellsfargo.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception, (vi) that answering the Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that a Master Servicer, a Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, a Master Servicer, a Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that a Master Servicer, a Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders that they are otherwise not entitled to receive under the terms of this Agreement.

(b)       The Certificate Administrator shall make available to any Certificateholder and any Certificate Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder or Certificate Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Certificate Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)       The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the applicable Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the applicable Master Servicer or the applicable Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person (in the case of the General Master Servicer to the following: RAInvRequests@wellsfargo.com; and, in the case of the NCB Master Servicer to the following: WFCM2016LC25@ncb.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the applicable Master Servicer or the applicable Special Servicer, as the case may be, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, and (B) the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08     Secure Data Room.  (a) The Certificate Administrator shall create a Secure Data Room and the Depositor shall, upon the receipt of each Mortgage Loan Seller’s Diligence File Certification and within 120 days following the Closing Date, deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit RR hereto (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)       The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other

Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)       Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor or the applicable Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the applicable Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

[End of Article IV]

Article V

THE CERTIFICATES

Section 5.01     The Certificates.  (a) The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-3, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Registered Certificates (other than the Class X-A Certificates and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-D, Class V and Class R Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class V Certificates shall be issued, maintained and transferred in minimum percentage interests of 5% of such Class V Certificates and in integral multiples of 1% in excess thereof. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(b)       One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02     Form and Registration. No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to an affiliate of World Class Capital Group, LLC) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then the following subsections (a)-(d) shall apply.

(a)       Each Class of the Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary

Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided;

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)       Certificates of each Class of Non-Registered Certificates offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)       Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners. For the avoidance of doubt, the Class R and Class V Certificates shall only be in the form of Definitive Certificates.

(d)       Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

Section 5.03     Registration of Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicers and the Special Servicers any notices from the Certificateholders. No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of Transfer or exchange of any Certificate (other than Definitive Certificates) referred to in this Section 5.03.

(b)       Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)       Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the

Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)       Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)       Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)       Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)       Non-Book Entry Certificate to Book-Entry Certificate. If a holder of a Non-Book Entry Certificate (other than a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by email to cts.cmbs.bond.admin@wellsfargo.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)       Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)       Other Exchanges. In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)       Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(k)       If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)       All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)       With respect to the ERISA Restricted Certificates, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers) of any such Certificate shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not and will not be (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code or any other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, would not result in a non-exempt violation of Similar Law) or (ii) if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Initial Purchasers, the Underwriters, the Operating Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Operating Advisor or the Trust. Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not and will not become a Person specified in clauses (i)(A) or (i)(B) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(n)       No Class R or Class V Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class R or Class V Certificate. Each prospective transferee of a Class R or Class V Certificate shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective transferee is not and will not become a Plan or a person acting on behalf of or using the assets of a Plan. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)        Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)       No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in its Transferee Affidavit are false.

(iii)       Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(o)       The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(p)       Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for such withholding, and the Certificateholders shall be required to provide the Certificate Administrator with such forms and such other information reasonably required by the Certificate Administrator. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person.

Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

Section 5.04     Mutilated, Destroyed, Lost or Stolen Certificates.  If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners.  The Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.06     Access to List of Certificateholders’ Names and Addresses; Special Notices.  (a) The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (ii) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, furnish such Certificateholder (at such Certificateholder’s sole cost and expense) a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which information was derived. The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

(b)       (i) The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence: “On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].”

(ii)       In verifying the identity of any Certificateholder or Certificate Owner in connection with any request to communicate, (i) if the Certificateholder or Certificate Owner is the holder of record with respect to any Certificate, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder or Certificate Owner is not the holder of record with respect to any Certificate, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder or Certificate Owner that it is the beneficial owner of a Certificate and (y) one of the following documents confirming ownership of such Certificate: a trade confirmation, an account statement, a letter from a broker-dealer or another document acceptable to the Certificate Administrator that is similar to any of the foregoing documents). The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder or Certificate Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.07     Maintenance of Office or Agency.  The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08     Appointment of Certificate Administrator.  (a) Wells Fargo Bank, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement. If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)       The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)       The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)       The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)       The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder.

(f)       The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicer, the Special Servicer or the Depositor.

Section 5.09     [RESERVED].

Section 5.10     Voting Procedures.  With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)       Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)       In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)       The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.10(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)       Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)       If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

[End of Article V]

Article VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER AND THE DIRECTING CERTIFICATEHOLDER

Section 6.01     Representations, Warranties and Covenants of the Master Servicers, Special Servicers, the Operating Advisor and the Asset Representations Reviewer.  (a) Each of the Master Servicers, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)          The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(iii)        The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and

(B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)        The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vi)       No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)      The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)     No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement.

(b)       Each of the Special Servicers, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)          The Special Servicer is (A) in the case of the General Special Servicer, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (B) in the case of the NCB Special Servicer, a national banking association duly organized, validly existing and in good standing under the laws of the United States and in each case, the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)        The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(iii)       The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and

(B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vi)       No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)      The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)     No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this

Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)     The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, each Special Servicer, as of the Closing Date, that:

(i)         The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)        The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)        The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)        The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)       The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07;

(vii)      No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(viii)     No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(d)       The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, each Master Servicer, each Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)          The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C) above, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)        The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)        The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)       No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)      The Asset Representations Reviewer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)     No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)        The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)       The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon written notice or actual knowledge by any party to this Agreement (or upon written notice thereof from any Certificateholder or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section 6.01 which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

Section 6.02     Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer.  The Depositor, each Master Servicer, the Operating Advisor, each Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer, the Operating Advisor, such Special Servicer and the Asset Representations Reviewer herein.

Section 6.03     Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer.  (a) Subject to subsection (b) below, each of the Depositor, the Master Servicers and the Special Servicers will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)       Each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, shall be the successor of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor, or the Asset Representations Reviewer (such Person, in the case of a Master Servicer or a Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.25); provided, further, that if a Master Servicer, a Special Servicer or the Operating Advisor enters into a merger and such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Serviced Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if such Master Servicer, such Special Servicer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain a Master Servicer, a Special Servicer or Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer, such Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify such Master Servicer or such Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the third preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

(i)       The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii)        Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.04      Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others.  (a) None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s duties or by reason of negligent disregard of such party’s obligations and duties hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, a Master Servicer (including in its capacity as Companion Paying Agent, if applicable), a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, and any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Trustee nor the Certificate Administrator (including in its capacity as Custodian, Certificate Registrar and 17g-5 Information Provider) shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Each of the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)       None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor and the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, however, that each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor or the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the holders of a Serviced Companion Loan (as a collective whole) taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the

Special Servicers, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)       Each of the Master Servicers and the Special Servicers, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer(s) (including in its capacity as Companion Paying Agent, if applicable) (in the case of the Special Servicers or in the case of the other Master Servicer), the Special Servicer(s) (in the case of the Master Servicers or in the case of the other Special Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of such Master Servicer or such Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or such Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by such Master Servicer or such Special Servicer, as applicable. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the applicable Master Servicer or the applicable Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer’s or such Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

Each of the Master Servicers and the Special Servicers shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon, severally and not jointly (i) a breach by such Master Servicer or such Special Servicer, as applicable, of any obligation it has to deliver information to the 17g-5 Information Provider as set forth in this Agreement, including Section 3.07(a), Section 3.08, Section 3.09(e), Section 3.12, Section 3.17(c) and Section 3.18(g) or (ii) a breach by such Master Servicer or such Special Servicer, as applicable, of any obligation it has set forth in Sections 3.13(d), (g) and (i).

(d)       Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Depositor, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)       The Depositor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable) or such Special Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)       The Operating Advisor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent), such Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)       Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)       The Asset Representations Reviewer agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)       The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Paying Agent, Non-Serviced Operating Advisor (if any), Non-Serviced Depositor, Non-Serviced Certificate Administrator and Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non-Serviced Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non-Serviced Whole Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced PSA (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced PSA).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

(j)       For purposes of this Section 6.04 and Section 11.12, a Master Servicer or Special Servicer, as the case may be, will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of their respective obligations and duties hereunder or acted in negligent disregard of such obligations and duties if such Master Servicer or such Special Servicer, as applicable, fails to follow any terms of any Mortgage Loan documents because such Master Servicer or such Special Servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with such terms would or potentially would cause an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional expense of the Trust).

Section 6.05     Depositor, Master Servicers and Special Servicers Not to Resign.  Subject to the provisions of Section 6.03, None of the Master Servicers or the Special Servicers shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of a Master Servicer or a Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor (which may be appointed by the resigning Master Servicer or Special Servicer, as applicable), and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). Any such determination permitting the resignation of such Master Servicer or such Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation by such Master Servicer or such Special Servicer under clause (a) above shall become effective until the Trustee or a successor master servicer or special servicer, as applicable, shall have assumed such Master Servicer’s or such Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by such Master Servicer or such Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of such Master Servicer or such Special Servicer, pursuant to this Section 6.05, such Master Servicer or such Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld. The resigning party shall pay all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05. Except as provided in Section 7.01(c), in no event shall such Master Servicer or such Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06     Rights of the Depositor in Respect of the Master Servicers and the Special Servicers.  The Depositor may, but is not obligated to, enforce the obligations of either Master Servicer and either Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer and either Special Servicer hereunder or exercise the rights of either Master Servicer or either Special Servicer, as applicable, hereunder; provided, however, that the Master Servicers and the Special Servicers shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by either Master Servicer or either Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicers, the Operating Advisor or the Special Servicers under this Agreement or otherwise.

Section 6.07     The Master Servicers and the Special Servicers as Certificate Owner. Either Master Servicer, either Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof.

Section 6.08     The Directing Certificateholder.  (a) Other than with respect to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder shall be entitled to advise (1) the applicable Special Servicer with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan), (2) the applicable Special Servicer with respect to all Non-Specially Serviced Loans (other than any Excluded Loan), as to all Major Decisions and (3) the applicable Master Servicer to the extent the Directing Certificateholder’s consent is required by clauses (iii), (iv), (v), (vi), (viii), (x), (xi), (xiii) and (xv) of the definition of “Master Servicer Decision”, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, the second and third paragraphs of this Section 6.08, for so long as no Control Termination Event has occurred and is continuing (such limitation not to be applicable to a Loan-Specific Directing Certificateholder), the applicable Master Servicer (with respect to a Non-Specially Serviced Loan (other than any Excluded Loan)) and the applicable Special Servicer (with respect to any Specially Serviced Loan (other than any Excluded Loan)) shall not be permitted to take any action that constitutes a Major Decision as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to clause (xiii) of the definition of “Major Decision”) after the Directing Certificateholder’s receipt of the applicable Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable Special Servicer in order to grant or withhold such consent (provided that if such written objection has not been received by the applicable Special Servicer within the applicable time period, then the Directing Certificateholder will be deemed to have approved such action); provided, however, that, in the event that the applicable Special Servicer or the applicable Master Servicer, as the case may be, determines that immediate action, with respect to any matter that constitutes a Major Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Certificateholder or the Operating Advisor), is necessary to protect the interests of the Certificateholders (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans)), the applicable Special Servicer (with respect to Specially Serviced Loans) or the applicable Master Servicer (with respect to Non-Specially Serviced Loans) may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the Operating Advisor, as the case may be); provided that the applicable Special Servicer or the applicable Master Servicer, as the case may be, provides the Directing Certificateholder (or the Operating Advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. The applicable Special Servicer is not required to obtain the consent of the Directing Certificateholder for any of the foregoing actions after the occurrence and during the continuance of a Control Termination Event; provided, however, that, after the occurrence and during the continuance of a Control Termination Event but, with respect to the Directing Certificateholder only, prior to the occurrence of a Consultation Termination Event, the applicable Special Servicer shall consult with the Directing Certificateholder in connection with any Major Decision not relating to any Excluded Loan (and any other actions which otherwise require consultation with the Directing Certificateholder prior to a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Certificateholder, in respect thereof. In the event the applicable Special Servicer receives no response from the Directing Certificateholder within 10 Business Days (or thirty (30) days with respect to clause (xiii) of the definition of “Major Decision”) following its written request for input on any required consultation, the applicable Special Servicer shall not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond shall not relieve the applicable Special Servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan. In addition, after a Control Termination Event, the applicable Special Servicer will also be required to consult with the Operating Advisor in connection with any proposed Major Decision (and any other actions which otherwise require consultation with the Operating Advisor after the occurrence and during the continuance of a Control Termination Event hereunder) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the applicable Special Servicer receives no response from the Operating Advisor within 10 Business Days (or thirty (30) days with respect to clause (xiii) of the definition of “Major Decision”) following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the applicable Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the applicable Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

Notwithstanding anything herein to the contrary, with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder shall, pursuant to the related Intercreditor Agreement, exercise any consent and consultation rights, and rights to provide direction to the applicable Master Servicer or Special Servicer, of the “Directing Certificateholder” with respect to such Mortgage Loan as provided for in this Agreement.

Subject to the terms and conditions of this Section 6.08(a), (a) the applicable Special Servicer shall process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan and (b) the Master Servicer shall process all requests for any matter that constitutes a “Major Decision” with respect to any Non-Specially Serviced Loan.

Within a reasonable period of time after receiving a request for any matter that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the applicable Master Servicer shall forward such request to the applicable Special Servicer together with the applicable Master Servicer’s written recommendation and analysis and all information reasonably requested by the applicable Special Servicer, whereupon, but only prior to the occurrence of a Consultation Termination Event, the applicable Special Servicer shall within ten (10) Business Days forward such request to the Directing Certificateholder together with the applicable Special Servicer’s written recommendation and analysis. The Directing Certificateholder shall have no more than ten (10) Business Days to provide notice to the applicable Special Servicer, and the applicable Special Servicer shall promptly forward such notice to the applicable Master Servicer, of any objection the Directing Certificateholder has to the applicable Special Servicer’s written recommendation and analysis. The applicable Master Servicer shall be entitled to conclusively assume that the Directing Certificateholder has consented to (and has not objected to, or, as applicable, has been consulted with regarding) any such matter constituting a Major Decision if, after the applicable Master Servicer shall have provided the applicable Special Servicer with the applicable Master Servicer’s written recommendation and analysis and all information reasonably requested by the applicable Special Servicer, a period of time equal to the sum of (x) 10 Business Days and (y) 10 Business Days (or 30 days with respect to clause (xiii) of the definition of “Major Decision”) shall have elapsed (with the 10 Business Days contemplated by clause (x) being counted first) and the applicable Master Servicer shall not have received the Directing Certificateholder’s response. In any such case, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may at any time act in accordance with the provisos to the first sentence of the first paragraph of this Section 6.08(a).

In addition, with respect to any Mortgage Loan other than an Excluded Loan, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, subject to any rights, if any, of the related Companion Holder to advise the applicable Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement, may direct the applicable Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the first paragraph of this Section 6.08(a) or this paragraph may require or cause the applicable Master Servicer or applicable Special Servicer to violate any provision of any Mortgage Loan or related Intercreditor Agreement or mezzanine intercreditor agreement, applicable law, this Agreement, or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of either Master Servicer and either Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the

Trust or the Trustee to liability, or materially expand the scope of the responsibilities of either Master Servicer or either Special Servicer, as applicable, hereunder or cause either Master Servicer or either Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the applicable Master Servicer or the applicable Special Servicer, as the case may be, is not in the best interests of the Certificateholders.

In the event a Special Servicer or a Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder, would cause such Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, such Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by such Master Servicer or such Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of such Master Servicer or such Special Servicer.

The Directing Certificateholder shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class, that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Certificateholder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non-Serviced Whole Loan, shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that any such Non-Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced PSA including the holders of the controlling class under such Non-

Serviced PSA over other classes of the certificates issued under the Non-Serviced PSA and/or any Class of Certificates, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)       Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Master Servicer, applicable Special Servicer and any other applicable party shall consult with the Directing Certificateholder (other than with respect to any Excluded Loan) in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event (and at any time with respect to any Excluded Loan), the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

Section 6.09     Knowledge of Wells Fargo Bank, National Association.  Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers or Servicing Officers, as applicable.

[End of Article VI]

Article VII

SERVICER TERMINATION EVENTS

Section 7.01     Servicer Termination Events; Master Servicers and Special Servicers Termination. (a) “Servicer Termination Event”, wherever used herein, means, with respect to either Master Servicer or either Special Servicer, as the case may be, any one of the following events:

(i)         (A) any failure by such Master Servicer to make any deposit required to be made by such Master Servicer to its Collection Account, or remit to the Companion Paying Agent for deposit into the related Companion Distribution Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by such Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)        any failure by such Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the applicable Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by such Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)       any failure on the part of such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of such Master Servicer’s or such Special Servicer’s obligations, as the case may be, contemplated by Article XI, (B) fifteen (15) days in the case of such Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto, or (B) to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan if affected by that failure, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and such Master Servicer or such Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)       any breach on the part of such Master Servicer or such Special Servicer, as the case may be, of any representation or warranty contained in Section 6.01(a) or Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to such Master Servicer, such Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, as it relates to the servicing of a Serviced Pari Passu Whole Loan affected by such breach, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and such Master Servicer or such Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer or such Special Servicer, as the case may be, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)       such Master Servicer or such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or such Special Servicer, as the case may be, or of or relating to all or substantially all of its property; or

(vii)      such Master Servicer or such Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)     any of Moody’s, Fitch or DBRS (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (B) placed one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s, Fitch or DBRS, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within sixty (60) days of such rating action) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with such Master Servicer or such Special Servicer, as applicable, as the sole or a material factor in such rating action.

(ix)        either (A) the applicable Master Servicer or the applicable Special Servicer, as the case may be, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and such ranking is not reinstated within 60 days of actual knowledge of such failure by such Master Servicer or such Special Servicer, as the case may be (if such Master Servicer or Special Servicer, as the case may be, has or had a Morningstar ranking on or after the Closing Date) or (B) if the applicable Master Servicer or the applicable Special Servicer, as the case may be, has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (ii) within the prior 12 months, placed one or more Classes of Certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), has publicly cited servicing concerns with such Master Servicer or such Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such rating action).

(b)       If any Servicer Termination Event with respect to a Master Servicer or a Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) the Directing Certificateholder (solely with respect to the Special Servicers) or the Holders of Certificates entitled to more than 25% of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate each of such Master Servicer or such Special Servicer, as the case may be, upon five (5) Business Days’ written notice if there is a Servicer Termination Event under clause (A) in the parenthetical in Section 7.01(a)(iii) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of such Master Servicer or such Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Such Master Servicer and such Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume such Master Servicer’s or such Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of such Master Servicer’s or such Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to its Collection Account or any Servicing Account (if it is the Affected Party), by such Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the applicable Mortgage Loans or any REO Property (provided, however, that such Master Servicer and such Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to such Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of such Special Servicer or such Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination).

(c)       If a Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or Section 7.01(a)(ix), such Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.03 and Section 7.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period such Master Servicer may continue to serve as such Master Servicer hereunder. In the event that such Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of such Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of such Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the General Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the General Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the General Special Servicer with respect to the related Serviced Pari Passu Whole Loan. Any General Special Servicer appointed to replace the General Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement General Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the applicable rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(d)       Subject to the rights of the holder of a related AB Subordinate Companion Loan pursuant to the related Intercreditor Agreement at any time prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.04) and obligations of such Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to such Special Servicer, the Master Servicers, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d); provided that, with respect to a Servicing Shift Whole Loan, the ten (10) Business Days’ notice set forth in this Section 7.01(d) shall not apply to the related Loan-Specific Directing Certificateholder’s right to terminate the Special Servicer’s rights and obligations under this Agreement without cause with respect to such Servicing Shift Whole Loan pursuant to the terms of the related Intercreditor Agreement. Upon a termination of such Special Servicer, the Directing Certificateholder (other than with respect to any Excluded Loan) shall appoint a successor special servicer to assume the duties of such Special Servicer hereunder; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities, the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (iii) no replacement of such Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan.

After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances pursuant to Section 4.05) of the Principal Balance Certificates requesting a vote to replace such Special Servicer with a new special servicer designated in such written direction to assume the duties of such Special Servicer hereunder, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders) and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related

Serviced Pari Passu Companion Loan Securities, the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within one hundred-eighty (180) days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon the written direction of Holders of Certificates evidencing at least 66-2/3% of a Certificateholder Quorum of Certificates, the Trustee shall terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of such Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholder’s direction to remove such Special Servicer shall not apply to any Serviced AB Whole Loan for which the holder of the related AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period or to any Servicing Shift Whole Loan.

An AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and continuance of an AB Control Appraisal Period, to replace the applicable Special Servicer solely with respect to the related Serviced AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of such Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to any Serviced AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any Serviced AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced PSA remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Directing Certificateholder) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of the applicable Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to the occurrence and continuance of a consultation termination event under the related Non-Serviced PSA, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace such Special Servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

Following the occurrence and continuance of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines that a Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to such Special Servicer, a written report in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer to assume the duties of such Special Servicer, which shall be a Qualified Replacement Special Servicer. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within one hundred-eighty (180) days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon (i) the affirmative vote of Holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances of such Certificates) of all Principal Balance Certificates on an aggregate basis and (ii) receipt by the Certificate Administrator following satisfaction of the foregoing clause (i) of Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Trustee shall (i) terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint a successor special servicer approved by the Certificateholders and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Trustee does not receive at least a majority of the requested votes, then the Trustee shall have no obligation to remove such Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of such Special Servicer under this Agreement and to act as such Special Servicer’s successor hereunder. Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of a Special Servicer with respect to a Serviced AB Whole Loan so long as the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement or with respect to any Servicing Shift Whole Loan.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of a Special Servicer), or the result of the vote of the Certificateholders (regarding removal of a Special Servicer).

(e)       Each Master Servicer and each Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency with respect to such Master Servicer or Special Servicer. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii) or Section 7.01(a)(ix) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii) or Section 7.01(a)(ix).

(f)       Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of a Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, and if such Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of a Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then such Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, such Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

(g)       Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the related Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder shall select an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning Special Servicer shall use commercially reasonable efforts to appoint the related Excluded Special Servicer; provided that if the resigning Special Servicer fails to appoint an Excluded Special Servicer within 30 days of the Special Servicer’s notice of resignation, such resigning Special Servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of a successor Excluded Special Servicer. Such Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates and each NRSRO hired to provide ratings with respect to any Serviced Companion Loan Securities makes the equivalent confirmation, (ii) the related Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the related Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor and Other Certificate Administrator, the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Special Servicer.

If at any time a Special Servicer that had previously acted as a Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) such original Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer shall perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable Special Servicer shall remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

If a Servicing Officer of the applicable Master Servicer, a related Excluded Special Servicer, or the applicable Special Servicer, as the case may be, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the applicable Master Servicer, the related Excluded Special Servicer or the applicable Special Servicer, as the case may be, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02     Trustee to Act; Appointment of Successor.  On and after the time a Master Servicer or a Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to that Master Servicer or that Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as such Master Servicer or such Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04)

benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to a Master Servicer or a Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor master servicer or special servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which that Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to such Special Servicer shall be entitled to the Special Servicing Fees to which such Special Servicer would have been entitled if such Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of a Master Servicer or a Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or such Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to that Master Servicer or that Special Servicer, as applicable, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder (solely with respect to the Special Servicers) ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan) or the Holders of Certificates entitled to more than 50% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to that Master Servicer or that Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or such Special Servicer hereunder. No appointment of a successor to such Master Servicer or such Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to such Master Servicer or such Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency

Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), (iii) such appointment (solely with respect to the Special Servicers) has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Certificateholder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to such Master Servicer or such Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to such Master Servicer or such Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the non-terminated Master Servicer(s) or the non-terminated Special Servicer(s) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable out-of-pocket costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating a Master Servicer or a Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate such Master Servicer or such Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

Section 7.03     Notification to Certificateholders. (a) Upon any resignation of a Master Servicer or a Special Servicer pursuant to Section 6.05, any termination of a Master Servicer or a Special Servicer pursuant to Section 7.01 or any appointment of a successor to a Master Servicer or a Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b)       Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the

Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04     Waiver of Servicer Termination Events. The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (i), (ii) or (viii) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes, and a Servicer Termination Event under clause (iii) of Section 7.01(a) (with respect to obligations under Article XI) may be waived only with the consent of the Depositor. Upon any such waiver of a Servicer Termination Event, subject to the rights of any affected holder of a Serviced Companion Loan under Section 7.01(c) or Section 7.01(f), such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05     Trustee as Maker of Advances. In the event that a Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by a Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer’s rights with respect to Advances hereunder, including, without limitation, such Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and a Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

[End of Article VII]

Article VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01          Duties of the Trustee and the Certificate Administrator. (a) The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)       The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II, the Diligence Files, any CREFC® reports and any information delivered for posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or a Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)       No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)          Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)         Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)        Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 25% (i) of the Percentage Interest of each affected Class, or (ii) if each Class is an affected Class of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)       The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the Certificate Administrator has made available to Certificateholders under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02           Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)         The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)         The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)        Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)       Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)       Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require indemnity reasonably satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)       The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)       For all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be deemed to have actual knowledge or notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach, as applicable, which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(viii)     Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of a Master Servicer or a Special Servicer (unless the Trustee is acting as a Master Servicer or a Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as a Master Servicer or a Special Servicer) or of the Depositor, the Operating Advisor or the Asset Representations Reviewer;

(ix)        Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(x)         In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(xi)        Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xii)       Nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03          Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Section 2.01(h) and Section 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall not be taken as the statements of the Trustee or the Certificate Administrator, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the

Collection Accounts or any other account by or on behalf of the Depositor, the applicable Master Servicer, the applicable Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for and may rely upon the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicers or the Special Servicers and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04          Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, either Master Servicer, either Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05          Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator. (a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate Administrator will be paid the Certificate Administrator Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Trustee Fee and Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator Fee, which Certificate Administrator Fee shall accrue from time to time at the Certificate Administrator Fee Rate and the Certificate Administrator Fee shall be computed in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator Fee shall be payable with respect to any Companion Loan.

(b)       The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Collection Accounts or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming the successor to the applicable Master

Servicer or the applicable Special Servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers, rights and duties of the Trustee or the Certificate Administrator, respectively (including in any capacities in which they serve, such as paying agent, REMIC Administrator, Authenticating Agent, Custodian, Certificate Registrar, and 17g-5 Information Provider) hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 8.12 or the Certificate Administrator specified in Section 8.14, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in all of its capacities hereunder, including Custodian, Certificate Registrar and Authenticating Agent.

(c)       The Certificate Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06          Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of either Master Servicer or either Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the applicable Master Servicer or the applicable Special Servicer, as the case may be, pursuant to Section 7.02),

(ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and “A” by DBRS (or in the case of the trustee, a long-term unsecured debt rating of “A(low)” by DBRS if each Master Servicer maintains a rating of at least “A” by DBRS (provided that nothing in this parenthetical will impose on the Master Servicer any obligation to maintain such rating)); provided that the Trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and Morningstar) and (c) each Master Servicer maintains a long-term unsecured rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso shall impose on either Master Servicer any obligation to maintain such rating; provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

Section 8.07          Resignation and Removal of the Trustee and Certificate Administrator. (a) The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer, each Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or successor certificate administrator acceptable to the General Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer, the Certificateholders and the Trustee or Certificate Administrator, as applicable, by the Depositor.

If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the Trust.

(b)       If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the requesting Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer and the Certificateholders by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)       The Holders of Certificates entitled to at least 75% of the Voting Rights may, upon thirty (30) days’ prior written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, each Special Servicer and the remaining Certificateholders by the Master Servicers. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)       Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Further, the resigning Trustee or Certificate Administrator, as the case may be, shall pay all costs and expenses associated with the transfer of its duties.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)       Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25 or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the General Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Loan document is assigned to such successor trustee; and (d) in any case, such successor trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)       Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08          Successor Trustee or Certificate Administrator. (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the applicable Master Servicer, the applicable Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)       No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)       Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the General Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor and the Certificateholders. If the General Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the General Master Servicer.

Section 8.09           Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10          Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicers and the Trustee may consider necessary or desirable. If the Master Servicers shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08. All co-trustee fees shall be payable out of the Trust Fund.

(b)       In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or a Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)       Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)       Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)       The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11          Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12          Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)         The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)        The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)       No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 8.13          Provision of Information to Certificate Administrator, Master Servicers and Special Servicers. The applicable Master Servicer shall promptly, upon request, provide the applicable Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, the Master Servicers and the Special Servicers may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, the Master Servicers and the Special Servicers, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, the Master Servicers or the Special Servicers, as applicable.

Section 8.14          Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)         The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)        The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)        This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)        The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)        No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

Section 8.15          Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, the Special Servicers and the Master Servicers is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicers or the Master Servicers, as applicable, arising out of the Trust or this Agreement. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer to comply with Applicable Laws.

[End of Article VIII]

Article IX

TERMINATION

Section 9.01          Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth), the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust’s portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected by the applicable Special Servicer and approved by the applicable Master Servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval), (3) the reasonable out-of-pocket expenses of the Master Servicers and the Special Servicers with respect to such termination, other than in the case of a Master Servicer or Special Servicer, as applicable, that is a purchaser of such Mortgage Loans and (4) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, minus (b) solely in the case where a Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Servicing Fees, remaining outstanding and payable solely to such Master Servicer (which items shall be deemed to have been paid or reimbursed to the applicable Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are no longer outstanding, the voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class V and Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then outstanding Certificates (other than the Class V and Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V and Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class V and Class R Certificates) for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account of the General Master Servicer an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicers, the Special Servicers, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from its Collection Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class V and Class R Certificates) on the applicable Distribution Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicers, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement(in order to make such determination, the General Master Servicer may, at any time, request that the NCB Master Servicer commence to periodically inform the General Master Servicer of the Stated Principal Balance of the NCB Mortgage Loans and, commencing upon such request of the General Master Servicer, the NCB Master Servicer shall inform the General Master Servicer (which may be through providing the General Master Servicer access to the NCB Master Servicer’s website) of the Stated Principal Balance of the NCB Mortgage Loans on a monthly basis, or at an accelerated interval as requested by the General Master Servicer of the NCB Master Servicer). This purchase shall terminate the Trust and retire the then-outstanding Certificates. In the event that a Master Servicer or a Special Servicer purchases, or the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account of the General Master Servicer). In addition, each Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the applicable Master Servicer, the applicable Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, as shall be necessary to effectuate transfer of the Mortgage Loans is an asset of the Trust) and REO Properties remaining in the Trust Fund. If the Holders of the majority of the Controlling Class, the General Special Servicer, the NCB Special Servicer (if not then NCB), the General Master Servicer or the NCB Master Servicer (if not then NCB) makes such an election, then NCB (so long as NCB is either the NCB Special Servicer or the NCB Master Servicer) will have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the NCB Mortgage Loans and each related REO Property remaining in the Trust, and the other party will then have the option to purchase only the remaining Mortgage Loans and each related REO Property.

For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Upper-Tier REMIC and Lower-Tier REMIC, then the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, then the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, each Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans is an asset of the Trust) and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable to the Regular Certificates pursuant to Section 4.01(d) to the Upper-Tier REMIC Distribution Account, in each case pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates (i) such Certificateholder’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Certificates so presented, (ii) (ii) to Holders of the Class V Certificates so presented, any amounts remaining on deposit in the Excess Interest Distribution Account, and (iii) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(b), 4.01(d) and 4.01(e). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(g).

Section 9.02          Additional Termination Requirements. (a) In the event a Master Servicer or a Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, as applicable, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)          the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)        during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the applicable

Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)        within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests and the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

[End of Article IX]

Article X

ADDITIONAL REMIC PROVISIONS

Section 10.01        REMIC Administration. (a) The Certificate Administrator shall make elections or cause elections to be made to treat each Trust REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Lower-Tier Regular Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. None of the Special Servicers, the Master Servicers or the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the foregoing interests.

(b)       The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)       The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Collection Accounts as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence. The Holder of the largest Percentage Interest in the Class R Certificates shall be designated as the “tax matters person”, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section

301.6231(a)(7)-1, and the “partnership representative” (within the meaning of Section 6223 of the Code, to the extent such provision is applicable to the Trust REMIC) of each Trust REMIC. By their acceptance thereof, the Holders of the Class R Certificates hereby agree to the irrevocable designation of the Certificate Administrator as their agent to perform all of the duties of the “tax matters person” and “partnership representative” for the Trust REMICs.

(d)       The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor.

(e)       The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within thirty (30) days after the Closing Date, the name, title, address and telephone number of the “tax matters person” who will serve as the representative of each of the Trust REMICs created hereunder.

(f)       The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. Neither the Master Servicers nor the Special Servicers shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust, any Trust REMIC created hereunder, cause the loss of such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)       In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the applicable Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the applicable Master Servicer such reserved amounts as the applicable Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(b) and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Realized Losses arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest. None of the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicers shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(h)       The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(i)       Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event.

(j)       Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)       Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates and by which the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero is the date that is the Rated Final Distribution Date.

(l)       None of the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the applicable Collection Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(m)       The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. Each Holder of a Class R Certificate agrees, by acquiring such Certificate, to any such elections.

Section 10.02         Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

(b)       The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

Section 10.03        Depositor, Master Servicers and Special Servicers to Cooperate with Certificate Administrator. (a) The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

(b)       The Master Servicers and the Special Servicers shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04        Appointment of REMIC Administrators. (a) The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)       Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)       Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicers, the Special Servicers and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicers, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicers, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

[End of Article X]

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01        Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with the Wells Fargo Commercial Mortgage Trust 2016-LC25, Commercial Mortgage Pass-Through Certificates, Series 2016-LC25, and any Other Securitization subject to

Regulation AB that includes a Serviced Companion Loan, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, and any Other Depositor, Other Trustee and Other Certificate Administrator of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, and any such Other Depositor, Other Trustee or Other Certificate Administrator, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor or such Other Depositor, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans (and the related Serviced Companion Loan, if applicable), reasonably believed by the Depositor or the related Other Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor and each Other Depositor to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02        Succession; Subcontractors. (a) As a condition to the succession to either Master Servicer and either Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer or succession to the Certificate Administrator under this Agreement by any Person (i) into which the applicable Master Servicer and the applicable Special Servicer, such Sub Servicer or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the applicable Master Servicer and the applicable Special Servicer or to any such Sub-Servicer or Certificate Administrator, the person removing and replacing a Master Servicer and a Special Servicer or Certificate Administrator shall provide to the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator and each Other Depositor, as applicable, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor, the Other Depositor and the Other Certificate Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor, Other Depositor or Other Certificate Administrator in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicers, the Special Servicers, any Additional Servicer or the Certificate Administrator, as the case may be, shall submit such disclosure to the Depositor and the Other Depositor no later than the effective date of such succession or appointment.

(b)       Each of the Master Servicers, the Special Servicers, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each of the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) a written description (in form and substance satisfactory to the Depositor, such Mortgage Loan Seller or such Other Trustee, Other Certificate Administrator or Other Depositor, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)       Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of

Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)       In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)       Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the applicable Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)       Any notice and/or information furnished or required to be furnished pursuant to this Section 11.02 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03         Filing Obligations. (a) The Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)       In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator will promptly notify the Depositor. In the case of Forms 10-D and 10-K, the Depositor, the Master Servicers, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15 of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04         Form 10-D Filings. (a) Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer), to the extent a Regulation

AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 8: Other Information” on Exhibit BB shall be reported by the applicable Special Servicer to the applicable Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit MM; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit MM hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com (or such other e-mail address as the Certificate Administrator may instruct) or by facsimile to 410-715-2380, Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Certificate Administrator by the applicable Master Servicer in the form of Exhibit MM hereto for inclusion therein within the time period described in this Section 11.04, the balances of the REO Account (to the extent the related information has been received from the applicable Special Servicer within the time period specified in this Section 11.04) and the Collection Accounts as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and the Mortgage Loan Sellers, in accordance with Section 5(f) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator by email to cts.sec.notifications@wellsfargo.com, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the applicable Servicer) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the applicable Master Servicer or the applicable Special Servicer, as the case may be, substantially in the form of Exhibit KK (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form 10-D for each reporting period: Name: A.J. Sfarra, Telephone: (212) 214-5613. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with Section 11.04 for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received a Special Notice including the information required to be included pursuant to Section 5.06.

(b)       After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copy, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and, a duly authorized officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D, in which case the Certificate Administrator shall sign such Forms 10-D as attorney in fact for the Depositor. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127 023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053 300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(c)       Any notice and/or information furnished or required to be furnished pursuant to this Section 11.04 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.04.

Section 11.05 Form 10-K Filings. (a) Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2017, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)       an annual compliance statement for the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian and each Additional Servicer, as described under Section 11.09, including disclosure regarding any material instance of noncompliance and the nature and status thereof;

(ii)       (A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the

Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)       if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)         (A) the registered public accounting firm attestation report for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)       if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)       a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to clauses (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered (i) by email to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications and also (ii) by email to Form10k.Compliance@cwt.com.

As set forth on Exhibit CC hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2017, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator in writing, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)       After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127 023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053 300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)       Upon written request from any Mortgage Loan Seller, Other Depositor, either Master Servicer or either Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Other Depositor, applicable Master Servicer or applicable Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller or Other Depositor, the applicable Master Servicer or the applicable Special Servicer, if known to the Certificate Administrator, the identity of the new party.

(d)       Any notice and/or information furnished or required to be furnished pursuant to this Section 11.05 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.05.

Section 11.06        Sarbanes-Oxley Certification . Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust or the trust for any Other Securitization is subject to the reporting requirements of the Exchange Act, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer (in the case of the Asset Representations Reviewer, solely with respect to reporting periods in which the Asset Representations Reviewer is required to deliver an Asset Review Report) shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the applicable Master Servicer or the applicable Special Servicer, as the case may be, that is a Servicing Function Participant shall use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to each Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (individually and collectively, the “Certifying Person”), on or before March 1st of each year commencing in March 2017, a certification substantially in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5, Z-6 or Z-7 (each, a “Performance Certification”), as applicable, on which each Certifying Person, the entity for which such Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely; provided that, if a Servicing Function Participant (other than an Initial Sub-Servicer) with which the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans fails to provide a Performance Certification, the Performance Certification provided by the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, that engaged such Servicing Function Participant shall not exclude information that would have been provided by such Servicing Function Participant. In addition, in the event that any Companion Loan (other than a Non-Serviced Companion Loan) is deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to such Other Securitization, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization either the Performance Certification or a separate certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to each affected Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator, any affected Other Depositor and Other Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a “significant obligor”, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07        Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable

Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and shall provide notice thereof to Form10K.Compliance@cwt.com, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn: CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the

Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall promptly notify (and the applicable Master Servicer and the applicable Special Servicer, as the case may be, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or such Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Any notice and/or information furnished or required to be furnished pursuant to this Section 11.07 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.07.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under a related Non-Serviced PSA, no resignation, removal or replacement of any party to such Non-Serviced PSA that would be required to be reported on a Form 8-K relating to this Trust shall become effective with respect to this Trust until the Certificate Administrator has filed any required Form 8-K pursuant to this Section 11.07.

Section 11.08 Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, subject to Section 11.15(h), the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09        Annual Compliance Statements. The Master Servicers, the Special Servicers (regardless of whether the applicable Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer that is also a Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 1st of each year, commencing in March 2017, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. None of the Master Servicers, Special Servicers or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

In the event either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Any certificate, statement, report, notice and/or information furnished or required to be furnished pursuant to this Section 11.09 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.09.

Section 11.10 Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1st of each year, commencing in March 2017, the Master Servicers, the Special Servicers (regardless of whether either Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, however, that the Trustee shall be required to deliver an assessment of compliance only if an Advance was made by the Trustee in such calendar year), the Custodian, the Operating Advisor, the Certificate Administrator and

each Additional Servicer, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Operating Advisor, Custodian, or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicers, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)       The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)       No later than ten (10) Business Days after the end of each fiscal year for the Trust, either Master Servicer and either Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)       The Operating Advisor may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor within fifteen (15) days of such request.

(e)       Any certificate, statement, report, assessment, attestation, notice and/or information furnished or required to be furnished pursuant to this Section 11.10 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.10.

Section 11.11        Annual Independent Public Accountants’ Attestation Report. On or before March 1st of each year, commencing in March 2017, the Master Servicers, the Special Servicers, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator (who will promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)) and the Depositor, the 17g-5 Information Provider and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any

Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the applicable Master Servicer’s, the applicable Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Any notice, report, assessment of compliance, statement, certificate and/or information furnished or required to be furnished pursuant to this Section 11.11 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.11.

Section 11.12        Indemnification. Each of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by such Master Servicer, such Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this Article XI, (ii) negligence, bad faith or willful misconduct on the part of such Master Servicer, such Special Servicer, the Trustee, the Asset Representations Reviewer, the Operating Advisor, the Custodian or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable by, or on behalf of, such party.

The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor and each Other Depositor as necessary for the Depositor or such Other Depositor, as applicable, to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s or any Other Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, that if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by a Master Servicer, such Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission or its staff and copy the Depositor or any Other Depositor on all correspondence with the Commission or its staff and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or any Other Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor or any Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor (or any Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each of the Master Servicers, the Special Servicers, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

Section 11.13        Amendments. This Article XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel,

Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, without a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). For the avoidance of doubt, any amendment to this Article XI affecting a Serviced Companion Loan shall be subject to Section 13.01(k).

Section 11.14        Regulation AB Notices. Any notice, report or certificate required to be delivered by any of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to cts.sec.notifications@wellsfargo.com and Form10K.compliance@cwt.com.

Section 11.15         Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans. (a) Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(2), (c)(3), (c)(4), (c)(5), (c)(6) and (e) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to (b) negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related commercial mortgage pass through certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the

Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), a Master Servicer (where such information pertains to the applicable Master Servicer individually and not to any specific aspect of the applicable Master Servicer’s duties or obligations under this Agreement) and a Special Servicer (where such information pertains to the applicable Special Servicer individually and not to any specific aspect of the applicable Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this Section 11.15(a) and deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the Master Servicers or the Special Servicers, Trustee and Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB or changes in factual circumstances, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in Article XI that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)       Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a

Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer (and the applicable Master Servicer shall consult with any sub-servicer appointed by it with respect to the related Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and such Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)       Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide the depositor, trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)       On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide, with respect to itself, to the depositor, trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)       On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the depositor, trustee and certificate administrator under such Regulation AB Companion Loan Securitization (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this

Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)       Each of the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the applicable Master Servicer or the applicable Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the applicable Master Servicer or the applicable Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the applicable Master Servicer or the applicable Special Servicer, as the case may be, no later than two Business Days prior to the date on which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)       With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the applicable Master Servicer and the applicable Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the applicable Master Servicer or the applicable Special Servicer, as the case may be, is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor, beginning with the first calendar quarter in which such notice from the Other Depositor was received, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year in which such notice from the Other Depositor was received, as applicable, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, the financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the applicable Master Servicer (or by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or Serviced REO Property) in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements (or by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or Serviced REO Property).

If the applicable Master Servicer or the applicable Special Servicer, as the case may be, does not receive such financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.

The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization; provided, however, the applicable Special Servicer shall provide such Officer’s Certificate to the applicable Master Servicer and the applicable Master Servicer shall forward such Officer’s Certificate to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

(h)       If any Other Securitization includes a Serviced Companion Loan and is subject to the reporting requirements of the Exchange Act, then the obligations of the parties hereto set forth in this Article XI with respect such Other Securitization shall remain in full force and effect notwithstanding that the Trust may cease to be subject to the reporting requirements of the Exchange Act.

Section 11.16    Certain Matters Regarding Significant Obligors.  As of the Closing Date, with respect to the Trust, there is no “significant obligor” within the meaning of Item 1101(k) of Regulation AB (“Significant Obligor”).

Section 11.17    Impact of Cure Period. For the avoidance of doubt, neither the Master Servicers nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI; provided that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event. Neither the Master Servicers nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust (or any trust in a related Other Securitization) is not required to file Exchange Act reports.

[End of Article XI]

Article XII

THE ASSET REPRESENTATIONS REVIEWER

Section 12.01    Asset Review.

(a)        On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the applicable Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders and each other party to this Agreement. Any notice required to be delivered to the Certificateholders pursuant to this Article XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates. The Certificate Administrator shall include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.” On each Distribution Date occurring after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit SS within two (2) Business Days to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders evidencing not less than 5% of the Voting Rights of the Certificates deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders (with a copy to the Asset Representations Reviewer) and conduct a solicitation of votes in accordance with Section 5.10 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Holders of Certificates evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within one-hundred fifty (150) days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Certificateholder and the other Certificateholders (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit RR (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the applicable Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)       (i) Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1) - (5) below for Non-Specially Serviced Loans), the applicable Master Servicer (with respect to clause (6) below for Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly, but in no event later than ten (10) Business Days, provide the following materials in electronic format to the extent in their possession to the Asset Representations Reviewer (collectively, with the Diligence Files posted on the Secure Data Room by the Certificate Administrator pursuant to Section 4.08, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)       a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)       a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(6)       a copy of any other related documents that were entered into or delivered in connection with the origination of the related Mortgage Loan that the Asset Representations Reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the Asset Representations Reviewer, in the time frames and as otherwise described in clause (ii) hereof.

(ii)       In addition, in the event that, as part of an Asset Review of a Mortgage Loan, the Asset Representations Reviewer determines it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials, notify the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request that the applicable Master Servicer or the applicable Special Servicer, as the case may be, promptly, but in no event later than ten (10) Business Days after receipt of notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the applicable Master Servicer or the applicable Special Servicer, as the case may be, within such ten (10) Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that the Mortgage Loan Seller shall be required under the related Mortgage Loan Purchase Agreement to deliver such missing document only to the extent such document is in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(iii)       The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 12.01 (any such information, “Unsolicited Information”).

(iv)      Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit QQ (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit QQ if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)       No Certificateholder shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)       The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)       The Asset Representations Reviewer shall prepare a preliminary report with respect to each Delinquent Loan within fifty-six (56) days after the date on which access to the Secure Data Room is provided, subject to the last sentence of this paragraph. In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) to the extent in the possession of the applicable Master Servicer or applicable Special Servicer, as applicable, or from the related Mortgage Loan Seller within ten (10) Business Days following the request by the Asset Representations Reviewer to the applicable Master Servicer, the applicable Special Servicer or the related Mortgage Loan Seller, as the case may be, as described in Section 12.01(b)(ii), the Asset Representations Reviewer shall list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), and the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test shall be sent by such Mortgage Loan Seller to the Asset Representations Reviewer. For avoidance of doubt, the Asset Representations Reviewer shall not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii)       The Asset Representations Reviewer shall, within sixty (60) days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or within the ten (10) days after the expiration of the Cure/Contest Period (whichever is later), complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement, the related Mortgage Loan Seller for each Delinquent Loan and the Directing Certificateholder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the applicable Special Servicer and the Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of Ladder Capital Finance LLC, against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guarantees), which, in each case, shall be a responsibility of the applicable Enforcing Servicer pursuant to Section 2.03(f) of this Agreement.

(ix)       In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement or otherwise.

(x)       Within forty-five (45) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the applicable Master Servicer (in the case of Non-Specially Serviced Loans) and the applicable Special Servicer (in the case of Specially Serviced Loans) shall determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the applicable Master Servicer or the applicable Special Servicer, as applicable, determines that a Material Defect exists, the applicable Special Servicer shall enforce the obligations of the related Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(b).

(c)       The Asset Representations Reviewer and its affiliates shall keep confidential any information appropriately labeled as “Privileged Information” received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer other than pursuant to a Privileged Information Exception.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the Asset Representations Reviewer to complete a Test are missing or have not been received from the related Mortgage Loan Seller, the Asset Representations Reviewer shall request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

(d)       The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 12.02    Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)       The Depositor shall pay the Asset Representations Reviewer a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall be equal to the product of a rate equal to 0.00029% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans.

(b)       As compensation for the performance of its duties hereunder, with respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent

Loans and are subject to an Asset Review (for purposes of this paragraph, “Subject Loans”), upon the completion of any Asset Review with respect to an individual Asset Review Trigger, the Asset Representations Reviewer shall be paid a fee equal to the sum of (a) in the case of a Delinquent Loan that is not an NCB Co-op Mortgage Loan, (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 or (b) in the case of a Delinquent Loan that is an NCB Co-op Mortgage Loan, $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan shall be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written request by the Asset Representations Reviewer, such fee shall be paid by the Trust following delivery by the Asset Representations Reviewer of a certification to the applicable Master Servicer that the requirements for payment set forth in this Section 12.02(b) have been met. The Asset Representations Reviewer shall not deliver any such certificate unless it has invoiced payment of such amount and otherwise met the requirements for payment set forth in this Section 12.02(b), including receipt of evidence of such insolvency or failure to pay such amount. A Mortgage Loan Seller shall be deemed to have failed to pay such amount hereunder ninety (90) days after delivery by the Asset Representations Reviewer of an itemized invoice to such Mortgage Loan Seller by registered mail or overnight courier to the address listed in this Agreement for such Mortgage Loan Seller, or to such other address as shall be provided by such Mortgage Loan Seller for delivery of notices in accordance with this Agreement, or ninety (90) days following attempted delivery of such invoice by registered mail or overnight courier and reasonable follow -up by telephone or e-mail. Notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller and the applicable Special Servicer (in the case of a Specially Serviced Loan) or the applicable Master Servicer (in the case of a Non-Specially Serviced Loan) shall pursue remedies against such Mortgage Loan Seller to recover any such amounts to the extent paid by the Trust.

(c)       Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased or substituted by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 12.02(b).

(d)       The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

(e)       The Asset Representations Reviewer may assign its rights and obligations under this Agreement in connection with the sale or transfer of all or substantially all of its Asset Representations Reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations

Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under this Agreement, (B) executes and delivers to the Trustee and the Certificate Administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under this Agreement from and after the date of such agreement and (C) is not a Prohibited Party under this Agreement; (ii) the Asset Representations Reviewer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated shall not exceed the rate then in effect and (iv) the resigning Asset Representations Reviewer shall be responsible for the reasonable costs and expenses of each other party to this Agreement and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall provide notice to each party to this Agreement and then will be the successor asset representations reviewer hereunder.

Section 12.03   Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. If no successor asset representations reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer will bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with its resignation.

Section 12.04    Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05    Termination of the Asset Representations Reviewer.

(a)       An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates having greater than 25% of the Voting Rights, provided that any such failure that is not curable within such thirty (30) day period, the Asset Representations Reviewer shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)      any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)     any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)      the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)     the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders (which shall be simultaneously delivered to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of Holders of Certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)       Upon (i) the written direction of Holders of Certificates evidencing not at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the written direction of Holders of Certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of the Certificates entitled to at least 75% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)       On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator, the Directing Certificateholder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Certificateholder of such disqualification and immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)       Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicers, the Master Servicers, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Operating Advisor, the Mortgage Loan Sellers, the Depositor, each Rating Agency and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

[End of Article XII]

Article XIII

MISCELLANEOUS PROVISIONS

Section 13.01   Amendment.  (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)       to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)      to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)     to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)     to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)      to modify, eliminate or add to the provisions of Section 5.03(n) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)    to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(vii)    to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)   to modify the provisions of Sections 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the applicable Master Servicer, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(ix)     to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website; or

(x)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

(b)       This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)     change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)      amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the holder of any AB Subordinate Companion Loan for each Serviced AB Whole Loan.

(c)       Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers nor the Special Servicers shall consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to this Agreement may be made that changes any provision specifically required to be included in this Agreement by (i) the 9 West 57th Street Intercreditor Agreement (ii) the Walmart Shadow Anchored Portfolio Intercreditor Agreement, (iii) the Marriott Hilton Head Resort & Spa Intercreditor Agreement, (iv) the Redwood MHC Portfolio Intercreditor Agreement, (v) the Gurnee Mills Intercreditor Agreement, (vi) the Aspen at Norman Student Housing Intercreditor Agreement, (vii) the Rio West Business Park Intercreditor Agreement and (viii) the 101 Hudson Street Intercreditor Agreement, without in each case the consent of the holder of the related Companion Loan(s).

(d)       Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder and each Serviced Companion Noteholder, the Depositor, each Other Depositor, the Master Servicers, the Special Servicers, the Mortgagors, the Underwriters and the Rating Agencies.

(e)       It shall not be necessary for the consent of Certificateholders under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)       The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)       The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or Section 13.01(c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any

Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or Section 13.01(c) shall be payable out of the applicable Collection Account.

(h)       The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(i)       To the extent the Operating Advisor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)       Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)       This Agreement may not be amended without the consent of any holder of a Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

Section 13.02    Recordation of Agreement; Counterparts.  (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the applicable Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

(b)       For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

(c)       The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03    Limitation on Rights of Certificateholders.  (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)      No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)       No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05    Notices.  (a) Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicers the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

c/o Wells Fargo Securities, LLC
375 Park Avenue, 2nd Floor, J0127 023
New York, New York 10152
Attention: A.J. Sfarra

with a copy to:

Jeff D. Blake, Esq.
Wells Fargo Law Department, D1053 300
301 South College St.
Charlotte, North Carolina 28288

In the case of the General Master Servicer:

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo

MAC D1050-84

401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: WFCM 2016-LC25 Asset Manager
Email: commercial.servicing@wellsfargo.com

and a copy to:

Mayer Brown LLP
214 North Tryon Street, Suite 3800
Charlotte, North Carolina 28202
Attention: Christopher J. Brady, Esq.

In the case of the NCB Master Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Matthew Wehland, Senior Vice President
Facsimile number (703) 647-3479
Email: mwehland@ncb.coop

In the case of the General Special Servicer:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson (WFCM 2016-LC25)
Facsimile No.: (202) 715-9699
Email: CWCAMnoticesWFCM2016-LC25@cwcapital.com

with a copy to:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Legal Department (WFCM 2016-LC25)

In the case of the NCB Special Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Matthew Wehland, Senior Vice President
Facsimile number (703) 647-3479
Email: mwehland@ncb.coop

In the case of the Directing Certificateholder:

World Class Capital Group, LLC

401 Congress Avenue, 33rd Floor

Austin, Texas 78701

Attention:  Paul Smyth

Email:  paul.smyth@wccapitalgroup.com

Facsimile number: 512.597.2982

In the case of the Trustee:

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee WFCM 2016-LC25

with a copy to:

CMBSTrustee@wilmingtontrust.com
Facsimile No.: (302) 636-4140

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services – WFCM 2016-LC25

with a copy to:

cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

In the case of the Custodian:

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – WFCM 2016-LC25

In the case of the Mortgage Loan Sellers:

1.	Wells Fargo Bank, National Association
301 South College St.
Charlotte, North Carolina 28288
Attention: Wells Fargo Commercial Mortgage Trust 2016-LC25,
Commercial Mortgage Pass-Through Certificates, Series 2016-LC25

with a copy to:

Jeff D. Blake, Esq., Senior Counsel
Wells Fargo Law Department, D1053 300
301 South College St.
Charlotte, North Carolina, 28288

and a copy to:

Ross Stewart
Wells Fargo Bank, National Association
333 Market Street, 17th Floor
San Francisco, CA 94105
Telephone number: (415) 801-8505
Email: ross.l.stewart@wellsfargo.com

2.	Ladder Capital Finance LLC or Ladder Capital Finance Holdings LLLP 345 Park Avenue, 8th Floor New York, New York 10154 Attention: Pamela McCormack Telephone number: (212) 715-3174 with electronic copies to

Pamela McCormack (pamela.mccormack@laddercapital.com)
Robert Perelman (robert.perelman@laddercapital.com)
David Traitel (david.traitel@laddercapital.com)

3.	Rialto Mortgage Finance, LLC 600 Madison Avenue, 12th Floor New York, New York 10022 Attention: Kenneth M. Gorsuch, Executive Director

4.	National Cooperative Bank, N.A 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202-3709 Attention: Kathleen Luzik Facsimile No.: (703) 647-3473

with a copy to:

Chad Oppenheimer, Esq.
Facsimile No.: (703) 647-3474

and a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Steven M. Kornblau, Esq.
Facsimile No.: (646) 417-6311

In the case of the Operating Advisor and the Asset Representations Reviewer:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York, 14228
Attention: Don Simon, Chief Operating Officer
With a copy sent via email to: don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com with a copy to:

Bass, Berry & Sims PLC
150 Third Avenue South
Suite 2800
Nashville, Tennessee 37201
Attention: Jay H. Knight
Email: jknight@bassberry.com

In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)       Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The applicable Master Servicer or the applicable Special Servicer, as the case may be, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which

Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
E-mail: CMBSSurveillance@moodys.com

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

DBRS, Inc.
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attention: Commercial Mortgage Surveillance
Facsimile No.: (312) 332-3492
Email: cmbs.surveillance@DBRS.com

Morningstar Credit Ratings, LLC
222 Gibraltar Road, Suite 300
Horsham, Pennsylvania 19044
Attention: CMBS Surveillance
Email: cmbsratings@morningstar.com

Section 13.06    Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 13.07    Grant of a Security Interest.  The Depositor intends that the conveyance of the Conveyed Property shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in, to and under, whether now owned or existing or hereafter acquired or arising, the Conveyed Property and all proceeds thereof and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC Financing Statement in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC Financing Statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing of such continuation statements. This Section 13.07 shall constitute notice to the Certificate Administrator and the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08    Successors and Assigns; Third Party Beneficiaries.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization, each Other Exchange Act Reporting Party (with respect to its rights under Article XI of this Agreement) and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

(b)       Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder. Each of the Other Servicers and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)       Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Depositor, Non-Serviced Paying Agent and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

(d)       Subject to Section 2.03(k), Section 2.03(l)(iv) and Section 2.03(l)(v), any Requesting Certificateholder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).

Section 13.09    Article and Section Headings.  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10    Notices to the Rating Agencies.  (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)         any material change or amendment to this Agreement;

(ii)        the occurrence of a Servicer Termination Event that has not been cured;

(iii)       the resignation or termination of the Certificate Administrator, either Master Servicer, the Asset Representations Reviewer or either Special Servicer; and

(iv)       the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement.

(b)      The Master Servicers shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)         the resignation or removal of the Trustee or the Certificate Administrator;

(ii)        any change in the location of the Collection Accounts;

(iii)       any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)       any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)       any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then-aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)      any material damage to any Mortgaged Property;

(vii)     any assumption with respect to a Mortgage Loan; and

(viii)    any release or substitution of any Mortgaged Property.

(c)      The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)       The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicers or Special Servicers, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by either Master Servicer or either Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify such Master Servicer or such Special Servicer when such information, report, notice or document has been posted. The applicable Master Servicer or the applicable Special Servicer, as the case may be, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider.

[End of Article XIII]

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., Depositor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, General Master Servicer

By:
Name:
Title:

CWCAPITAL ASSET MANAGEMENT LLC, General Special Servicer

By:
Name:
Title:

NATIONAL COOPERATIVE BANK, N.A., NCB Master Servicer

By:
Name:
Title:

WFCM 2016-LC25 – Pooling and Servicing Agreement

NATIONAL COOPERATIVE BANK, N.A., NCB Special Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Certificate Administrator

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

PENTALPHA SURVEILLANCE LLC, Operating Advisor and Asset Representations Reviewer

By:
Name:
Title:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the__ day of ______, ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be a ______________ of Wells Fargo Commercial Mortgage Securities, Inc., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of ______________, ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be a ______________ of Wells Fargo Bank, National Association, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of ______________ , ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be a ______________ of CWCapital Asset Management LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such Limited Liablility Company, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the __ day of ______________ , ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be a ________ of National Cooperative Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the __ day of ______________ , ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be a _________ of National Cooperative Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

State of:	)
) ss:
County of:	)

On the____ day of ______________ , ____, before me, a notary public in and for said State, personally appeared ______________, known to me to be a ______________ of Wells Fargo Bank, N.A., one of the corporations that executed the within instrument, and also know to me to be the person who executed it on behalf of said corporations, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the____ day of ______________, 2016, before me, a notary public in and for said State, personally appeared ______________ known to me to be a ______________ of Wilmington Trust, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires:

WFCM 2016-LC25 – Pooling and Servicing Agreement

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of ______________, ____, before me, a notary public in and for said State, personally appeared ______________ known to me to be an ______________ of Pentalpha Surveillance LLC, a limited liability company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such ______________ executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

My commission expires: July 31, 2019

WFCM 2016-LC25 – Pooling and Servicing Agreement